As filed with the Securities and Exchange Commission on May 4, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

mPHASE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	7385	22-2287503
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

587 Connecticut Avenue

Norwalk, Connecticut 06854-1711

Telephone: (203) 838-2741

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Martin S. Smiley

Chief Financial Officer

mPHASE TECHNOLOGIES, INC.

587 Connecticut Avenue

Norwalk, Connecticut 06854-1711

Telephone: (203) 831-2242

Telecopy: (203) 853-3304

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of each class of	Amount to be	price per	offering	Registration
securities to be registered	Registered	share(1)	price(1)	fee

Common Stock,$.01 par value	155,813,314	$.28	$ 43,627,728	$ 5,830
Common Stock $.01 par value issuable upon exercise of warrants	154,714,095	$.28	$ 43,319,947	$ 5,802
Common Stock $.01 par value issuable upon exercise of options	44,576,660	$ .28	$ 12,481,465	$ 1,672
			Total	$ 13,304

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on April 24, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

 May 4, 2006

PROSPECTUS

mPHASE TECHNOLOGIES, INC.

 Shares of Common Stock

This prospectus relates to the resale of up to 155,438,314 shares of common stock, of which shares are issued and outstanding, up to199,292,093 shares of common stock that may be issued upon the exercise of warrants and options held by the selling stockholders. The selling stockholders listed on pages 55 - 65 may sell the shares from time to time.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol "XDSL.OB" The last reported sales price of our common stock on April 19, 2006 was $.30 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 8.

Our principal executive offices are located at 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711. Our phone number is (203) 838-2741.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 4, 2006

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THOSE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY THAT: (1) THERE HAVE BEEN NO CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS; OR (2) THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

PROSPECTUS SUMMARY

You should read this Prospectus Summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the Risk Factors section and elsewhere in this prospectus.

From inception (October 2, 1996), through December 31, 2005 the Company had incurred (unaudited) development stage losses and has an accumulated deficit of $138,403,461 and a stockholders' deficit of approximately $1,354,185 respectively. Cumulatively, through June 30, 2005 and December 31, 2005, (unaudited) the Company had negative cash flows from operations of approximately $55.6 million and $61.0 million respectively. The auditors report for the fiscal year ended June 30, 2005 is qualified as to the Company's ability to continue as a going concern. Management estimates the Company needs to raise between $5 million and $10 million during the next 12 months to sustain its current level of operations.

mPHASE TECHNOLOGIES, INC.

mPhase Technologies, Inc. (mPhase, the Company, we or us), a New Jersey corporation, founded in 1996 is a publicly-held company with approximately 15 thousand shareholders and approximately 277 million shares of common stock outstanding as of  April 24, 2006. The Company's common stock is traded on the NASDAQ Over the Counter Bulletin Board under the ticker symbol XDSL. We are headquartered in Norwalk, Connecticut with offices in Little Falls, New Jersey and New York, N.Y. mPhase shares common office space and common management with Microphase Corporation, a privately-held company. Microphase sells radio frequency and filtering technologies to the defense and telecommunications industry. Microphase has been in operation for over 50 years and supports mPhase with engineering, administrative and financial resources, as needed.

mPhase is a developer of broadband communications products for the delivery of broadcast quality television, video on demand, high speed internet and voice utilizing internet protocol (IPTV). Specifically, the Company develops middleware/software, set top boxes and systems integration solutions for the delivery of IPTV.  Release 3.0 of our TV+ solution is part of a test deployment  during the third quarter of fiscal year 2006 to 1,000 customers of a major telecommunications service provider in Russia.. mPhase believes that its IPTV solution  is the most cost-effective, standards based, scalable solution with carrier class quality and security available for telecommunications service providers around the world. mPhase believes that telecommunication service providers in countries outside of the United States that do not have extensive fiber to the home infrastructure will find the Company's TV+ solution as an attractive way to retain traditional telephone customers by offering a full package of services. The TV+ solution is designed to enable telecommunication service providers to solve the "last mile" from a central office location to a customer over any existing infrastructure including copper, fiber or coax. Version 3.0 of the TV+ solution is a culmination of years of development of a world-class television delivery solution for telecommunication service providers. The Company also develops and sells DSL products including "intelligent" POTS Splitter DSL loop diagnostic systems and Plain Old Telephone Service (POTS) Splitters necessary to split a telephone signal into a high frequency digital and low digital data component and low frequency analog voice component necessary for a telephone service provider to provide high-speed internet services over copper from its central office to its customer's premises. Since our inception in 1996 we have been a development-stage company. During the past two years, mPhase has transformed itself from a developer of closed end proprietary technology for the delivery of broadcast television over DSL to a Company that has developed a carrier class middleware/software solution for the delivery of IPTV. mPhase’s IPTV solution is designed for use by telecommunications service providers over fiber, coax and copper infrastructures or any combination thereof and can operate with any transport mechanism including multicast routers and digital subscriber line access multiplexers of all major vendors.

In February of 2004, the Company entered into the field of nanotechnology research and development of micro power cell batteries of various voltages. The purpose of this initiative is consistent with the Company’s strategy of establishing a product portfolio of cutting edge, innovative high technology products for new and emerging areas of high growth. The initial goal is to develop batteries for military applications having significantly longer shelf life prior to activation, instant on capabilities due to their extremely small internal size, and power management capabilities to significantly extend their duty cycle periods than are currently available in the market. The Company believes that such development is consistent with its strategy of being a pioneer in areas of high growth technology and potentially diversifies its mix of products. On March 11, 2005 the Company announced that it had expanded its nanotechnology research and efforts to develop extremely sensitive uncooled magnetic sensors, commonly known as a magnetometer, as a new product line.

For the 3 month period ended December 31, 2005 (unaudited) and fiscal year ended June 30, 2005, the Company had sales of $168,208 and $1,711,085 respectively and losses of ($8,436,518) and ($11,234,324) respectively. For the comparable periods ended December 31, 2004 and June 30, 2004 in the prior fiscal year the Company had sales of $295,524 and $4,641,346 respectively and losses of ($3,305,930) and ($7,758,586).

THE OFFERING

Common stock offered:  Up to 155,438,314 shares of common stock, of which shares are issued and outstanding and up to 199,292,093 shares may be issued upon exercise of warrants and options held by the selling stockholders.

Common Stock to be outstanding after this offering: Approximately 277 million shares of common stock. This does not include an aggregate of approximately 204,330,185 shares that are reserved for issuance pursuant to outstanding employee stock options, non-employee stock options and warrants.

Use of proceeds: We will not receive any proceeds from the sale and issuance of the common stock included in this offering. However, we will receive approximately  $57 million upon the exercise of all of the warrants and options by the selling stockholders.

Risk Factors: An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

Dividend policy: We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business.

Plan of Distribution: The shares of common stock (OTC Bulletin Board symbol: XDSL.OB) offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under "Plan of Distribution."

We have applied for trademarks on certain marks which relate to our products. This prospectus also contains product names, trade names and trademarks of ours as well as those of other organizations. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

 FORWARD-LOOKING STATEMENTS

In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 7, in evaluating an investment in our common stock. This prospectus includes "forward-looking statements". All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes included in this prospectus. The statements of operations data from October 2, 1996 (date of inception) to June 30, 1998 are derived from financial statements that have been audited by (i) Schuhalter, Coughlin & Suozzo, PC, independent auditors from inception to June 30, 1998, and (ii) by Arthur Andersen for the years ended 1999, 2000 and 2001 included in this prospectus. The statement of operations data for the year ended June 30, 2002, June 30, 2003, June 30, 2004 and June 30, 2005 are derived from the financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company in this prospectus.

	Year Ended June 30,
	(in thousands except per share data)
						Cumulative
						from inception
						October 2, 1996
STATEMENT OF	2001	2002	2003	2004	2005	to June 30, 2005
OPERATIONS DATA:
Total revenues	$10,524	$2,582	$1,582	$4,641	$1,711	$21,320
Costs and Expenses:
Cost of sales	5,805	2,415	1,493	4,270	1,446	15,359
Research and
development	10,780	3,820	3,538	3,928	5,127	43,544
General and
administrative	17,322	7,039	2,684	4,118	6,394	83,641
Depreciation and
amortization	660	670	515	123	63	2,953
Operating loss	(24,043)	(11,361)	(6,649)	(7,798)	(11,319)	(124,177)
Other income (expense), net	-	142	50	150	196	(2,717)
Interest income (expense)	43	(26)	(51)	(111)	(111)	(115)
Net loss	$(24,000)	$(11,245)	$(6,650)	$(7,759)	$(11,234)	$(127,009)
Basic and diluted net
loss per share *	$(.72)	$(.23)	$(.10)	$(.10)	$(.10)
Shares used in basic and
diluted
net loss per share *	33,436,641	49,617,280	65,217,088	77,677,120	108,657,578

* Does not include any common stock equivalents since their effect would be anti-dilutive.

	Year ended June 30
	(in thousand)
	2001	2002	2003	2004	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$ 31	$47	$397	$90	$351
Working capital (deficit)	(1,458)	(94)	(1,405)	(2,112)	(1,674)
Total assets	8,997	6,942	3,782	2,591	2,232
Long-term obligations, net of current portion	90	2,891	2,608	1,038	315
Total stockholders' equity (deficit)	$ 1,865	$(42)	$(3,229)	$(2,918)	$(1,618)

The balance sheet data as of June 30, 2004 and 2005 is derived from the financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements have been derived from the unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company included in this prospectus.

The statement of operations data for the six months ended December 31, 2004 and December 31, 2005 have been derived from the unaudited financial statements reviewed by Rosenberg, Rich Baker Berman & Company included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The (unaudited) results for the six month period ended December 31, 2005 are not necessarily indicative of the operating results to be expected in the future.

	For the Six Months Ended	For the Six Months Ended	Cumulative Totals to
	December 31, 2004	December 31, 2005	to December 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$ 475	$ 549	$ 21,869

COSTS AND EXPENSES
Cost of Sales	375	473	15,832
Research and development	2,266	3,822	47,366
General and Administrative	2,595	3,182	86,824
Depreciation and Amortization	18	41	2,993
LOSS FROM OPERATIONS	(4,779)	(6,969)	(131,146)
Other Income(Expense)	(263)	(4,405)	(7,121)
Interest Income (expense), net	(95)	(20)	(136)

NET LOSS	$ (5,137)	$ (11,394)	$ (138,403)

LOSS PER COMMON SHARE, basic and diluted *	$ (0.06)	$ (0.07)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted *	91,474,828	163,613,560

* Does not include any common stock equivalents since their effect would be anti-dilutive.

RISK FACTORS

An investment in the common stock offered by this prospectus involves a high degree of risk. In addition to the other information in this prospectus and any supplements to this prospectus, you should carefully consider the following risks before making an investment decision.

CAUTIONARY STATEMENT

In addition to the Risk Factors set forth below it is important for you to consider the following:

mPhase was advised in April 2002 that following an investigation by the staff of the Securities and Exchange Commission, the staff intended to recommend that the Commission file a civil injunctive action against Packetport.com, Inc. ("Packetport") and its Officer's and Directors. Such recommendation related to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a) of the Securities Act of 1933 and Sections 10(b) and 13(d) of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the Chief Executive Officer and Chief Operating Officer of mPhase also serve as Directors and Officers of Packetport. At that time these persons advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation or action, if any.

On November 15, 2005, the Commission filed a civil enforcement action against 6 individuals and 4 companies as a result of its investigation in federal district court in the State of Connecticut alleging various violations of the Securities Act of 1933 including Sections 5, Section 17(a) and the Securities Exchange Act of 1934 including Sections 10b, Rule 10b-5, Sections, 12,Section 13, Section 16 in connection with the purchase and sale of stock of Packetport.com in the period on or about December 14, 1999 into February of 2000. The defendants include the Chief Executive Officer and Chief Operating Officer of mPase as well as Microphase Corporation, a privately held Connecticut corporation, that shares common management with mPhase. mPhase Technologies, Inc. is not named as a party in the enforcement action. The Chief Executive Officer and Chief Operating Officer of mPhase , and Microphase Corporation, each deny any violation of the law by each or any of them and intend to vigorously contest all charges set forth in such enforcement action by the Commission.

Risks Related to Financial Aspects of Our Business

The Company engages in the new and emerging business of developing products using the science of Nanotechnology which entails significant exploratory development and commercial risk.

The Company has expended a over $ 2.1 million pursuant to a contract with the Bell Labs division of Lucent Technologies, Inc. to initially develop longer life battery cells for military applications. The Company expects to continue exploratory research with Lucent Technologies, Inc. and is negotiating with Bell Labs to extend its Development Agreement for a third 12 month period through February of 2007 at a cost of $100,000 per month. Even though a feasibility prototype product has been successfully developed, pure research involves a high degree of risk with significant uncertainty as to whether a commercially viable product will result. On March 10, 2005 the Company undertook an additional capital commitment of $1.2 million to Lucent Technologies Inc for new research and development of uncooled magnetic ultra sensors using the science of Nanotechnology the Company is currently negotiating with Bell Labs to extend such agreement for a second twelve month term through March of 2007 at a cost of $100,000 per month. The Company does not expect significant revenues from either product for at least 3 years.

mPhase's stock price has suffered significant declines during the past five years and remains volatile.

The market price of our common stock closed at $7.88 on July 26, 2000 and closed at $.28 on April 24, 2006. During such period the number of shares outstanding of the Company increased from approximately 30 million shares to 255 million shares (undiluted) and approximately 480 million shares (full diluted). Such increase was the result of periodic private placements by the Company in order to finance company operations. Stocks in telecommunications equipment providers of DSL products have been very volatile during such period. Our common stock is a highly speculative investment and is suitable only for such investors with financial resources that enable them to sustain the loss of their entire investment in such stock. Because the price of our common stock is less than $5.00 per share and is not traded on the NASDAQ National or NASDAQ Small Cap exchanges, it is considered to be a "penny stock" limiting the type of customers that broker/dealers can sell to. Such customers consist only of "established customers" and "Accredited Investors" (within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended-generally individuals and entities of substantial net worth) thereby limiting the liquidity of our common stock.

We have reported net losses for each of our fiscal years from our inception in 1996 and for the six months (unaudited) ended December 31, 2005 respectively and may not be able to operate profitability in the future.

We have had substantial operating losses since our inception in 1996 (including $11,234,324 and $7,758,586 for the fiscal years ended June 30, 2005 and  June 30, 2004, respectively and (unaudited) $11,394,054 and $5,137,792 for the six month period ending December 31, 2005 and December 31, 2004 respectively) and cannot be certain when or if we will ever be profitable. We expect to continue to have net losses for the foreseeable future and have a need to raise not less than $5-10 million in additional cash in the next 12 months through further offerings to continue operations. We have never been profitable from our inception in October, 1996 through December 31, 2005 (unaudited) and we have incurred (a) accumulated losses of $138,403,461 and a stockholder's deficit of $1,354,185 and (b) cumulative negative operating cash flow of $61,004,109. As of December 31, 2005 (unaudited) we have a negative net worth of $1,354,185 and negative working capital of $1,455,755.

Our independent auditor's report express doubt about our ability to continue as a going concern.

The reports of the Company's outside auditors' Rosenberg, Rich, Baker, Berman & Company with respect to its latest audited 10K for the fiscal years ended   June 30, 2005, 2004, June 30, 2003 and June 30, 2002 stated that "there is substantial doubt of the Company's ability to continue as a going concern." Such opinion from our outside auditors makes it significantly more difficult and expensive for the Company to raise additional capital necessary to continue our operations.

 Our common stock is subject to significant dilution upon issuance of shares we have reserved issuance.

As of April 19, 2006, we have warrants, options outstanding convertible into approximately 277 million total shares of mPhase common stock which, upon conversion, may adversely affect the future price of our common stock. As of April 19, 2006 we have warrants and options convertible into approximately 202,852,407 million shares of our common stock at $.35 per share or less that, upon exercise, will result in significant dilution to many of our current shareholders and may adversely affect the future price of our common stock. We may be forced to raise additional cash for operations by selling additional shares of our common stock at depressed prices causing further dilution to our shareholders.

Risk Factors Related to Our Operations

We have been a development-stage company since our inception in 1996 and have not to date had a significant deployment of any of our solutions for the delivery of broadcast television, high-speed internet and voice by a major telephone service provider.

We have had to date no material revenues derived from sales of either our legacy Traverser Digital Video Data Delivery System (DVDDS) or our TV+ solution or our new Broadband Loop Watch product. There has been to date only one sale of our IPTV solution for 1000 customers of a telecommunications service provider in Russia that is just commencing deployment as a trial. There are no other deployments of Release 3.0 of our TV+ Solution by telephone service providers globally and there currently is uncertainty as to the extent, if at all, that deployments of IPTV will occur in the future.

We depend upon outsourcing of our research and product development of our TV+ solution and Nanotechnology products to the Bell Labs division of Lucent Technologies Inc.

We depend upon Lucent Technologies Inc. for the successful development of our TV+ solution, certain design and software used in our Broadband Loop Watch product and our Nanotechnology products and our business would be materially adversely affected if Lucent Technologies Inc. were to terminate our relationship.

The loss of key personnel could adversely affect our business.

Management and employment contracts with all of our officers have expired and no assurances can be given that such executives will remain with the Company or that the Company will be able to successfully enter into agreements with such key executives. All of our officers and other key employees have been granted stock options that are intended to represent a key component of their compensation. Such options may not provide the intended incentives to such persons if our stock price declines or experiences significant volatility.

Economic support from affiliated companies has been significant.

During the downturn in the telecommunications industry that has continued over the past 4 years, both Microphase Corporation, and Janifast Ltd. had provided significant financial support to mPhase in the form of either cash infusions or conversions of related party debt. Such companies, which share common management with mPhase, are under no legal obligation to and may not be able to sustain such economic support of mPhase in the future should such support be necessary.

Sales and margins from our component DSL products have varied dramatically during the past four years and remains volatile.

Sales and gross margins from our POTS Splitter and other DSL products have experienced a general decline and significant volatility during the period from June 30, 2001 through December 31, 2005 as a result of the significant downturn in capital spending by telecommunications service providers. Sales have declined during fiscal year ended June 30, 2005 as compared to June 30, 2004 and have decreased during the second quarter of fiscal year 2005 as compared to the quarter ended December 31, 2004.  Outlook for continuing growth in sales remains uncertain. Failure to achieve significant sales with adequate gross margins with respect to our component DSL products will negatively affect the cash available to the Company prior to commencement of sales of our TV solution thereby having a negative effect upon the overall financial condition of the Company and the price of our common stock.

 We are negotiating with a new supplier for our POTS Splitter product that has been the source of all of our revenues to date.

We are currently negotiating with a key vendor to supply a new version of our POTS Splitter product that is more competitively priced than our current POTS Splitter. Unless we are able to successfully reach an agreement with a new cost-reduced POTS Splitter product line we may lose  revenue from our main source of sales to date.

We may incur substantial expenditures in the future in order to protect our intellectual property.

Although our legacy Traverser DVDDS television platform is patent-protected and not the subject of any infringement allegations we do not have currently patents or patents pending for our TV+ solution. The telecommunications industry, in general, is characterized by a large number of patents and frequent patent litigation based upon claims of patent infringement when compared to other industries.

Risk Factors Related to Our Targeted Markets

Historically the sale of infrastructure products to telecommunication providers in the international markets has a long lead-time and a multiplicity of risks.

We expect the majority of our future revenues from our TV+ solution to be derived from international emerging markets and our success depends upon our ability to sell our flagship television platform outside of the United States where political, currency and regulatory risks are significantly greater. As a result of their distance from the United States, different time zones, culture, management and language differences, these operations pose greater risk than selling in the United States. Our sales cycle for our TV + solution is lengthy (since it involves a major strategic decision by an international telecommunications service provider) and we may incur significant marketing expenses with no guarantee of future sales. A significant market for our legacy Traverser DVDDS never developed and may never develop for our TV +solution if international telephone service providers fail to successfully deploy broadband services including high speed data and television Telephone service providers worldwide have significantly decreased capital expenditures for broadband and other deployment as a result of the current economic downturn in the industry. Future market demand that will cause telephone service providers to aggressively roll out IPTV, in general, is highly unpredictable especially in markets outside of the United States. Certain telephone companies (especially in developing international economies) may have copper wire infrastructure that is not of sufficient quality to accommodate the mPhaseTV+ solution. Changes in foreign taxes and import duties and economic and political instability in international markets pose a greater risk to our operations than U.S. markets.

Our television platform may not achieve compliance with regulatory requirements in foreign countries.

Our mPhaseTV+ solution may fail to meet foreign regulatory standards. Since our targeted markets for our television platform involves countries outside of the United States, such product is subject to greater regulatory risks since it must comply with different standards of different countries than can vary widely in the telecommunications industry. The failure to meet such regulatory standards would result in potential customers in countries outside of the United States not deploying of our TV+ solution.

The telecommunications industry is subject to intense competition characterized by swift changes in technology.

The telecommunications equipment industry is subject to swift and continuing innovation and technological changes that could render our TV+ solution obsolete and intense competition in the industry could prevent our ever becoming profitable. Our competitors that sell IP TV solutions that compete with and mPhase TV+ set top box and middleware include much larger and better known and capitalized companies with significantly greater selling and marketing experience and financial resources. Such competitors include for middleware a joint venture between Microsoft and Alcatel, as well as Minverva, Orca Interactive, Siemens, VBrick Systems and Video Furnance. For set top boxes the Company is in competition with Advanced Digital Broadcast, Amino Communications, Kreatel, Pace Micro Technology, Samsung Telsey Telecommunications and VBrick Systems. End to end solutions competitors for IPTV include UTStarcom, mxWare and Industria. Telephone service providers that are our targeted customers face competition from cable-based technologies, fixed wireless technologies and satellite technologies that may cause them not to deploy our TV+ product.

Deployment of our television platform requires certain additional investments by telecommunications service providers.

Our Customers may need to build a digital head-end to download television content from satellites involving a significant additional capital expenditure to utilize the digital Television capabilities of our TV+ solution. For customers desiring feature rich solutions such as video on demand, the installation of additional routers and servers may be required to upgrade the internet backbone capabilities of such customer. Such additional capital costs may cause a number of potential customers not to deploy our TV+ solution.

We may not be able to evolve our technology, products and services or develop new technology, products and services that are acceptable to our customers.

The market for our broadcast digital television platforms over DSL is characterized by:

Rapid technology change;

New and improved product introductions;

Changing customer demands; and

Evolving industry standards and product obsolescence.

Our future success will depend upon our ability to continually enhance our IPTV solution to deliver feature rich, open standards, carrier class television on the most scaleable cost efficient platform custom tailored to the rigorous and varied demands of telecommunications service providers. The development of enhanced and new technology, products and services is a complex and uncertain process requiring high levels of innovation, highly-skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, market or support new or enhanced technology, products, or services on a timely basis, if at all owing to our size and limited financial resources.

Telecommunications service providers outside of the United States must be able to access sources for broadcast television content in order to deploy our TV+ Solution.

In order to have an incentive to deploy the IPTV solution, an international telecommunications service provider must have access, to multiple channels of Television programming from content providers at prices that enable such provider to earn a profit from the deployment of television programming. In certain of our key target markets, such as Brazil, only cable companies are permitted under current law to provide such content and therefore a local service provider must establish a working relationship with such a cable provider to have an incentive to utilize our products.

USE OF PROCEEDS

The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive approximately $57 million if all of the warrants and options are converted to purchase shares of common stock registered under this prospectus  which would be used for general working capital.

PRICE RANGE OF COMMON STOCK

The primary market for our common stock is the OTC Bulletin Board, where it trades under the symbol "XDSL.OB". The following table sets forth the high and low closing bid prices for the shares for the periods indicated as provided by the National Quotation Bureau, Inc. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

Year/Quarter	High	Low
Fiscal year ended June 30, 1999
First Quarter	$4.25	$0.75
Second Quarter	3.65625	1.5625
Third Quarter	5.625	1.875
Fourth Quarter	8.75	2.90625
Fiscal year ended June 30, 2000
First Quarter	$9.25	$2.96875
Second Quarter	6.1875	2.50
Third Quarter	19.125	6.50
Fourth Quarter	14.125	6.00
Fiscal year ended June 30, 2001
First Quarter	$9.25	$3.00
Second Quarter	5.9375	1.4688
Third Quarter	3.38	1.22
Fourth Quarter	2.61	1.03
Fiscal year ended June 30, 2002
First Quarter	$1.67	$.31
Second Quarter	.86	.31
Third Quarter	.62	.27
Fourth Quarter	.50	.23
Fiscal year ended June 30, 2003
First Quarter	$.32	$.15
Second Quarter	.31	.15
Third Quarter	.36	.19
Fourth Quarter	.42	.28
Fiscal Year ended June 30, 2004
First Quarter	$.42	$.29
Second Quarter	$.61	$.26
Third Quarter	$.69	$.41
Fourth Quarter	$.46	$.29
Fiscal Year ended June 30, 2005
First Quarter	$.31	$.21
Second Quarter	$.35	$.23
Third Quarter	$.59	$.30
Fourth Quarter	$.41	$.24
Fiscal Year ended June 30, 2006
First Quarter	$.28	$.22
Second Quarter	$.30	$.16

As of April 24, 2006 (unaudited), we had 277,311,213 shares of common stock outstanding and approximately 15 thousand stockholders. The last reported sales price of our common stock on April 24, 2006 was $.28 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors deems are relevant.

SELECTED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with "Company Operations" and the historical financial statements and notes included in this prospectus. The statement of operations data for the years ended June 30, 1999, 2000 and 2001, are derived from financial statements that have been audited by Arthur Andersen LLP, and the statement of operations data for the years ended June 30, 2002, 2003 and 2004, and 2005 are derived from financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company, independent auditors, and are included in this prospectus. The operations data for the quarterly periods ended September 30, 1999 and each quarter thereafter to and including the quarter ended December 31, 2001 are derived from unaudited financial statements reviewed by Arthur Andersen LLP and the operations data for the quarterly periods from September 30, 2002 and each quarter thereafter through and including the quarter ended December 31, 2005, have been derived from unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company, which include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation. The results for the fiscal year ended June 30, 2005 and the results for the three months ended December 31, 2005 are not necessarily indicative of the operating results to be expected in the future.

	Year Ended June 30,
	(in thousands except per share data)
						Cumulative
						from inception
						October 2, 1996
STATEMENT OF	2001	2002	2003	2004	2005	to June 30, 2005
OPERATIONS DATA:
Total revenues	$10,524	$2,582	$1,582	$4,641	$1,711	$21,320
Costs and Expenses:
Cost of sales	5,805	2,415	1,493	4,068	1,446	15,359
Research and
development	10,780	3,820	3,538	4,070	5,127	43,544
General and
administrative	17,322	7,039	2,684	4,178	6,394	83,641
Depreciation and
amortization	660	670	515	123	63	2,953
Operating loss	(24,043)	(11,361)	(6,649)	(7,798)	(11,319)	(124,177)
Other income (expense), net	-	142	50	150	196	(2,717)
Interest income (expense)	43	(26)	(51)	(111)	(111)	(115)
Net loss	$(24,000)	$(11,245)	$(6,650)	$(7,759)	$(11,234)	$(127,009)
Basic and diluted net
loss per share *	$(.72)	$(.23)	$(.10)	$(.10)	$(.10)
Shares used in basic and
diluted
net loss per share *	33,436,641	49,617,280	65,217,088	77,677,120	108,657,578

* Does not include any common stock equivalents since their effect would be anti-dilutive.

	Year ended June 30
	(in thousand)
	2001	2002	2003	2004	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$31	$47	$397	$90	$351
Working capital (deficit)	(1,458)	(94)	(1,405)	(2,112)	(1,674)
Total assets	8,997	6,942	3,782	2,591	2,232
Long-term obligations, net of current portion	90	2,891	2,608	1,038	315
Total stockholders' equity (deficit)	$1,865	$(42)	$(3,229)	$(2,918)	$(1,618)

The balance sheet data as of June 30, 2004 and 2005 is derived from the financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements have been derived from the unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company included in this prospectus.

The statement of operations data for the six months ended December 31, 2005 and December 31, 2004 have been derived from the unaudited financial statements reviewed by Rosenberg, Rich Baker Berman & Company included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The (unaudited) results for the six month period ended December 31, 2005 are not necessarily indicative of the operating results to be expected in the future.

	For the Six Months Ended		October 2, 1996
	December 31, 2004	December 31, 2005	(Date of Inception)
	(Unaudited)	(Unaudited)	to December 31, 2005

REVENUES	$ 475	$ 549	$ 21,869

COSTS AND EXPENSES

Cost of Sales	375	473	15,832
Research and Development	2,266	3,822	47,366
General and Administrative	2,595	3,182	86,824
Depreciation and Amortization	18	41	2,993
LOSS FROM OPERATIONS	(4,779)	(6,969)	(131,146)
Other Income (Expense)	(263)	(4,405)	(7,121)
Interest Income (expense), net	(95)	(20)	(136)

NET LOSS	$ (5,137)	$ (11,394)	$ (138,403)

LOSS PER COMMON SHARE, basic and diluted*	$ (0.06)	$ (0.07)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted*	91,474,828	163,613,560

*Does not include any Common Stock Equivalents since their effect would be anti-dilutive

SELECTED QUARTERLY FINANCIAL DATA

The statement of operations data as of the periods indicated below are derived from unaudited financial statements, of which the quarterly periods ended September 30, 1999 and each quarter thereafter to and including the quarter ended December 31, 2001 are derived from unaudited financial statements reviewed by Arthur Andersen LLP. The operations data for the quarterly periods ended March 31, 2002 and each quarter thereafter through and including the quarter ended December 31, 2005, have been derived from unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company. The foregoing includes all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements.

	Three Months Ended	Three Months Ended
	December 31,	September 30,
	(in thousands, except share amounts)	(in thousands, except share amounts)
FISCAL 2006 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues	$168	$381
Costs and Expenses:
Cost of sales	135	338
Research and development	1,961	1,861
General and administrative	2,090	1,092
Depreciation and amortization	20	21
Operating loss	(4,038)	(2,931)
Interest expense, Net	(6)	(14)
Gain (Loss) on Debt extinguishments	(4,392)	(13)
Net Loss	(8,436)	$(2,958)
Basic and diluted net loss per share	(.05)	$(.02)
Shares used in basic and diluted net loss per share(1)	174,998,048	152,291,645

	Three Months Ended
	September 30,	December 31	March 31,	June 30,
	(in thousands, except share amounts)
FISCAL 2005 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues	$179	$295	$564	$673
Costs and Expenses:
Cost of sales	130	245	448	623
Research and development	1,101	1,055	1,664	1,307
General and administrative	709	2,071	2,636	1,164
Depreciation and amortization	1	127	65	(130)
Operating loss	(1,762)	(3,203)	(4,249)	(2,291)
Interest expense, Net	(29)	(66)	(37)	21
Gain (Loss) on Debt extinguishment	(41)	(37)	(60)	520
Net Loss	$(1,832)	(3,306)	$(4,346)	$(1,750)
Basic and diluted net loss per share	$(.02)	(.04)	$(.04)	$(.01)
Shares used in basic and diluted net loss per share(1)	89,719,962	93,388,584	120,015,504	137,719,500

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2004 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$2,489	$1,291	$555	$306
Costs and Expenses:
Cost of sales	2,099	1,191	484	294
Research and development	611	843	1,404	1,212
General and administrative	605	914	803	1,856
Depreciation and amortization	46	28	27	22
Operating loss	(872)	(1,685)	(2,162)	(3,078)
Interest expense, Net	(16)	(16)	(20)	(59)
Gain (Loss) on debt extinguishment	23	-	(152)	279
Net Loss	$(865)	$(1,701)	$(2,334)	$(2,858)
Basic and diluted net loss per share	$(.01)	$(.02)	$(.03)	$(.03)
Shares used in basic and dilute net loss	71,725,318	72,814,272	81,564,405	84,885,017
per share

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2003 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$210	$562	$210	$600
Costs and Expenses:
Cost of sales	197	547	205	544
Research and development	803	753	906	1,076
General and administrative	893	731	544	516
Depreciation and amortization	131	129	129	127
Operating loss	(1,814)	(1,598)	(1,574)	(1,662)
Interest expense, Net	(18)	(15)	(11)	(7)
Gain on debt extinguishments	41	-	9	11
Gain (Loss) on investments	-	(16)	(12)	17
Net Loss	$(1,791)	$(1,629)	$(1,588)	$(1,641)
Basic and diluted net loss per share	$(.03)	$(.07)	$(.02)	$(.02)
Shares used in basic and diluted net	60,881,131	65,914,466	65,956,810	68,164,160
loss per share(1)

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2002 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$537	$545	$866	$634
Costs and Expenses:
Cost of Sales	457	530	724	704
Research and development	1,111	1,257	539	913
General and administrative	2,862	1,641	1,355	1,181
Depreciation and amortization	193	209	136	132
Operating loss	(4,086)	(3,092)	(1,888)	(2,296)
Interest expense, Net	(10)	(1)	(5)	(10)
Gain (Loss) on debt extinguishments	33	5	85	19
Net Loss	$(4,063)	$(3,088)	$(1,808)	$(2,287)
Basic and diluted net loss per share	$(.10)	$(.07)	$(.03)	$(.04)
Shares used in basic and diluted net	42,037,506	44,645,458	55,606,168	56,459,167
loss per share(1)

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2001 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$1,865	$5,231	$2,959	$469
Costs and Expenses:
Cost of Sales	872	2,779	1,689	465
Research and development	3,162	3,318	2,220	2,080
General and administrative	3,485	3,314	3,105	7,418
Depreciation and amortization	123	136	200	201
Operating loss	(5,779)	(4,316)	(4,255)	(9,695)
Interest income$ Net	28	8	4	3
Net loss	$(5,751)	$(4,308)	$(4,251)	$(9,692)
Basic and diluted net loss per share	$(.18)	$(.13)	$(.12)	$(.27)
Shares used in basic and diluted net	31,562,727	32,324,964	34,205,000	35,702,797
loss per share(1)

	Three Months Ended
	September 30	December 31	March 31	June 30
	(in thousands, except share amounts)
FISCAL 2000 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues	$-	$-	$40	$240
Costs and Expenses:
Cost of sales	-	-	19	112
Research and development	1,491	1,904	2,858	3,903
General and administrative	1,210	1,226	12,776	12,648
Depreciation and amortization	114	116	118	123
Operating loss	(2,815)	(3,246)	(15,731)	(16,546)
Other income, net	-	-	-	20
Interest income, Net	18	41	57	42
Net Loss	$(2,797)	$(3,205)	$(15,674)	$(16,484)
Basic and diluted net loss per share	$(.11)	$(.12)	$(.56)	$(.55)
Shares used in basic and diluted net	24,942,965	25,907,602	27,743,996	29,729,060
loss per share(1)

(1) The quarterly earnings per share data above are computed independently for each of the quarters presented. As such, the sum of the quarterly per common share information may not equal the full year amounts due to rounding differences resulting from changes in the weighted-average number of common shares outstanding.

(1) SELECTED BALANCE SHEET DATA

The summary financial data set forth below should be read in conjunction with "Company's Operations" and the historical consolidated financial statements and notes included in this prospectus. The balance sheet data including the effects of Changes in the Statement of Stockholders from October 2, 1996 (date of inception) to June 30, 1998 are derived from financial statements that have been audited by (i) Schuhalter, Coughlin & Suozzo, PC, independent auditors from inception to June 30, 1998 (ii) from financial statements that have been audited by Arthur Andersen for the years ended 1999, 2000 and 2001 and the balance sheet data as of June 30, 2002, 2003,  2004 and 2005 which are included in this prospectus, are derived from financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company and for the three month period ended December 31, 2005 from unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman &Company. The foregoing includes all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements.

		Year
		Ended
		June 30, (in thousands except per share data)

	2001	2002	2003	2004	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$31	$47	$397	$90	351
Working capital (deficit)	(1,458)	400	(1,405)	(2,111)	(1,674)
Total assets	8,997	6,943	3,781	2,591	2,232
Long-term obligations, net	90	2,890	2,608	1,038	315
of current portion
Total stockholders' equity	$1,865	$(43)	$(3,229)	$(2,918)	$ (1,618)
(deficit)

BALANCE SHEET DATA:	December 31, 2005

(in thousands except per share data)
Cash and cash equivalents	1,173
Working capital (deficit)	(1,456)
Total assets	2,299
Long-term obligations, net	360
of current portion
Total stockholders' equity	(1,354)
(deficit)

COMPANY OPERATIONS

The following is management's discussion and analysis of the operations of mPhase, since its inception in 1996 which should be read in conjunction with the accompanying financial statements, financial data, and the related notes.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE LITIGATION REFORM ACT OF 1995:

Some of the statements contained in or incorporated by reference in this Prospectus discuss the Company's plans and strategies for its business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements include, among others, statements concerning the Company's expectations regarding its working capital requirements, gross margins, results of operations, business, growth prospects, competition and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Any forward-looking statements contained in this Prospectus are subject to risks and uncertainties that could cause actual results to differ materially from those results expressed in or implied by the statements contained herein.

OVERVIEW

mPhase Technologies, Inc. (mPhase, the Company, we or us), a New Jersey corporation, founded in 1996 is a publicly-held company with approximately 15,000 shareholders and approximately 277 million shares of common stock outstanding. The Company's common stock is traded on the NASDAQ Over the Counter Bulletin Board under the ticker symbol XDSL.

mPhase is a developer of broadband communications products, specifically, IPTV plus digital subscriber line (DSL) products for telecommunications service providers around the world. In February of 2004 mPhase entered into the new and emerging area of NanoTechnology. Since our inception in 1996 we have been a development-stage company and operating activities have related primarily to research and development, establishing third-party manufacturing relationships and developing product brand recognition among telecommunications service providers.

We are headquartered in Norwalk, Connecticut with offices in Little Falls, New Jersey and New York, New York. mPhase shares common office space and common management with Microphase Corporation, a privately-held company. Microphase is a seller of radio frequency and filtering technologies to the defense industry. Microphase has been in operation for almost 50 years and supports mPhase with engineering, administrative and financial resources, as needed.

Description of Operations

Since our inception in 1996 our primary activities through fiscal year 2003 consisted of designing, manufacturing and testing our flagship products designed to enable telephone service providers to deliver digital broadcast television over DSL. Fiscal years 2004 and 2005 marked a significant shift of the Company's focus, in response to technology advancements with respect to the delivery of video data using internet protocol. The Company has shifted its telecommunications solution focus from technology for the delivery of broadcast television high speed internet and voice over DSL to the development of middleware/software for carrier class delivery of IP TV over copper, fiber, coax or any infrastructure representing a combination of the foregoing that is used by a telecommunications service provider. This shift has taken place over the past two years and has culminated in our flagship product namely Release 3.0 of our TV+ solution. This product is part of an initial deployment of 1000 ports with a major telecommunications service provider in Russia. We have not, as yet, derived any significant revenue from our TV+ solution, which is the culmination of several earlier versions that have been changed to accommodate the latest in technological innovation and market demand for IPTV. The Company's recent entry into the field of nanotechnology is focused upon exploratory development of batteries with significantly longer shelf lives and enhanced capabilities and magnetometer sensor devices with potentially wide applicability for both military and commercial security applications. The Company believes that such development is consistent with its strategy of being a pioneer of high growth technology products and potentially diversifies its product mix.

mPhase introduced its first TV over DSL platform, the Traverser™ Digital Video and Data Delivery System ("DVDDS"), in 1998. The DVDDS is a patented end to end system that enables a telecommunications service provider to deliver up to several hundred channels of motion picture experts group two ("MPEG-2") standard broadcast digital television, high speed internet and voice over copper telephone lines between a central office facility of the provider and a customer's premise. mPhase has not, as yet, derived any material revenues from sales of the DVDDS. The DVDDS is a proprietary technology developed in conjunction with Georgia Tech Research Corporation (GTRC) and is one of the first systems of its kind developed. The system is the only system on the market that utilizes non- Internet Protocol ("IP") transmission over ADSL. The DVDDS was installed at Hart Telephone Company in Hartwell, Georgia, where a limited user system of approximately 80 customers was tested. A DVDDS™ system is also installed at the BMW manufacturing plant in Spartanburg, South Carolina for use as a television broadcast system in a commercial setting. The legacy DVDDS platform has been replaced by the Company’s TV+ solution.

The new mPhase TV+ solution, developed in conjunction with Bell Laboratories division of Lucent Technologies, Inc., is also designed to allow for the simultaneous delivery of voice, high speed data, and broadcast TV over copper telephone lines between a telephone service provider's central office (CO) and the customer premises. The TV+ system was developed  as an outgrowth of mPhase's engagement of Bell Labs in fiscal year 2003 to cost reduce mPhase's set top box that operates with the proprietary DVDDS system developed by Georgia Tech Research Corporation (GTRC). The TV+ system has replaced the legacy DVDDS system with an open industry standards-based platform. Release 1 and 2.0 (containing an enhanced electronic program guide) of the mPhaseTV+ system are complete and ready for commercial deployment. The TV+ system delivers 255 broadcast television channels over ADSL and utilizes an industry-leading, standards-based Lucent Technologies, Inc.'s Stinger™ DSL Access Concentrator for transport of digital television plus high speed internet and voice. The mPhase TV+ system consists of a powerful software platform and a cost reduced set top box located in a telephone customer's premises plus the Lucent Stinger located at the CO or in the loop servicing the customer. For mPhase the alliance with Lucent marks a change in strategy from selling a complete proprietary platform to providing an industry-standards solution The Company believes that the demand for the TV+ system will be greatest in markets primarily outside of the United States that do not have a hybrid fiber coaxial cable ("HFC") infrastructure necessary for cable TV or fiber to the curb necessary for very fast DSL (VDSL).

In December of 2004, the Company announced that a major telecommunications service provider in Russia had chosen to deploy its TV+ solution to 1000 of its customers. The Russian service provider has over 1 million customers and is part of a holding company with 15 million customers. The Company is currently delivering for testing Release 3.0 of its IPTV or TV+ solution to such service provider in Russia.

Release 3.0 of the TV+ solution, utilizes a communications framework based upon Internet Protocol (IP) instead of Asynchronous Transfer Mode (ATM) that is utilized by Releases 1.0 and 2.1. ATM is an industry standard for transportation of data based upon a packaging of information into a fixed-size cell format for transportation across networks. Many telecommunications service providers currently deploy equipment that handles this protocol because it can support voice, video, data and multimedia applications simultaneously with a high degree of reliability. IP is another transport protocol that maintains network information and routes packets across networks. IP packets are larger and can hold more data than ATM cells. Historically, there have been concerns that service providers would be unable to provide the same quality of service with IP because it is not optimized for time-sensitive signals such as broadcast television and voice. Nevertheless, there is a greater demand by telecommunication service providers for IP systems for delivery of television, voice and high-speed data because such systems are significantly more cost effective to deploy based upon greater scalability.

Release 3.0 of the TV+ solution is a system management software/middleware product that will operate with both the Lucent Stinger as well as the DSLAM's of other major vendors. Release 3.0 of the TV system will also be able to send multiple TV channels over both fiber, coax as well as down a single DSL line over copper using ADSL2 supported DSLAM's and be capable of delivery of Video on Demand. Our TV+ solution is an open standards-based, carrier class technology with tremendous scalability and enables a telecommunications service provider to custom tailor the deployment of feature rich IP television, high-speed internet and voice. Such solution enables a telecommunications service provider to significantly enhance revenue and margins with a very high rate of return as compared to the traditional economics for delivery of telephone voice services only.  Teleco's around the world are under increased pressure to delivery multiple converged services in order to retain their traditional telephone voice customers. The TV+ solution may be used in combination with any vendors set top box designed for the delivery of IP TV and the DSLAM's of all major vendors. The solution allows a service provider to start small and test its take rate among customers with a maximum of flexibility of design, features and cost allowing it to enter the market for converged services to its customers on an optimal basis.

mPhase has transformed itself from a developer of closed-end proprietary technology for the delivery of TV over DSL to a Company that has developed a carrier class middleware/software solution for the delivery of IP TV using a standards-based platform designed to provide telecommunications service providers with maximum flexibility in system configuration with components from all major vendors. mPhase is continuing in the development of a next generation set top box designed to further enhance its IP TV+ solution and to be used as a stand alone product. mPhase's current IPTV solution is designed to be used over fiber, coax and copper or any combination thereof currently deployed by a telecommunications service provider. Our IPTV solution may also be used with other telecommunications transport technology such as Multicast Routers instead of DSLAM's for the delivery of voice, data and IPTV.

mPhase DSL Component Products. mPhase continues to design and market a line of DSL component products ranging from commodity items such as POTS splitters to innovative loop management products. Most notable in the suite of DSL component products is the recently introducediPOTS3 (recently renamed the "Broadband Loop Watch") or Intelligent POTS Splitter product. The newly developed version of the Broadband Loop Watch product is compatible with the Lucent Stinger as well as DSLAM's manufactured by other vendors. This product marks a significant advancement in automating loop management. The Broadband Loop Watch allows service providers to perform full loop testing for DSL deployment and maintenance from a central office without having to deploy a more costly deployment of personnel to the field. This is accomplished by allowing service providers to temporarily bypass the POTS Splitter and have a comprehensive view of their DSL networks. Prior to the introduction of this product in order to perform full testing, service providers would have to manually intervene so that so that test signals could be passed through the network. In November of 2004, the Company announced that it had been selected to provide its automated Broadband Watch product for Saudi Arabia Telecom under an initial purchase order from Lucent Technologies of Saudi Arabia in excess of $1 million. Currently such deployment has been delayed pending final testing of the Broadband Loop Watch product and renegotiation of such purchase order with Lucent Technologies of Saudi Arabia. As DSL deployments scale, it is becoming increasingly more important for telecommunications service providers to streamline the process for provisioning and troubleshooting DSL services. Additionally, as competition for high speed Internet expands, the market is witnessing a reduction in price. Therefore, it has become imperative that telecommunications service providers lower the operational costs involved with supporting DSL services.

Nanotechnology

Effective February 3, 2004, mPhase entered into a Development Agreement with Lucent Technologies, Inc. to commercialize the use of nano power cell technology. The initial agreement was for a 12 month period of exploratory development at the cost of $100,000 per month of a new form of power cell having a shelf life far in excess of conventional battery technology. In March of 2005 the Company extended such Agreement for another 12 months at the cost of $100,000 per month to continue development of the nano power cell product and the Company in currently negotiating with Lucent to extend the Agreement upon the same terms through March of 2007. We believe that this arrangement with the Bell Labs division of Lucent will give mPhase the opportunity to develop and offer breakthrough battery technology and other potential applications, initially to the government market for defense and homeland security and ultimately to the commercial market. It is anticipated that the initial applications for nano power cells will address the need to supply emergency and reserve power to a broad range of products for the defense department.

The Company believes that its entry into this new field of high technology growth will provide product diversification without negatively affecting its focus upon its traditional products aimed at delivery of Television over DSL. The Company developed a lab prototype of its first nano power cell product that was completed in the second quarter of fiscal year 2005. The Company is unable, at this time, to predict when significant commercialization and material revenues will be derived from its entry into the NanoTechnology business.

On March 10, 2005 the Company announced and agreement with the Bell Labs research and development arm of Lucent Technologies, Inc. to co develop using the science of nanotechnology and commercialize uncooled magnetic ultra-sensitive sensors for a host of defense and civilian applications. The agreement with Bell Labs is for a 12 month period at a cost of $100,000 per month to the Company. The sensors, technically referred to as magnetometers, are based upon Micro Electro Mechanical Systems (MEMS) using designs based upon fundamental breakthroughs made in the past few years at Bell Labs as part of the New Jersey Nanotechnology Consortium. Initial tests of theses MEMS magnetometers indicate sensitivities 1000 times those achieved in presently available uncooled magnetometers. Such devices are designed to create a new generation of ultra sensitive magnetic field sensors that will enable military combatants to detect with greater accuracy and range hostile military forces. Commercial applications may include inexpensive navigational components for mobile phones to sensing devices for identification used in homeland security products, as well as sensors used in diagnostic systems for detection of metal fatigue for numerous industrial applications.

The Company is currently in discussion wiht Bell Labs to renew for an additional twelve months each Development Agreement on similar terms with respect to nano power cells and magnetometer technologies.

Nano Battery:

mPhase Technologies along with its partner Lucent/Bell Labs has been jointly conducting research since February 2004 that demonstrates control and manipulation of fluids on superhydrophobic surfaces to create power cells by controlling wetting behavior of electrolyte on nanostructured electrode surfaces. The scientific research conducted this year has set the groundwork for continued exploration in the development of intelligent nanotechnology power cells (nano-batteries), and forms a path to commercialization of the technology for a broad range of market opportunities. During the first half of calendar year 2005 the battery team has been testing modifications and enhancements to the internal design of the battery to optimize its power and energy density characteristics, as well as making engineering improvements that will assist in making the battery easier to manufacture when the project research that level of maturity. In the second half of calendar year 2005, the technical team has improved the robustness and manufacturability of the prototype battery by designing a porous membrane structure with honeycomb features. A successful demonstration of this working prototype battery using these new modifications was demonstrated in January of 2006 and subsequently highlighted in the February 2006 issue of Scientific American magazine.

In June of 2005 the battery project was expanded to include a joint technical development effort through December 2005 between mPhase and Rutgers University to potentially incorporate a Lithium based design. This work program has initial started as a modest technology effort to help characterize and test the nano battery design using Lithium chemistry and determine if the current design is capable of supporting the lithium based chemistry. The Company is continuing its work with  Rutgers University in 2006 where a number of important scientific tests are to be conducted. Based upon the results of such tests, the Company may decide to accelerate the work effort beyond its current level of funding.

Magnetometer:

In February 2005 mPhase and Lucent Technologies' Bell Laboratories entered into a joint effort to develop an extremely sensitive magnetometer. Magnetometers can be used in a wide range of applications that include military surveillance, securing the retail environment, automotive sensors and actuators, industrial processing, medical imaging, scientific measurements, detection of mineral deposits and even air and space exploration. In sensor networks ultra-sensitive magnetometers can be used, for example, to detect and accurately pinpoint battlefield objects or they might also be used to study the workings of the human brain.

Magnetometers work by sensing changes in magnetic fields due to the motion of magnetic objects or changes in electrical currents generated by those objects. The magnetometer detects these objects by measuring time-varying magnetic signals that are superimposed on the combination of earth's background field (used to orient compasses) and static magnetic fields due to nearby magnetic objects.

Highly Sensitive Magnetometers - The enhanced sensitivity of these devices results from two scientific advances recently made researchers at Lucent Bell Labs. Presently, the highest sensitivity magnetometers commercially available require cooling to cryogenic temperatures. Called SQUIDs (for Superconducting Quantum Interference Devices) these devices only work at the temperature where liquid helium boils, -455 degrees below zero Fahrenheit, making such magnetometers expensive and bulky and therefore ill-suited for remote-sensing applications. Room temperature magnetometers, on the other hand, are less sensitive, and use technology that was developed in World War II for detecting submarines.

The new technology being developed by Bell Labs and mPhase employs a number of different designs based on Micro-Mechanical Systems (MEMS). These designs use the very high "Quality Factor (Q)" of the mechanical resonance in single crystals of silicon. A resonance is similar to the fundamental frequency of a tuning fork. When tapped, a tuning fork will vibrate for a length of time inversely proportional to the internal friction of vibration within the metal of the tuning fork. A comparable tuning fork made from single crystal silicon, which has less internal friction than the hardest metal, will vibrate almost a thousand times longer. Based on this principal, a device employing a high Q resonator will have enhanced amplitude of vibration at the resonance frequency, and hence will display a greater sensitivity to external perturbations that affect its resonance frequency. By coupling the mechanical motion of a bar or a paddle constructed from silicon to the ambient magnetic field, this high mechanical sensitivity can be converted to high magnetic field sensitivity. The technical approach that the team is developing can be achieved either statically with an integrated magnetic film, or dynamically through motion of the silicon bar or paddle.

The Benefits of MEMS - Commercial magnetometers using purely electronic detection, such as Hall, magneto-resistance or flux-gate devices, have sensitivities limited by their electronic Q-factor. This Q-factor depends on the natural electrical resistance, or electronic friction, of the metal in the circuit. For room-temperature operations it is therefore difficult to reduce the electrical Q-factor. Mechanical resonators made from semiconductor-grade silicon, on the other hand, exhibit mechanical Q-factors, approaching 100,000 at room temperature.These new, smaller and less costly magnetometers should be 100-1000 times more sensitive than existing commercial devices in terms of size and power consumption, thus enabling the creation of a new class of sensor systems that mPhase plans on commercializing.

The mPhase and Lucent magnetometer team has successfully reached an early milestone and have produced a number MEM based sensor samples from the clean room facilities and are working on integrating them into the surrounding electronic circuitry so that measurement, characterization and sensitivity testing can be conducted. We are currently able to achieve sensitivities at room temperature of better than .1 micro gauss per root hertz squared and with additional development the goal is improvement of at least one order of magnitude. The Company is currently negotiating the extension through March of 2007 with Bell Labs of its magnetometer  Development Agreement at a cost of $100,000 per month.

Revenues. To date, all material revenues have been generated from sales of the POTS Splitter Shelves and other DSL component products to a small number of telecommunications companies. mPhase believes that future revenues are difficult to predict because of "the length and variability of the commercial roll-out of the IPTV to various telecommunications service providers and (ii) the Company's recent entry into the NanoTechnology business. Since the Company believes that there may be a significant international market for its TV+ IPTV solution involving many different countries, with different regulations, certifications and commercial practices than the United States, future revenues are highly subject to the changing variables and uncertainties. Additionally, the recent instability of the telecommunications market evidenced by reduction in capital spending across the whole in the telecom sector contributes to our difficulty in accurately predicting future revenues.

Cost of revenues. The costs necessary to generate revenues from the sale of POTS Splitter Shelves and other related DSL component products include direct material, labor and manufacturing. mPhase paid these costs to Janifast Ltd., which has facilities in the People's Republic of China and is owned by and managed by certain senior executives of the Company. The cost of revenues also includes certain royalties paid to Microphase Corporation, a privately held corporation organized in 1955, which shares certain common management with the Company and is majority-owned by a director of mPhase. Costs for future production of the TV + Platform will consist primarily of payments to manufacturers to acquire the necessary components and assemble the product including Lucent Technologies Inc., Espial Group and Magpie Telecom Insiders, Inc and systems integration by Velankani Systems.

Research and development. Research and development expenses consist principally of the payments made to Microphase and Lucent, respectively, for development of the Broadband Loop Watch, the TV+ IPTV solution and nanotechnology products respectively. The IPTV+ solution consists primarily of middleware/software designed for the delivery of feature rich, carrier class, broadcast TV, high speed internet and voice by telecommunications service providers open using standards based equipment and transport configurations. All research and development costs are expensed as incurred.

General and administrative. Selling, general and administrative expenses consist primarily of salaries and related expenses for personnel engaged in direct marketing of the TV+ solution for IPTV, POTS Splitter Shelves, the Broadband Loop Watch "intelligent pots splitter" diagnostic product and other DSL component products, as well as support functions including executive, legal and accounting personnel. Certain administrative activities are outsourced on a monthly fee basis to Microphase and mPhase leases its principal office in Norwalk, Connecticut from Microphase.

Non-Cash compensation charges. The Company makes extensive use of stock options and warrants as a form of compensation to employees, directors and outside consultants. We incurred non-cash compensation charges totaling $52,389,894 from inception (October 2, 1996) through June 30, 2005, of which $2,117,669 was included in research and development expenses and $50,281,225 was included in general and administrative expenses.

TWELVE MONTHS ENDED JUNE 30, 2005 VS. JUNE 30, 2004

    Revenues. Total revenues for the year ended June 30, 2005 decreased to $1,711,085 from $4,641,346  for the year ended June 30, 2004. The decrease was primarily attributable to decreased sales of the Company's POTS Splitter product line especially during the first quarter of fiscal year 2004, caused by a downturn of orders from one customer that orders component products from the Company. The Company recognized $280,000 of revenue in connection with the first sale of 1000 ports of Release 2.0 its TV+ solution to a major telecommunications service provider in Russia. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be significant part of DSL deployment. The Company cannot predict when the demand for telecommunication equipment will resume, however we do expect certain added revenue in fiscal year 2006 from the completion of Release 3.0 of our TV+ solution and Broadband Loop Watch Products..

    Cost of revenues. Cost of sales was $1,446,151 for the year ended June 30, 2005 as compared to $4,068,255 in the year ended June 30, 2004. Cost of revenues decreased for the twelve months ended June 30, 2005 compared to the prior period ending June 30, 2004 primarily because of decreased sales. Gross margins for the period ended June 30, 2005 were 15.5%. The gross margins have varied dramatically as spending among telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. The single most significant reason the margins decreased dramatically was due to the reduced selling price of our POTS Splitter product. Discounts, consisting of a 2% discount from the amount invoiced if paid within 10 days were offered during fiscal year 2005. Such discounts amounted to $1,447 for the period ended June 30, 2005, and were offered to Covad Communication our leading telecommunications service provider customer. Discounts were offered in fiscal 2004 to Covad Communications amounting to 2% from the amount invoiced if paid within 10 days were offered to Covad Communications and amounted to $71,425.

Research and Development. Research and development expenses were $5,127,438 for the year ended June 30, 2005 as compared to $4,069,721 in the year ended June 30, 2004, an increase of $1,057,717. Such expenditures included $3,319,280 incurred with Lucent Technologies, Inc. for the year ended June 30, 2005 as compared to $2,328,602 during the comparable period in 2004. In addition we incurred $919,937 with Microphase and other strategic vendors for the year ended June 30, 2005 as compared to $99,494 during the comparable period in 2004.

    The significant increase in research and development expenses with Lucent Technologies, Inc. is due to the continued and accelerated development of the TV+ product together with the extension of the $1.2 million month Development Agreement for an additional 12 months related to the battery and power pack product development utilizing nanotechnology and the entering into a second one year $1.2 million Development Agreement with Lucent to develop magnetic sensor devices also using nanotechnology. Such expenditures may increase in fiscal year 2006 since the Company's strategy is to further enhance the features and cost reduce its TV+ and expand its product line in the Nanotechnology area.

    The elimination in research expenditures incurred with GTRC is due to the Company's refocus in development from its legacy Traverser DVDDS television delivery platform to its TV+ product.

    Research expenditures incurred with Microphase were related to the continuing development of the Company's DSL component products, including the Company's line of POTS Splitters and Microfilters and the Company's newest products, the Broadband Watch.

General and Administrative Expenses. Selling, general and administrative expenses were $6,394,040 for the year ended June 30, 2005 up from $4,177,961 for the comparable period in 2004, a decrease of $2,216,079.  The increase in the selling, general and administrative costs was primarily the result of the addition of a number of new employees critical to the Company's needs in developing, marketing and selling the TV+ and NanoTechnology product lines with Lucent.

Included is an increase of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $2,948,083 for the year ended June 30, 2005 as compared to $1,242,793 during the comparable period in 2004. Other components of the increase in selling, general and administrative expenses were increases in payroll of approximately $503,000 to $1,456,000, increase in the use of outside consultants of approximately $284,000 to $704,002, marketing expenses such as trade shows of $118,000 to $158,000, and advertising expenses of $68,000 to $90,000.

Depreciation and amortization. Total depreciation for the year ended June 30, 2005 was $227,629 of which $218,911 was charged against research and development. In 2004, total depreciation for the year ended June 30, 2004 was $649,704 of which $613,221 was charged against research and development. As a result, depreciation and amortization expense was $62,679 for the year ended June 30, 2005 compared to $122,878 for the year ended June 30, 2004. This decrease of depreciation and amortization expense totaled $60,199 is the result of reduced outlays for capital expenditures by the Company in its two most recent fiscal years. We expect to increase capital expenditures in connection with the deployment of equipment at test sites with various telecommunications service providers globally as deployment of our TV+ product progresses.

Other income and expense. Included in other income and expenses for the year ended June 30, 2005 were gains on extinguishments and settlements of $232,974 as compared to $150,058 for the prior year. For the year ended June 30, 2005, included in this amount are $418,695 gains on the extinguishment of debts offset by a $185,721 charge for reparations for the issuance of Common Stock to certain investors for a corrective market value adjustments. The $150,058 in fiscal 2004 is made up of gains on the extinguishment of debts as settled with creditors.

Net loss. mPhase recorded a net loss of $11,234,324 for the year ended June 30, 2005 as compared to a loss of $7,758,586 for the same period ended June 30, 2004. This represents a loss per common share of  $(.10) in 2005 as compared to $(.10) in 2004, based upon weighted average common shares outstanding of 108,657,578 and 77,677,120 during the periods ending June 30, 2005 and June 30, 2004 respectively.

TWELVE MONTHS ENDED JUNE 30, 2004 VS. JUNE 30, 2003

Revenues. Total revenues for the year ended June 30, 2004 increased to $4,641,346 from $1,581,639 for the year ended June 30, 2003. The increase was primarily attributable to increased sales of the Company's POTS Splitter product line especially during the first quarter of fiscal year ended June 30, 2004, caused by an upturn in July and August of 2004 of orders from one customer that orders component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be significant part of DSL deployment. The Company cannot predict when the demand for telecommunication equipment will resume, however we do not expect significant sales in the first two quarters of fiscal 2005.

Cost of revenues. Cost of sales was $4,068,255 for the year ended June 30, 2004 as compared to $1,493,394 in the year ended 30, 2003. Cost of revenues increased for the twelve months ended June 30, 2004 compared to the prior period ending June 30, 2003 primarily because of increased sales. Gross margins for the period ended June 30, 2004 were 12%. The gross margins have varied dramatically as spending among telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. The single most significant reason the margins decreased dramatically was due to the reduced selling price of our POTS Splitter product. Discounts, consisting of a 2% discount from the amount invoiced if paid within 10 days were offered during fiscal year 2004. Such discounts amounted to $71,425 for the period ended June 30, 2004, and were offered to Covad Communication our leading telecommunications service provider customer. Discounts were offered in fiscal 2003 to an existing customer to accelerate collections in connection with an order of our POTS Splitter product and was treated as a purchase discount to each of customers, and the reduction to net sales lowered the gross margins in the period.

Research and Development. Research and development expenses were $4,069,721 for the year ended June 30, 2004 as compared to $3,538,305 in the year ended June 30, 2003, an increase of $531,416. Such expenditures included $2,328,602 incurred with Lucent Technologies, Inc. for the year ended June 30, 2004 as compared to $1,112,500 during the comparable period in 2003. In addition we incurred $99,494 with Microphase and other strategic vendors for the year ended June 30, 2004 as compared to $528,434 during the comparable period in 2003.

The significant increase in research and development expenses with Lucent Technologies, Inc. is due to the continued and accelerated development of the TV+ product together with the entry into a $1.2 million 12 month Development Agreement for battery and power pack product development utilizing Nanotechnology. Such expenditures are expected to increase in fiscal year 2005 since the Company's strategy is to further enhance the features and cost reduce its TV+ and expand its product line in the Nanotechnology area.

The elimination in research expenditures incurred with GTRC is due to the Company's refocus in development from its legacy Traverser DVDDS television delivery platform to its TV+ product.

Research expenditures incurred with Microphase were related to the continuing development of the Company's DSL component products, including the Company's line of POTS Splitters and Microfilters and the Company's newest products, the iPOTS3.

General and Administrative Expenses. Selling, general and administrative expenses were $4,177,961 for the year ended June 30, 2004 up from $2,683,534 for the comparable period in 2003, an increase of $1,494,427. The increase in the selling, general and administrative costs was primarily the result of the addition of a number of new employees critical to the Company's needs in developing, marketing and selling the TV+ and NanoTechnology product lines with Lucent.

Included is an increase of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $1,242,793 for the year ended June 30, 2004 as compared to $748,840 during the comparable period in 2003. Other components of the increase in selling, general and administrative expenses were increases in payroll of approximately $461,226 to $953,602, increase in the use of outside consultants of approximately $251,103 to $987,720, marketing expenses such as trade shows of $30,148 to $40,347, and advertising expenses of $20,439 to $21,948, all of which approximated $1,295,975 or 87% of the increase in spending.

Depreciation and amortization. Total depreciation for the year ended June 30, 2004 was $649,704 of which $613,221 was charged against research and development. In 2003, total depreciation for the year ended June 30, 2003 was $957, 457 of which $442, 040 was charged against research and development. As a result, depreciation and amortization expense was $122, 878 for the year ended June 30, 2004 compared to $515,417 for the year ended June 30 2003. This decrease of depreciation and amortization expense totaled $392,539 and is the result of reduced outlays for capital expenditures by the Company in its two most recent fiscal years. We expect to increase capital expenditures in connection with the deployment of equipment at test sites with various telecommunications service providers globally as deployment of our TV+ product progress.

Net loss. mPhase recorded a net loss of $7,758,586 for the year ended June 30, 2004 as compared to a loss of $6,650,211 for the same period ended June 30, 2003. This represents a loss per common share of $(.10) in 2004 as compared to $(.10) in 2003, based upon weighted average common shares outstanding of 77,677,120 and 65,217,088 during the periods ending June 30, 2004 and June 30, 2003 respectively.

TWELVE MONTHS ENDED JUNE 30, 2003 VS JUNE 30, 2002

Revenue

Total revenues were $1,581,639 for the year ended June 30, 2003 compared to $2,582,446 for the year ended June 30, 2002. The decrease was attributable to the continued slowing sales during fiscal year 2003 of the Company's POTS Splitter product line, caused by the general downturn in the telecommunications market, including customers that order component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be a significant part of DSL deployment worldwide. The Company cannot say when the demand for telecommunication equipment will resume.

Cost of Revenues

Cost of sales was $1,493,394 for the fiscal year ended June, 2003 as compared to $2,415,219 in the prior period, representing 94% of gross revenues, for each of the fiscal years ended June 30, 2003 and 2002, respectively. The margins have contracted dramatically in the past two fiscal years as spending among the telecommunications providers have contracted, coupled with downward pressures related to the supply and demand of telecommunications products.

Research and Development

Research and development expenses were $3,538,305 for the fiscal year ended June 30, 2003 as compared to $3,819,583 during the comparable period in 2002; or a decrease of $281,278.

Such expenditures include $100,000 incurred with GTRC for the fiscal year ended June 30, 2003 as compared to $450,000 during the comparable period in 2002. In addition, the Company incurred research and development expenses for depreciation of test equipment located at Hart Telephone Company and at mPhase of $839,735 and $845,783 for the fiscal years ended June 30, 2003 and 2002, respectively.

Other portions of research and development expenses include (a) a decrease of research and development expenses incurred with Microphase by $322,640 to $428,434 for the fiscal year ended June 30, 2003 from $751,074 for the comparable period ended June 30, 2002, (b) non cash compensation of $385,495 for the twelve month period ended June 30, 2003 compared to $267,338 for the same period ending June 30, 2002 and (c) miscellaneous expenses of $143,024 and $298,227 for the periods ended June 30, 2003 and June 30, 2002, respectively.

The Company incurred increased charges with Lucent Technologies, Inc. in the current year, totaling $1,112,500 incurred on development of the Broadcast Television Switch for use with Lucent's Stinger DSL product, $437,500 incurred for the cost reduction effort for mPhase's set top box. In addition, $75,000 was incurred for software development associated with mPhase'siPOTS3 product, as compared with $156,250 incurred in the year ended June 30, 2002.

The elements contributing to the decrease in other research and development expenses included a decrease in the operations of the Company's joint venture, mPhase Television.net. The major costs incurred by the joint venture were payroll expenses attributable to research and development of the Company's transmission capabilities and acquisition of television content. Costs incurred by the joint venture during the fiscal year ended June 30, 2002 were $232,334 as compared to $62,352 for the period ended June 30, 2003. Additionally, this decrease can be attributed to the Company abandoning certain research projects on DSL components the Company believed were no longer commercially viable, this approximated $12,960 in fiscal 2003 compared to $440,295 in fiscal 2002.

The decrease in research expenditures incurred with GTRC is due to the Company's shift of capital expenditures from the Traverser DVDDS to the TV+ product. The Company's project with Lucent provides for cost reduction of the INI set top box and other product enhancements as well as development of a Broadcast Television Switch for use with Lucent's Stinger product. To date expenses incurred with respect to the TV+ platform and development of the new cost reduced set top box are $593,750, and $437,500 respectively for the fiscal year ended June 30, 2003.

Research expenditures incurred with Microphase were related to the continuing development of the Company's DSL component products, including the Company's line of POTS Splitters and Microfilters and the Company's newest products, the iPOTS and the mPhase Stretch. We believe the mPhase iPOTS offers a much needed solution for the DSL industry; theiPOTS enables telecommunications service providers to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of theiPOTS™ loop management could not be remotely performed through a conventional POTS Splitter without the use of expensive cross connects or relay banks because of the mandatory DC blocking capacitors in traditional POTS splitters, as required by various telephone protocol and regulatory standards. The unique (patent pending)pots circuit allows most test heads to perform both narrow and wideband testing of the local loop through the central office POTS Splitter without having to physically disconnect the POTS Splitter, thereby eliminating the need to dispatch personnel and a truck roll. The Company anticipates future demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services. Also recently developed is the DSL loop extender product called mPhaseStretch. This product extends the service distance for the mPhase Traverser and can be used in conjunction with other DSL services. The Company believes there will be future demand for the Stretch loop extender product as it addresses a primary issue in DSL services.

General and Administrative Expenses

General and administrative expenses were $2,683,534 for the twelve-month period ended on June 30, 2003 as compared to $7,038,923 for the same period ended June 30, 2002. This represents a decrease of these expenses of $4,355,389 or approximately 59% in fiscal 2003 as a percentage of these expenses in fiscal 2002. The decrease in administrative costs included a decrease of $1,696,771 in non-cash changes for the issuance of options to consultants which totaled $748,840 for the year ended June 30, 2003 as compared to $2,994,111 during the comparable period in 2002. The decrease also occurred as a result of the reduction in workforce and the reduction in marketing expenses which the Company began in Fiscal 2002 in response to the current contraction in the telecommunications equipment market. Other components of the decrease in selling, general and administrative expenses included decreases in (a) executive compensation and administrative payroll and related costs of approximately $775,000, (b) marketing expenses such as trade shows of approximately $250,000, (c) reductions in occupancy costs by approximately $290,000, (d) decreases in shareholder services and related expenses by approximately $190,000, (e) insurance and risk management costs by approximately $145,000 and (f) various decreases in other administrative categories aggregating approximating $490,000. The foregoing approximated reductions of general and administrative expenses other than non-cash charges of $2,125,000 in the twelve months ended June 30, 2003 compared to the same period ended June 30, 2002.

We do not expect this downward trend to continue, yet administrative expenses are expected to remain at the current levels until the Company begins its marketing effort to roll out its TV+ products in the second quarter, and at such time we expect that selling and travel expenses will grow. Further when the Company begins to implement and support its Television over DSL platforms then administrative payroll and related costs will again rise as the Company will need to add employees to its administrative workforce.

Depreciation and Amortization

Depreciation and amortization expense was $515,417 in fiscal 2003 as compared to $670,183 for 2002. These expenses decreased $154,766, or approximately 23% of the prior year’s expense as a result of the Company's reduced need for and outlays on capital expenditures in its two preceding fiscal years. We do not expect such downward trend to continue but such depreciation and amortization expense should remain at the current reduced levels until the Company commences deployment of its Television over DSL platforms. We expect to increase capital expenditures in connecting with the deployment of equipment at test sites with various telecommunications service providers globally as deployment of our TV+ product progresses and such equipment will need to be depreciated or amortized, as the case may be, that will result in increased depreciation at that time.

Net Loss

The Company recorded a net loss of $6,650,211 for the period ended June 30, 2003 as compared to a loss of $11,245,361 for the period ended June 30, 2002. This represents a loss per common share of $.10 for the fiscal year ended June 30, 2003 as compared to a loss per common share of $.23 for the fiscal year ended June 30, 2002 based upon weighted average common shares outstanding of 65,217,088 and 49,617,280 during the fiscal years ended June 30, 2003 and 2002, respectively.

SIX MONTHS ENDED DECEMBER 31, 2005 VS. DECEMBER 31, 2004

REVENUE

Total revenues were $548,802 for the six months ended December 31, 2005 compared to $474,687 for the six months ended December 31, 2004. The increase was attributable primarily to significantly increasing sales of the Company's POTS Splitter product line in the first quarter of fiscal year 2005, followed by more modest decrease in sales during the second quarter of fiscal year 2005, as compared to such quarters in fiscal year 2004. There remains continued volatility in capital spending in the telecommunications market, including customers that order component products from the Company. The Company is in the process of reevaluating its line of POTS Splitter products to ensure that such products will continue to be competitively priced with high reliability and connectivity, and as such has the potential to be a significant part of DSL deployment worldwide. The Company cannot predict future demand for such product line.

COST OF REVENUES

Cost of sales was $473,071 for the six months ended December 31, 2005 as compared to $374,905 in the prior period, as a result of an increase in POTS Splitter sales and constituted 86% and 79% of gross revenues, for the six months ended December 31, 2004 and 2003, respectively. The margins have decreased slightly during the current period as spending among the telecommunications service providers continues to be volatile together with an increase in competition from global providers of such products resulting in commodity pricing.

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RESEARCH AND DEVELOPMENT

Research and development expenses were $3,822,070 for the six months ended December 31, 2005 as compared to $2,266,385 during the comparable period in 2004; or an increase of $1,555,685 from the comparable period in 2004. The Company incurred all of its research and development expenses with vendors including Lucent, Microphase, Magpie Insiders, Inc., Espial, Velankani and other strategic vendors for the six months ended December 31, 2005 which totaled $3,607,947 as compared to $1,678,635 incurred with vendors other than GTRC during the comparable period in 2004. The increase in the research and development expenses includes non-cash charges relating to the issuance of common stock and options to employees and consultants, which totaled $135,550 for the six months ended December 31, 2005 as compared to $385,495 for the comparable period ended December 31, 2004 resulting in a decrease of $249,945.

Such decreases are the result primarily of elimination of further development of the TRAVERSER DVDDS product by GTRC as the Company focuses its efforts on research and development and expenditures associated therewith on the TV+ product with Lucent, which has been comparatively, to date, less expense to develop.

The Company does, however, expects an increase in research and development costs beginning in the third quarter of fiscal year 2006 due to continuing development of new features for its IPTV solution as well as continued development with Bell Labs of our nanotechnology line of products..

Research expenditures incurred with Microphase were related to the continuing development of the company's DSL component products, including the company's line of pots splitters and microfilters and the company's newest product, the Broadband Loop Watch. We believe the mPhase Broadband Loop Watch offers a much-needed solution for the DSL industry; the product enables telecommunications service providers to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the Broadband Loop Watch, loop management could not be remotely performed through a conventional pots splitter without dispatching personnel to the field. The unique Broadband Loop Watch circuit allows most test heads to perform both narrow and wideband testing of the local loop through the central office pots splitter without having to physically disconnect the pots splitter, thereby eliminating the need to dispatch personnel and a truck roll. The Company anticipates future demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services.

The changes in Research and Development expenses for the six-month period ended December 31, 2005 as compared to the six month period ended December 31, 2004 included the following significant items:

1.

An increase of charges from Lucent Technologies of $1,018,949

2.

A decrease of depreciation related to research and development of $61,719 from $128,506 to $66,787.

3.

An increase of expenses with Microphase and other strategic vendors of $710,668

Charges from Lucent Technologies Inc. totaled $2,618,549 for the six months ended December 31, 2005 as compared to $1,599,600 for the same period ended December 31, 2004. Such charges consisted of $1,097,600 for development of the TV+ product and $1,400,000 incurred with respect to the Company's new Nanotechnology product line.

The elements attributing to the decrease in other research and development expenses included a decrease in the operations of the Company's joint venture, mPhase Television.net. The major costs incurred by the joint venture were payroll expenses attributable to research and development of the Company's transmission capabilities and acquisition of television content. Costs incurred by the joint venture during the six months ending December 31, 2005 were $31,000 as compared to $0 for the six months ending December 31, 2004.

GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses were $3,182,481 for the six months ended December 31, 2005 up from $2,780,291, an increase of $402,190 from the comparable period in 2004. The increase in the selling, general and administrative costs includes non-cash charges relating to the issues of common stock and options to employees and consultants, which totaled $1,175,075 for the six months ended December 31, 2005 as compared to $1,127,833 for the comparable period ended December 31, 2004 resulting in an increase of $47,242. Additionally travel expenses increased by $143,383 and increased spending in advertising, trade shows and marketing and resulting expenses amounted to an aggregate of $20,666. The balance of increased spending in selling salaries and payroll fringes of approximately $200,000 in the six months ended December 2005 account for the major components of the increases in the general and administrative expenses. We expect sales and travel expenses to grow as the Company approaches the deployment of its TV+ products in the future.

DEPRECIATION AND AMORTIZATION

Total Depreciation for the six months ended December 31, 2005 was $124,091 of which $83,325 was charged against research and development. In 2004, total depreciation for the six months ended December 31, 2004 was $135,524 of which $125,404 was charged against research and development. As a result, depreciation and amortization expense was $26,023 for the six month ended December 31, 2005, up from $9,200, or a increase of $16,823 from the comparable period in 2004. The increase is a result of the expansion of the Company's marketing efforts and signals the end of reduced outlays for capital expenditures previously shown in its two most recent fiscal years. We expect to increase capital expenditures in connection with the deployment of equipment at test sites with various telecommunications service providers globally as deployment of our TV+ product progresses.

OTHER INCOME AND EXPENSES

Included in other income and expenses for the six months ended December 31, 2005 were losses on extinguishments and settlements of $4,404,186 as compared to $226,221 for the same period in the prior year, For the quarter ending December 31, 2005 included in this amount is approximately $4.4 million for a charge for the issuance of approximately 35 million shares of Common Stock to certain investors for a corrective market value adjustment.

A total of 24,637,744 additional shares were issued in order to cause the average price of prior private placement units to be "market down" to $.18 per share have been accounted for as "reparation" shares and 11,642,344 of the additional shares were recorded as "Additional Paid in Capital" in proportion with a reasonable allocation for incentive costs of new investment dollar amounts.

NET LOSS

The Company recorded a net loss of $11,394,054 for the six months ended December 31, 2005 as compared to a loss of $5,137,192 for the six months ended December 31, 2004. This represents a loss per common share of $.07 for the six month period ended December 31, 2005 as compared to a loss per common share of $.06 for the six months ending December 31, 2004; based upon weighted average common shares outstanding of 163,613,560 and 91,474,828 during the periods ending December 31, 2005 and 2004, respectively.

Although it is difficult to predict the exact timing of additional material deployments of its TV+ product, the Company believes that significant revenue is not expected until the of fiscal year 2007, which along with any upturn of spending in the telephone industry, will also increase sales and improve the Company's operating margins and provide the Company with the opportunity to attain profitability sometime in fiscal year 2008.

The Outlook for the Company's Flagship Product

The Company believes significant deployments and resultant revenues of its Flagship product the TV+ IPTV solution are not expected until fiscal year 2007, which, if accompanied by a material upturn in spending in the telephone industry could lead to increased sales and improve the Company's margins and provide the Company with the opportunity to become profitable.

 Research and Development Activities

mPhase throughout its history has outsourced its research and development activity with respect to its IPTV solution as well as its POTS splitter products. GTARC has conducted a significant amount of research and development for mPhase pursuant to a research agreement comprised of a series of delivery orders, which outline the timing, necessary actions and form of payment for specific tasks related to the completion of certain components of the  DVDDS legacy product. Microphase has performed research and development for mPhase with respect to certain component DSL products such as the iPOTS products, low pass filters and POTS Splitters and the legacy DVDDS product. Most recently, mPhase has engaged Lucent for development of Release 3.0 of its TV+ product and for development of two new products using the science of nanotechnology.

For the years ended June 30, 2005, 2004 and 2003 approximately $5,127,438, $4,069,721 and $3,538,305, respectively, has been billed to mPhase for research and development conducted by Lucent Technologies, Inc, Microphase Corporation and GTARC. With the completion of the DVDDS legacy product, the Company has shifted its research and development from GTARC to Lucent Technologies Inc. The Company has recently expanded its research and development efforts with Lucent Technologies to the NanoTechnology business segment. The Company incurred research and development expenses with Lucent for fiscal years ended June 30, 2005 June 30, 2004, June 30, 2003 of $3,319,280, $2,328,602, and $1,112,500, respectively.

Strategic Alliances Implemented

The Company has entered into a Co-Branding Agreement with Lucent for its redesigned cost reduced INI set top box as part of its TV+ product solution. In addition, pursuant to a Systems Integration Agreement with Lucent, the Company has been designated as the exclusive worldwide reseller of the Lucent Stinger when bundled as part of the mPhase TV+ product.

Critical Accounting Policies

Revenue Recognition

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase's POTS Splitter Shelves and DSL component products.

As required, mPhase has adopted the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", which provides guidelines on applying generally accepted accounting principals to revenue recognition based upon the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time; no other significant obligations of the Company exist, other than normal warranty support.

 Research and Development

Research and development costs are charged to operations as incurred in accordance with Statement of Financial Accounting Standards ("SFAS"), No.2, "Accounting for Research and Development Cost."

Income Taxes

mPhase accounts for income taxes using the asset and liability method in accordance with SFAS No.109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Because of the uncertainty as to their future realizability, net deferred tax assets, consisting primarily of net operating loss carryforwards, have been fully reserved for. Accordingly, no income tax benefit for the net operating loss has been recorded in the accompanying financial statements.

Utilization of net operating losses generated through September 30, 2005 may be limited due to "changes in control" of our common stock that occurred.

Stock-based Compensation

Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. For the periods prior to October 1, 2005, the Company had chosen to continue to account for stock-based compensation for grants to employees using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company had adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

On October 1, 2005, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 123R, "Share-Based Payment" (SFAS 123R).  SFAS 123R revised SFAS 123, "Accounting for Stock Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires companies to measure and recognize compensation expense for all employee stock-based payments at fair value over the service period underlying the arrangement.  Therefore, the Company is now required to record the grant-date fair value of its stock-based payments (i.e., stock options and other equity-based compensation) in the statement of operations,  The Company adopted FAS 123R using the "modified prospective" method, whereby fair value of all perviously-granted employee stock-based arrangements that remained unvested at October 1, 2005 and all grants made on or after October 1, 2005 have been included in the Company's determination of stock-based compensation expense for the three months ended December 31, 2005.  The Company has not restated its operating results for the three months ended December 31, 2004 to reflect charges for the fair value of employee stock-based arrangements.

The Company accounts for non-employee stock based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

Inventory Reserve and Valuation Allowance

The Company carries its inventory at the lower of cost, determined on a first-in, first-out basis, or market. Inventory consists mainly of the Company's POTS Splitter Shelf and Filters. In determining the lower of cost or market, the Company periodically reviews and estimates a valuation allowance to reserve for technical obsolescence and marketability. The allowance represents management's assessment and reserve for the technical obsolescence based upon the inter-operability of its component products, primarily filters and splitters, with presently deployed and next generation DSL infrastructures as well as a reserve for marketability based upon current prices and the overall demand for the individual inventory items. Material changes in either the technical standards of future DSL deployments or further erosion in the demand for deployments of DSL infrastructures could affect the estimates and assumptions resulting in the amounts reported. The allowance represents management's assessment and reserve for the technical obsolescence based upon the inter-operability of its component products, primarily filters and splitters, with presently deployed and next generation DSL infrastructures as well as a reserve for marketability based upon current prices and the overall demand for the individual inventory items. Material changes in either the technical standards of future DSL deployments or further erosion in the demand for deployments of DSL infrastructures could affect the estimates and assumptions resulting in the amounts reported. The allowance is estimated as the difference between inventory at historical cost, on a first in first out basis, and market based upon assumptions about future demand, current prices and product liability, and charged to the provision for inventory, which is a component of cost of sales. At the point the historical cost is adjusted, a lower cost-basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

During the fiscal years ended June 30, 2005, 2004 and 2003, the Company reserved approximately $183,000, $98,000, and approximately $302,000, respectively, for technical obsolescence and marketability based upon current prices and overall demand and charged a like amount to expense, representing 23.7% of average inventory, at cost, or approximately $864,057 on hand during the period in fiscal year 2005, representing 5.9% of average inventory, at cost, of approximately $1,671,000 on hand during the period in fiscal 2004; and 8.4% of average inventory, at cost, of approximately $3,588,000 on hand during the period in fiscal 2003.  As of June 30, 2005, the Company recorded a cost adjustment of approximately $49,300 recognizing permanent cost reductions due to price adjustments and further reduced the reserve for reductions due to obsolescence resulting from a lack of inter-operability of certain components in inventory with the Company's present product line approximating $250,000. As a result on June 30, 2005 the Company had a total inventory valuation reserve of $205,642 against its inventory with a total balance, at cost, of $695,785, or 29.5%. If there was to be a sudden and significant decrease in demand for our products, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and customer requirements, we could be required to increase our inventory allowances and our gross margins could be adversely affected.

Material Related Party Transactions

The Company records material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of product components and finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. Directors that are significant shareholders of Janifast Limited include Messrs Ronald A. Durando, Gustave T. Dotoli, and Necdet F. Ergul.

Mr. Abraham Biderman is a Managing Director or Eagle Advisers, an investment banking firm, which has earned finder's fees and reimbursement expense of $633,000 and $6,117,000 during the 12 months ended June 30, 2005 and $312,067 in connection with raising approximately $3,120,670 for the six month period ended December 31, 2005.

Mr. Biderman, and Mr. Anthony Guerino own a relatively small amount of stock, warrants and options in mPhase Technologies, Inc..

Mr. Durando, the President and CEO of mPhase, owns a controlling interest and is a director and COO of Janifast Limited. Mr. Durando and Mr. Dotoli are also officers of Microphase Corporation. Mr. Dotoli is also a shareholder of Janifast Limited. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation and is a director and shareholder of Janifast Limited. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase. Microphase, Janifast and Hart Telephone converted significant liabilities to equity in fiscal years  2001, 2002, 2003 and in the current fiscal year. Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.Net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company.

Mr. Durando's June 30, 2004 note payable balance of $300,000 was repaid by the Company during the second quarter of fiscal year 2005. During fiscal year 2005, Mr. Durando made additional bridge loans to the Company evidenced by various 12% demand notes in the aggregate of $525,000. Mr. Durando was repaid a total of $450,000 of such loans in January of 2005. In addition, Mr. Durando converted $13,954 of the principal amount of a $75,000 promissory note leaving unpaid principal of $61,046 outstanding. Mr. Durando converted $13,000 of accrued and unpaid interest on various promissory notes of the Company into 65,000 shares of common stock and a 5 year warrant to purchase a like amount of common stock at $.25 per share.

On July 25, 2005, Mr. Smiley extended his 12% Promissory Note for $100,000 for an additional year.

During August of 2005 Mr. Dotoli and Mr. Smiley, the COO and CFO and General Counsel of the Company respectively, each lent the Company $75,000. Mr. Dotoli was repaid the principal amount of such loan, in cash, in January of 2005 and Mr. Smiley converted his $75,000 loan into 375,000 shares of common stock of the Company plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In January of 2005, Mr. Smiley received 425,000 shares of common stock of the Company as additional compensation for services performed. In June of 2005 Mr. Smiley converted his $100,0000 12% Promissory Note plus accrued interest  into 520,000 shares of common stock plus a 5 year warrant to purchase 520,0000 shares of common stock at $.25 per share. In addition, Mr. Smiley converted $9,975 of accrued interest into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. Finally Mr. Smiley received 25,000 additional shares of common stock as a market adjustment to his equity investment of $25,000 on August 30, 2004. Mr. Dotoli cancelled $3,750 of accrued and unpaid interest from August 15, 2004 through January 15, 2005 into 375,000 shares of common stock pursuant to the terms of a portion of a warrant that was exercised at $.01 per share previously given by the Company to Mr. Dotoli in exchange for and cancellation of unpaid compensation.

During the six month period ended December 31, 2005 Mr. Durando, Mr. Dotoli and Mr. Smiley advanced $50,000, $100,000 and $150,000 respectively in the form of Bridge Loans to the Company. Mr. Durando and Mr. Smiley’s loans were repaid in full without any interest and Mr. Detail’s loan was repaid, in full, with 12% accrued interest during the third quarter of fiscal year 2006.. In addition as of December 31, 2005 officers of the Company were owed $167,000 in the aggregate in unpaid salary.

Significant charges from related parties are summarized for the periods enumerated as follows:

Charges and Expenses with Related Parties
	For the Years Ended June 30,
	2001	2002	2003	2004	2005
Charges incurred with Janifast Ltd.
included in:
Cost of sales and ending inventory	$8,932,378	$1,759,308	$178,959	$2,771,925	$1,536,494
Total Janifast	$8,932,378	$1,759,308	$178,959	$2,771,925	$1,536,494
Charges incurred with Microphase
Corp.
included in:
Cost of sales and ending inventory
(Including Royalties)	$335,777	$200,440	$86,468	$140,123	$94.740
Research and development	1,660,606	876,074	428,434	84,494	60,000
General and administrative	132,600	136,080	133,200	231,068	304,030

Total Microphase Corp.	$2,128,983	$1,212,594	$648,102	$455,685	$458,770
Charges incurred with Lintel &
Affiliates
included in:
Research and development	$192,000	$0	$0	$0	$0
General and administrative	285,000	0	0	0	0
Total Lintel & Affiliates	$477,000	$0	$0	$0	$0
Charges incurred with Joint Venture
Partners & Affiliates
included in:
Research and development	$949,420	$64,039	$0	$0	$0
General and administrative	60,000	0	0	0	0
Total Joint Venture Partner & Affiliates	$1,009,420	$64,039	$0	$0	$0
Total Charges with Related Parties
included in:
Cost of sales and ending inventory	$9,268,155	$1,959,748	$265,427	$2,912,048	$1,631,234
Research and development	2,802,026	940,113	428,434	84,494	60,000
General and administrative	477,600	136,080	133,200	231,068	304,030
Total Charges with Related Parties	$12,547,781	$3,035,941	$827,061	$3,227,610	$1,995,264

	Year ended June 30,
Included in Cost of Sales in the Consolidated Statements of Operations	2001	2002	2003	2004	2005
(including changes in inventory)

Janifast Ltd.	$3,634,783	$1,512,311	$935,137	$3,507,476	$1,275,960
Microphase (including royalties)	$1,589,422	$661,305	$408,918	$140,123	$94,740

Total Related Party Expenses Included In Cost of Sales	$5,224,205	$2,173,616	$1,344,055	$3,647,599	$1,370,700

Charges and Expenses with Related Parties
	(Unaudited)
Charges incurred with Janifast Ltd.	Six months ended December 31,
included in:	2004	2005
Cost of sales and ending inventory	398,715	544,449
Total Janifast Ltd.	398,715	544,449
Charges incurred with Microphase Corp. included in:
Cost of sales and ending inventory	11,784	106,409
(Including Royalties)
Research and development	41,000	109,898
General and administrative	147,213	69,855

Total Microphase Corp.	199,997	286,162

Total Charges with Related Parties	598,712	830,611

	(Unaudited) Six months ended December 31,
Included in Cost of Sales in the Consolidated Statements of Operations	2004	2005
(including changes in inventory)

Janifast Ltd.	$299,350	$270,879
Microphase (including royalties)	$16,410	$16,409

Total Related Party Expenses Included In Cost of Sales	$315,760	$287,288

Liquidity and Capital Resources

From inception (October 2, 1996) through December 31, 2005 and June 30, 2005 the Company has incurred cumulative (a) development stage losses and has an accumulated deficit of $138,403,461 and $127,009,407 respectively and (b) negative cash flow from operations of $61,004,109 and $55,638,706 respectively. The auditors report for the fiscal year ended June 30, 2005 includes the statement “that there is substantial doubt of the Company's ability to continue as a going concern". Management estimates that the Company needs to raise approximately $5-10 million during the next 12 months to continue operations. As of  December 31, 2005, June 30, 2005,and June 30, 2004, the Company had a negative net worth of $1,354,185, $1,617,735 and $2,917,962 respectively.

At June 30, 2005 mPhase had working capital deficit of $1,674,419 as compared to a working capital deficit of $2,111,425 at June 30, 2004. Through June 30, 2005, the Company had incurred development stage losses totaling $127,009,407. At June 30, 2005, the Company had $351,185 of cash and cash equivalents and $533,841 of net accounts receivables to fund short-term working capital requirements. At December 31, 2005 mPhase had working capital deficit of $1,455,755 as compared to working capital deficit of $1,674,419 at June 30, 2005. At December 31, 2005, the Company had approximately $1,172,757 of cash, cash equivalents and approximately $158,594 of trade receivables to fund short- term working capital requirements. The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products.

Historically, mPhase has funded its operations and capital expenditures primarily through private placements of common stock and warrants.   Management expects that its ongoing financial needs will be provided by financing activities and believes that the sales of its line of POTS Splitter products and other related DSL component products will provide some offset to cash flow used in operations, although there can be no assurance as to the level and growth rate of such sales in future periods as seen with quarter to quarter fluctuations in component sales. At June 30, 2005, the Company had cash and cash equivalents of $351,185 compared to $90,045 at June 30, 2004. At June 30, 2005 net accounts receivable were  $533,841 and net inventory of $490,142. This compared to $64,100 of net accounts receivable and $1,237,972 of net inventory at June 30, 2004. At December 31, 2005, the Company had cash and cash equivalents of $1,172,757 compared to $351,185 at June 30, 2005. At December 31, 2005 the Company had accounts receivable of $158,594 and inventory of $447,943. This compared to $533,841 of accounts receivable and $490,142 of inventory at June 30, 2005.

Cash used in operating activities was $5,365,403 during the six months ending December 31, 2005. The cash used by operating activities principally consists of the net loss, and significant changes in assets and liabilities, including additional cash in the amount of $ 297,248 provided by increasing accounts payable offset slightly by a reduction of accrued expenses plus depreciation and amortization of $84,669, and by non-cash charges of $1,351,125 for common stock options and warrants issued for services and offset by cash outflow from an increase in inventory of approximately $42,199. The Company expects that it will not have a need to increase inventory significantly until the roll out of our TV+ platform although it does expect additional cash expenditures of up to $1,000,000 in connection with the set up of free equipment trials of the TV+ solution for a number of telecommunications service providers in Russia during the second half of fiscal year 2006.

The Company has entered into various agreements with GTARC, pursuant to which the Company receives technical assistance in developing the Digital Video and Data Delivery System. The Company has incurred expenses in connection with technical assistance from GTARC totaling approximately $0 and $0, for the six month periods ended December 31, 2005 and 2004, respectively, and $13,539,932 from the period from inception through December 31 2005.

In February of 2004, the Company and GTRC entered into a final agreement to convert approximately $1.8 million in payables outstanding to GTRC and exchange mutual releases in consideration for the issuance to GTRC of a Warrant (which has been exercised on a cashless basis in February of 2005) resulting in the issuance of 4,949,684 shares of the Company's common stock valued at $.35 per share. In addition the Company was obligated to pay GTRC a total of $100,000 in quarterly installments payments commencing at the end of March of 2004 that is currently the subject of a renegotiation downward as the Company reexamines its need to maintain certain patents with respect to the Traverser DVDDS product.. mPhase is the sole, worldwide licensee of the technology developed by GTARC in conjunction with the Traverser DVDDS product line. Upon completion of the commercial product, GTRC may receive a royalty of up to 5% of product sales.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements.

During the fiscal year ended June 30, 2002 certain strategic vendors and related parties converted approximately $2.7 million of accounts payable and accrued expenses into 7,492,996 shares of the Company's common stock and 5,953,490 warrants. Such vendors include Microphase Corporation, Janifast, Ltd., and Piper Rudnick LLP, mPhase's outside counsel.

During the twelve months ending June 30, 2003, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 5,923,333 shares of the Company's common stock and warrants to purchase 3,706,800 shares of common stock of mPhase.

During the twelve months ending June 30, 2004, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 110,467 shares of the Company's common stock and warrants to purchase 5,069,242 shares of common stock of mPhase.

During the twelve months ending June 30, 2005, certain strategic vendors and related parties converted approximately $1.2 million of accounts payable and accrued expenses into 3,895,171 shares of the Company’ s common stock and warrants to purchase 4,616,571shares of the Company’s common stock.

During the six months ended December 31, 2005 certain strategic vendors and related parties converted approximately $590,000 of accounts payable and accrued expenses into 3,336,864 shares of the Company's common stock and warrants to purchase 3,277,778 shares of common stock of mPhase.

As of December 31, 2005, mPhase is obligated to pay Lucent Technologies, Inc., the sum of $313,600 in 2 payments of $156,800 each against project milestones under its current Development Agreement for development of Version 3.0 of its TV+ product In addition, the Company is obligated to make payments of $100,000 per month through February 1, 2006 under a separate Development Agreement with Lucent covering development of its new battery developed through the science of NanoTechnology.

The Company also has 3 remaining payments of $100,000 per month as of December 31, 2005 through March of 2006 with the expansion of its research and development efforts with Lucent Technologies Inc in the science of Nanotechnology entering of a second Research and Development Agreement in March of 2005 to develop a Magnetometer product through the science of Nanotechnology.

The Company is currently negotiating with Bell Labs division of Lucent Technologies, Inc. to extend its Development Agreements described above for the TV+ solution and both the Magnetometer and power cell Nanotechnology product lines.

 In order to broaden and diversify its current line of business into additional high growth technology areas, the Company had previously renewed in February of 2005 its Development Agreement, originally executed in February 3, 2004, with the Bell labs division of Lucent Technologies, Inc. to commercialize the use of nano power cell technology. Under the terms of the $1.2 million contract, Lucent/ Bell Labs will develop for mPhase micro-power source arrays fabricated using nanotextured, superhydrophobic materials. This new business arrangement with Lucent Bell Labs will give mPhase the opportunity to develop and offer breakthrough battery technology applications, initially to government market segments including defense and homeland security, and ultimately to the commercial market. The initial applications for the nano power cell technology will address the need to supply emergency and reserved power to a wide range of electronic devices for the defense department.

The Company has no commitments from affiliates or related parties to provide additional financing. The Company has, from time to time, been able to obtain financing from affiliates when conditions in the capital markets make third party financing difficult to obtain or when external financing is available only upon very unattractive terms to the Company, and when such capital has been available from the affiliates. As a result, conversions of Debt with related parties and strategic vendors during the periods enumerated is a follows:

				For the Six Months
				Ended December 31,
	For the Years Ended June 30,			(Unaudited)
Equity Conversions of Debt With Related	2003	2004	2005	2004	2005
Parties and Strategic Vendors
Related Party Conversions
Number of shares	5,533,333	--	3,259,879	2,689,875	3,000,000
Number of warrants	3,491,800	--	3,259,879	2,689,875	3,000,000
Amount converted to equity	$1,760,967	$--	$651,976	$527,975	$540,000
Strategic Vendor Conversions
Number of shares	390,000	110,467	635,296	100,000	331,864
Number of warrants	215,000	5,069,242	1,356,696	700,000	277,778
Amount converted to equity	$198,032	$1,963,202	$926,894	$20,000	$50,000
Total Related Party and Strategic
Party Conversions
Number of shares	5,923,333	110,467	3,895,171	2,789,875	3,336,864
Number of warrants	3,706,800	5,069,242	4,616,571	3,389,875	3,277,778
Amount converted to equity	$1,958,999	$1,963,202	$1,078,869	$697,975	$590,000
Gain (Loss) on Extinguishment of Debt	$61,226	$150,058	$418,696	$(40,500)	$30,608

Effective March 10, 2005, the Company entered into a Development Agreement with Lucent Technologies, representing a total obligation of $1.2 million payable in 12 monthly installments of $100,000 each through March of 2006 for development of an ultra cool magnetometer sensor utilizing the science of nanotechnolgy.

Effective November 28, 2004 and September 2, 2004, the Company entered into software development agreements with Espial and Magpie respectively calling for the payments of $95,000and $312,000 in connection with development of Version 3.0 of its TV+ system. Effective September 2, 2004, the Company became obligated to pay Lucent Technologies Inc. a total amount of $1.2 million for development of Version 3.0 of its TV+ product. Such amount is payable in 8 installments of $158,600 each against 7 project milestones all of which are expected to be completed during fiscal year 2005.

Effective February 3, 2004, the Company became obligated to pay a total of $1.2 million to Lucent Technologies Inc. under a new Development Agreement in installments of $100,000 per month for a period of 12 months to develop a micro power source array using nanotextured superhydrophobic materials This Agreement was extended in February of 2005 for an additional 12 months for a total of $1.2 million to Lucent Technologies, Inc. payable in installments of $100,000 per month.

Effective August 30, 2004, the Company successfully renegotiated its payment agreement originally entered into in March of 2002 with Piper&Rudnick LLC, its outside counsel to cure all past arrearages owed under the original payment agreement. On August 30, 2004, the Company paid Piper & Rudnick LLC the sum of $100,000 cash and agreed to make future payments of $25,000 each on December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005 with a payment of $50,000 on December 1, 2005 and payments of $25,000 each on March 1, 2006, June 1, 2006, September 1, 2006 and a final payment of $75,000 on December 1, 2006. The Company is current with respect to its payments under this agreement. In addition, the Company issued a 5 year cashless warrant for 750,000 shares of its common stock valued at $.25 per share. The common stock in which such warrant is convertible into is being registered hereunder on this Form S-1 (See Selling Shareholders list) and could be sold in the open market (see Risk Factor on Page 8 hereof). In addition, Piper Rudnick LLC holds a cashless warrant covering 2,833,490 shares of its common stock that was originally issued as part of its original payment agreement in March of 2002 which shares are being registered as part of this Registration Statement filed on form S-1 by the Company (see Selling Shareholders).

Effective February 18, 2004 of fiscal year ended June 30, 2004, GTRC agreed to convert approximately $1.8 million of aggregate invoices for work performed for the Company in development of its TraverserDVDDS product into a 5 year cashless warrant to purchase5,069,200 shares of the Company's common stock or stock valued at $.35 per share.

During the fiscal years ended June 30, 2002 and 2003 the Company was able to negotiate extended payment terms for overdue accounts payable with strategic vendors. These obligations are now classified as notes payable and included in current and long-term portions of notes payable in the accompanying balance sheets, based upon the revised payment terms. The Company believes they can maintain its present repayment schedule, or otherwise renegotiate such terms that are satisfactory to the Company and these vendors.

We have evaluated our cash requirements for fiscal year 2006 and beyond based upon certain assumptions, including our ability to raise additional working capital from equity financing and increased sales of our POTS Splitter. The Company anticipated that it would need to raise, at a minimum, approximately $5-10 million primarily in private placement of its common stock with accredited investors, in the next year. As of December 31, 2005, the Company has raised in the current fiscal year approximately $5,180,000 through the issuance of 27,706,310 shares of common stock plus  warrants to purchase 27,706,310 shares of common stock at strike prices ranging from $.17 to $.30.

Management believes that the $ 7.734 million  raised through March 18, 2006, in new Private Placements in the capital markets, will be sufficient to cover its current operating expenses and permit the Company to maintain its present operational levels through fiscal year 2006. This amount may be supplemented with additional funds that could be received from investors, including selling shareholders' listed in this prospectus, currently holding warrants to purchase up to a total of approximately 108 million shares of common stock at exercise prices of $.17-$.30 per share which may trade "in the money" and can be exercised during the next 12 months; the likelihood and potential for which may increase should this prospectus become effective and should the price of the Company's common stock rise.

Should these cash flows from potential warrant exercises not be available to us, we believe we would have the ability to revise our operating plan and make certain further reductions in expenses, so that our resources which were available at June 30, 2005, plus financing secured during fiscal year 2006, and expected POTS splitter revenues, will be sufficient to meet our obligations until the end of fiscal year 2006. We have continued to experience operating losses and negative cash flows. To date, we have funded our operations with a combination of component sales, debt conversions with related parties and strategic vendors, and private equity offerings. Management believes that we will be able to secure the necessary financing in the short-term to fund our operations into our next fiscal year. However, failure to raise additional funds, or generate significant cash flows through revenues, could have a material adverse effect on our ability to achieve our intended business objectives.

Additionally, the November 2005 private placement was closed out in March of 2006 with the placement of 30,799,381 equity units at $.18 consisting of one share of common stock plus a 5 year warrant for a like amount of shares with a strike price of $.18 generating proceeds of $5,400,000.

In order to encourage participation in the current private placement and the exercise of other warrants previously issued to certain investors that had participated in prior private placements with the Company at higher prices, the Company offered to reduce the price of certain outstanding warrants to $.18, to issue a replacement of 5 year warrant with a strike price of $.20 for an amount of shares equal to the amount exercised.  The foregoing generated additional net proceeds of $2,199,750 to the Company.

As of December 31, 2005, the Company issued qualified stock options to its employees and non-qualified stock options to employees and consultants having a total aggregate value of $1,310,625.  In addition, in January of 2006, the Company issued 9,500,000 shares of common stock valued at $1,995,000 to employees, directors and consultants plus qualified and non-qualified stock options for 11,512,500 having an aggregate value of $1,585,075.

The Company is focusing upon a dual strategy of maximizing sales from its new cutting edge products and continued development of its TV+ and Nanotechnology  products to achieve maximum returns to its shareholders as a high growth technology enterprise.

On February 28, 2005, the Company announced that it will collaborate with Rutgers, the State University of New Jersey, on broadening of its nanotechnology based battery to include chemistries such as Lithium as well as the Zinc and Manganese Dioxide chemistries that it is developing through the Bell Labs division of Lucent Technologies Inc. The agreement with Rutgers is contingent upon obtaining federal and state funding for the project.

BUSINESS

Overview

We develop, market and sell innovative IPTV and DSL broadband telecommunications equipment. Our main focus is developing the most cost effective products to enable telecommunications service providers to deliver digital quality television (together with data and voice) over its existing infrastructure that may consist of copper, fiber, coax or some combination thereof. The primary markets for mPhase's television delivery products are regions of the world outside of the United State that do not have coaxial fiber infrastructure capable of delivering a large number of digital broadcast television channels. Therefore our television products are targeted primarily for International markets outside of the United States.

On February 3, 2004, mPhase entered into the emerging area of NanoTechnology as a new and second line of business with its execution of a new Research and Development Agreement with the Bell Labs division of Lucent Technologies, Inc. NanoTechnology involves the synthetic assembly of new structures and materials at the molecular level. NanoTechnology has many potential applications including in industries such as biotechnology, semi conductors and power cells and sensors. The Company is initially focusing its efforts in developing new power cells and sensors NanoTechnology products designed for military applications.

Outsourcing

The Company practices an outsourcing model whereby it contracts with third party vendors to perform certain functions rather than performing those functions internally. For instance, mPhase out sources its research of both its TV+ product and exploratory research of micro electro mechanical systems development and its exploratory development of power source array fabrication using nanotextured superhydrophobic materials to the Bell Labs division of Lucent Technologies Inc.. It also out sources analog engineering development and certain administrative functions to Microphase Corporation and manufacturing of its POTS Splitter product to Janifast Ltd.

We currently have no contracts in place for the manufacturing of our products with either Microphase Corporation or Janifast Ltd. or any other non-affiliated third party manufacturers. We periodically execute purchase orders for the manufacture of quantities of POTS Splitters that are made by Janifast Ltd.

With respect to manufacturing of its IPTV TV+ solution, mPhase is targeting leading contract manufacturing companies with strategically located facilities globally with which it can establish long-term relationships. By using contract manufacturers, mPhase will attempt to avoid the substantial capital investments required for internal production. Janifast Ltd. has produced and delivered 1000 set top boxes to a major Russian telecommunication service provider in connection with the initial deployment of the Company's TV+ solution.

The Company has entered into various Project Development Agreements with Lucent Technologies, Inc in fiscal years 2004 and 2005 described above, as well as other significant agreements that include a Co-Branding Agreement, dated as of January 21, 2003, allowing the Company to add the Lucent name and Logo to its cost-reduced INI set top box for use with its TV+ products. Such agreement is for an initial period of one year and is subject to renewal on an annual basis by mutual consent. In addition, the Company has entered into a Systems Integrator Agreement, dated as of April 4, 2003 designating the Company as a reseller of the Lucent Stinger DSL transport product when bundled as part of the mPhase TV+ platform globally. Such agreement gives mPhase the exclusive right to sell the TV+ product worldwide containing the Lucent Stinger as the DSL transport mechanism for delivering broadcast television, high speed data and voice over copper telephone wires. In order to qualify for such status, as an accredited reseller, Lucent Technologies, Inc. determined that the Company's TV+ solution added significant value to the Stinger DSL product by enabling such product to deliver broadcast television using internet protocol in addition to the Stinger's well known existing world-class capabilities for the delivery of voice and high-speed data over copper telephone lines. Such agreement is for an initial two year term provided that either party may cancel such agreement with 60 days' notice to the other party.

As a member of the Lucent Business Partner organization, mPhase is able to leverage established relationships with an existing Stinger customer base without having to expand its sales force. To date there are approximately 4 million ports of the Stinger deployed around the world some of which may represent potential future deployments and upgrades for the IPTV TV+ solution. mPhase and the Lucent Global Business Partners group are also targeting other Business partners in markets where there currently is a lack of cable television infrastructure.

mPhase also develops and designs component DSL products including Plain Old Telephone Service Splitters (POTS Splitters) and low pass filters. Since its inception in 1996, virtually all of mPhase's sales revenue has been derived from the sales of POTS Splitters and other DSL component products. mPhase's product line also includes its intelligent line of POTS Splitter product known as the Broadband Loop Watch. This is a device which allows telecommunications service providers to perform DSL loop qualification from a central office without having to deploy workers to the field.

Industry Background

The Company believes there is a significant market for its latest TV+ solution for the delivery of IPTV. Telephone companies worldwide need to deliver a combination of services (i.e., voice, television and data) in order to reverse negative economic trends of reduced margins and customers. The multichannel television business is a growing industry. Much of the world is largely underserved, with little access to digital television programming. Cable, outside the US and pockets of Europe, is in the early stages of deployment. The mPhaseTV+ solution empowers telecommunications service providers to (a) capitalize upon this growing revenue-generating segment and (b) be able to compete more effectively with other technologies, such as cable where installed, and direct broadcast satellite (DBS) services.

We believe the incentive for telephone companies to deploy advanced digital services is significant. The traditional revenue model for telecommunications service providers is shifting as fixed line calling revenues are continuing to decline with the advent of as wireless telephony and voice delivered over the Internet. Traditional telephone companies can no longer rely on a captured market and need to offer new, revenue-generating services in order to maintain or increase profitability and by offering new services to their customers.

Cable television providers are also beginning to offer cable telephony and cable modems for high-speed Internet service, in addition to their traditional multichannel television services. Additionally, in the U.S., direct broadcast satellites providers (DBS) are upgrading to two-way satellite communication to provide data services. In more advanced markets, these technologies have converged, leaving telephone, cable and direct satellite television providers competing for the same customers and the same dollars.

mPhase's flagship TV+ solution enables telephone companies and other communications service providers utilizing twisted pair telephone wires or any other existing infrastructure to respond to these competitive threats and immediately offer fully integrated broadband service packages to their subscribers. Importantly, with mPhase's products, telecommunications service providers are able to compete with cable and satellite providers in the high-margin multichannel digital television market. mPhase's product solution do not require a capital-intensive fiber nor cable build- out, long lead times, or a technically challenging deployment. Instead, utilizing their already installed telephone line infrastructure, telephone companies can increase their per subscriber revenue, capture additional market share, stave off competition and ultimately increase their overall market valuation by becoming full-service communications providers today.

Incumbent telecommunications service providers will have an opportunity to preempt wide digital cable or satellite adoption that deploy mPhase's IPTV solution and become market leaders in providing data and video services. Most telecommunications companies and industry analysts currently understand that data-only solutions are not sufficient to attract new customers, retain existing ones, and maintain or achieve profitability.

Our IP Television Solution

mPhase markets and sells its innovative IPTV delivery middleware/software as part of its TV+ solutions and is developing a next generation set top box as an additional component of such solution and as a stand alone product. The Company has refocused its efforts on IPTV software/middleware based upon carrier class open standards from its original development of delivery of TV as part of broadband DSL proprietary hardware our flagship product line is our TV+ solution enabling the delivery of IP TV, voice and high-speed interned over any type of infrastructure of a telecommunications service provider. mPhase has developed its TV+ solution with a specific target in mind, namely, telephone companies in parts of the world where access to multi-channel television is limited, as well as domestic, rural telephone operators.

mPhase introduced its first TV over DSL product, the Traverser Digital Video and Data Delivery System, (DVDDS) in 1998. The DVDDS, is an end-to-end system based upon proprietary technology developed in conjunction with Georgia Tech Research Corporation. Because it is an end-to-end video-over-ADSL (asymmetric digital subscriber line) equipment. The proprietary transport method utilized in the Traverser System is patent protected. The intellectual property embodied by the DVDDS System includes the ability to deliver a plurality of channels to a plurality of users, ensuring that all channels are available to all users at all times. The Company has replaced this legacy product with its newer TV+ solution.

The DVDDS was originally installed at Hart Telephone Company in Hartwell, Georgia. as part of a beta trial of over 80 customers. Another DVDDS system is installed at the BMW manufacturing plant in Spartanburg, South Carolina for use as a closed television system in a commercial setting.

As of December 30, 2005. the Company is testing for deployment in Russia, its IPTV solution or Release 3.0 of its TV+ solution.. Over the years, the Company has spent over $30 million on research and development culminating in the IPTV product and believes it has significant experience and market knowledge in the field as a result of over 7 years of development efforts, changing market conditions and new technology developments in connection with Internet Protocol delivery of video.

Bell Labs and mPhase initially commenced research on the TV+ solution in December of 2002 as a compliment to and enhancement of the software and set top boxes needed to delivery television over DSL using the Lucent Stinger DSLAM. Bell Labs had previously been working in a contract engineering capacity helping mPhase to cost-reduce its digital set top box.

The two companies elected to team and create what we believe to be the most reliable, scaleable and cost-effective system for the delivery of television services over copper telephone wires. This collaborative platform combines the data centric strengths of Lucent's Stinger with the TV-centric strengths of mPhase's Traverser™ resulting in a best of breed solution. For mPhase, the TV+ Solution marks a shift in strategy from selling a complete, proprietary platform to providing an industry-standard, modular solution. This joint approach offered a number of advantages. For instance, by utilizing the Lucent Stinger for transport, mPhase's mPhaseTV+ platform can capitalize upon the proven, extremely robust and cost effective method of supporting and delivering data combined with the Traverser's method of supporting video.

Releases 1.0 and 2.0 of the TV+ solution were designed as ATM (asynchronous transfer mode) solutions then targeted to the traditional reliability and use of such protocol by the majority of telecommunications service providers. Release 3.0 of the TV+ solution marks the final evolution of the IP based solution ideally suited for large-scale deployments, and in parts of the world that cannot afford the cost of upgrading to cable infrastructure.

NanoTechnology

mPhase has recently entered the business of NanoTechnology which represents the latest scientific area involving the disciplines of molecular engineering, quantum physics and electrochemistry, amongst others to create new advances in products. mPhase is currently focusing primarily upon exploratory research for the development of advanced battery and power cell products and Electro Mechanical Sensor for a new generation of sensors for military applications.

Business Development, Organization, and Acquisition Activities

We were incorporated in New Jersey in 1979 under the name Tecma Laboratory, Inc. In 1987, we changed our name to Tecma Laboratories, Inc. As Tecma Laboratories, Inc., the Company has primarily engaged in the research, development and exploitation of products in the skin care field. On February 17, 1997, we acquired Lightpaths, Inc., a Delaware corporation, which was engaged in the development of telecommunications products incorporating DSL technology, and we changed our name to Lightpaths TP Technologies, Inc.

On January 29, 1997, we formed another wholly-owned subsidiary called TLI Industries, Inc. The shares of TLI were spun off to our stockholders on March 31, 1997 after we transferred the assets and liabilities, including primarily fixed assets, patents and shareholder loans related to the prior business of Tecma Laboratories. As a consequence of these transactions, we became the holding company of our wholly owned subsidiary, Lightpaths, Inc. on February 17, 1997.

On June 2, 1997, we completed a reverse merger with Lightpaths TP Technologies, Inc. and changed our name to mPhase Technologies, Inc.

On June 25, 1998, we acquired Microphase Telecommunications, Inc., a Delaware corporation, by issuing 2,500,000 shares of our common stock. Microphase Telecommunications' principal assets were patents and patent applications utilized in the development of our proprietary Traverser technology (as discussed in related footnote 11 of financial statements on P F-35). See also "Material Related Party Transactions," contained with "Critical Accounts Policies" on P 27 and "Certain Relationships and Related Transaction" P 51.

In March 2000, we entered into a joint venture with Alphastar International, Inc. to form a company called mPhase Television.net, Inc., (mPhaseTV) in which we held a 50% interest. On May 1, 2000, we acquired an additional 6.5% interest in mPhaseTV, and made it one of our consolidated subsidiaries.

On March 14, 2000, we entered into an agreement with BMW Manufacturing Corp., located in South Carolina. Under the agreement, we installed version 1.0 of the Traverser for BMW's telephone transmission network. BMW has agreed that, upon its notice and consent, we will be able to demonstrate to potential customers the functioning system at BMW's facilities. BMW has made two (2) subsequent purchases increasing the size of its deployment to 48 unique units.

Our flagship installation, Hart Telephone, has completed the build and development of its digital headend during fourth quarter of 2001. The completion of their digital headend marks the move from beta to commercial deployment of the Traverser platform. Hart currently has approximately 70 customers receiving about 80 channels of television services.

In May of 2002 mPhase initiated discussions for development of a cost-reduced intelligent network interface (INI) set top box with the Bell Laboratories division of Lucent Technologies, Inc.

Effective December 1, 2002, mPhase entered into a Development Agreement with the Bell Laboratories division of Lucent

Technologies, Inc. for the development of mPhase's broadcast television switch (BTS) as an integrated platform with the Lucent Stinger DSL Access Concentrator.

On December 9, 2002, pursuant to a Statement of Work, Lucent commenced development of the BTS for mPhase.

On December 15, 2003, mPhase engaged Lucent for the cost-reduction of its Traverser INI set top box.

On January 21, 2003, mPhase entered into a Co-Branding Agreement with Lucent under which mPhase's INI set top box will be co-branded with the Lucent Technologies, Inc. name and logo.

On April 4, 2003, mPhase entered into a Systems Integration Agreement with Lucent. Under the terms of the agreement, mPhase has been given the exclusive right to sell worldwide a "bundled" solution consisting of mPhase BTS and the Lucent Stinger.

In May of 2003, mPhase has announced development of the mPhaseTV+ Platform with Lucent Technologies' Bell Labs. This modular product, as described in the "Our Solutions" section earlier, utilizes the industry-standard Lucent Stinger for transport. Bell Labs has been design contracted to design the mPhase BTS and Traverser CPE to be used in conjunction with the Lucent Stinger. A redesigned cost reduced second generation set top box CPE equipment has been completed. A prototype version of the BTS is also completed and has been successfully tested with 3 customers at Hart telephone in July of 2003. The first version of our TV+ product is scheduled to be completed during the second quarter of fiscal year 2004.

In November of 2003, mPhase announced that it had entered into a $1.0 million Project Development contract with Lucent Technologies' Bell Labs division to complete development of Version 1.0 of its TV+ solution by the summer of 2004.

In February of 2004, mPhase announced that it had entered into a $1.2 million Project Development contract with Lucent Technologies' Bell Labs division to perform exploratory research and development of micro power source arrays fabricated using nanotextured, superhydrophobic materials.

In September of 2004, mPhase announced that it had entered into a new $1.2 million Project Development contract with Lucent Technologies' Bell Labs division to develop Version 3.0 of the TV+ solution centered around a new "Video Soft Switch" enabling the delivery of broadcast television, high speed internet and voice over an new IP based system with an open standards architecture.

In November of 2004, mPhase announced the selection by Lucent Russia to deploy 1,000 ports of mPhase's TV+ solution to a telecom services company in the far eastern region of Russia that is one of 7 regional mega communications service providers. In addition the Company announced that it had received an initial order of $1 million for its IPOT3 product renamed as the Broadband Loop Watch from Lucent Saudi Arabia. Due to certain delays in delivery and deployment, such contract is currently in the process of being renegotiated.

In February of 2005 and March of 2005 respectively, mPhase extended its Project Development Agreement with the Bell Labs division of Lucent Technologies Inc. covering its power cell product for an additional 12 months at a cost of $1.2 million and also entered into a new 12 month Project Development Agreement for development of its new MEMS based Magnetometer sensor product. Such contracts are in the process of being extended of an additional 12 months together with a new 12 month continuing Development Agreement for the IPTV.

Our revenue, historically, has been derived from sales of component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. In our fiscal years ended June 30, 2003, June 30, 2004 and 2005 respectively, we generated approximately $2.6 million, $4.8 million and $1,711,085 in revenue and $548,802 in revenue for the six months ended December 31, 2006, respectively, and losses of $6,649,011, $7,797,469 and $11,504,944 respectively from the commercial sale of our component products. Our other component products, including Filters and Central Office POTS Filter Shelves, are marketed to other DSL equipment vendors. We do not believe that the sales of our TV+ feature product will be materially impaired by the sale of these component products to these potential competitors.

mPhase is in the process of evaluating a full range of contract manufacturers, including manufacturers outside of the U.S. We believe that there are many qualified manufacturers around the world. mPhase is likely to contract with multiple companies depending on which countries the TV+ product is deployed and depending upon cost-competitiveness.

Our Products & Services

To date mPhase's revenue has been derived almost exclusively from sales of DSL component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. In November of 2004 we received our first order for 1000 ports of our TV+ solution from a major telecommunications service provider in Russia and are currently deploying with such telecommunications provider such ports. In addition, we are in renegotiations with Lucent Saudi Arabia for deployment of our Broadband Loop watch Product.

mPhase supplies the telecommunications industry with products designed to enable, enhance or support broadband DSL services. mPhase's line of TV-over-DSL products include Versions 1.0 and 2.0 of its TV+ Platform with Version 3.0 of its TV+ product. Additionally, mPhase markets a line of DSL component products ranging from commodity items such as traditional POTS Splitters and microfilters to higher-end, feature-rich products such as the recently introduced Intelligent POTS Splitter.

Traverser DVDDS

mPhase's legacy television-over-DSL System is the Traverser DVDDS. This system is a patented end-to-end solution enabling the delivery of digital broadcast television, high speed data services, and traditional voice services over a pair of copper telephone wires. It has been recently replaced by the mPhase TV+ solution.

History of the IPTV+ Solution

mPhase and Bell Labs Lucent Technologies have teamed together to create an industry-standard, high quality and cost effective television over DSL platform known as the mPhaseTV+ solution. Releases 1.0 and 2.1 of this solution consists of three key elements:

The mPhase BTS (broadcast television switch) layer interfacing the video headend and the DSLAM;

Lucent's Stinger DSL Access Concentrator, a field-tested central office (CO) piece of equipment which provides DSL connections to individual customers; and

mPhase CPE, a highly integrated set top box to deliver video in the home environment from the DSL link.

This hybrid, collaborative platform capitalizes upon the strengths of both Lucent's and mPhase's technology. The BTS embodies the same video networking intelligence as the Traverser DVDDS. However, when combined with the proven, robust Stinger, which effectively and cost-effectively supports data, the end result is what we believe to be a best-of-breed, industry-standard solution.

The mPhase BTS resides between the DSLAM and the video headend and provides video networking intelligence that enables television services over DSL. The BTS is also responsible for video-related functionality such as demuxing and mapping MPEG-2 bitstreams, video subscriber management, video content management and billing management.

mPhase has developed, in conjunction with Bell Labs, a low cost, efficient and compact digital set top box with an integrated DSL Modem called the INI Version 400. Various versions of this device exist or are in development such as a standards-based product inoperable with the Lucent Stinger as well as other manufactures' DSLAMs.

Together with a digital video headend (or PCC) and the Lucent Stinger, the Versions 1.0 and 2.0 of the TV+ platform provide an ATM (asynchronous transfer mode) based end-to-end solution for customers wanting to provide television and high-speed data services over their existing copper infrastructure. Based on a streamlined, modular architecture, future upgrade, additional features and ancillary services can be implemented without major modifications to the entire system.

The Company expects to sell Release 3.0 or its IP(internet protocol) based TV+ platform to customers planning to support large scale deployments, delivering both high speed data and television services. Such system is designed for maximum flexibility cost effectiveness and highly scaleable for large deployments by telephone service providers and represents a shift of the Company's focus from hardware to software. Since most telecommunications providers require an IP rather than ATM mode for deploying digital broadcast television and video on demand, we believe that our Release 3.0 will supersede our earlier releases of the TV+ solution.

The Company believes the initial major deployments and any revenues from sales of its flagship IPTV solution are not expected until the third quarter of fiscal year 2006. An upturn of spending in the telephone industry should also increase sales and improve the Company's margins and provide the Company with the opportunity to attain profitability.

Component Parts Pots Splitter Shelves Intelligent Pots Splitter (iPots)

Although the Company has repositioned itself mainly as a software/middleware provider of IPTV solutions, mPhase also designs and markets a line of DSL component products ranging from commodity items such as carrier-class POTS splitters located at the central office as well as customer premises equipment splitters and filters located in the home. Recently, mPhase has introduced a line of innovative loop management products intended to lower the operational costs involved with supporting DSL services. The Broadband Loop Watch (intelligent POTS Splitter), product line marks a significant advancement in automating loop management by utilizing "intelligent functionality" thereby enabling testing of a telephone loop for DSL deployment without having to dispatch personnel to the field to manually perform such tests. This product reduces the operational costs of deploying and maintaining DSL services. The Broadband Loop Watch (originally named the iPOTS3) is a significant advancement from the Company's original iPOTS1, allowing service providers a 3-way view of the network and is compatible with DSLAM's of most vendors. TheiPOTS1 was originally designed for use only with the Lucent Stinger DSLAM.

Microfilters

We have developed a complete line of microfilters, including a 2 and 4 pole filter for use in single and multiphone households, as well as a network interface splitter.

Research and Development Activities

As of June 30, 2005, we had been billed approximately $13,539,952 for research and development conducted by Georgia Tech Research Institute (GTRC) in connection with the development, over 5 years of the legacy Traverser DVDDS system .On March 26, 1998, we entered into a license agreement with Georgia Tech which owns the Digital Video and Data System technology. GTRC and its affiliates have granted us the exclusive license to use and re-sell Traverser DVDDS worldwide. We are obligated to pay Georgia Tech royalties of up to 5% on future sales of the Traverser™ The license agreement expires automatically when the patents covering the invention expire.

The Company has paid Lucent Technologies, Inc, through December 31, 2005 a total of $3,721,902 for development of Versions 1.0 through Versions 3.0 its TV+ or IPTV solution which commenced as of September 15, 2002. In September of 2004, mPhase announced a new Project Development contract with the Bell Labs division of Lucent Technologies Inc to develop Release 3.0 of its TV+ platform as a new IP based system with an open standards-based architecture based upon a new "Soft Switch" software enabling the delivery of broadcast TV, high-speed internet and voice over fiber and copper. Such Agreement was extended in August of 2005 through December 31, 2005 and is currently in negotiations for another extension of 12 months.  The Company is obligated to pay a total $398,257 primarily to Lucent Technologies Inc, Magpie Insiders, Inc., Espial, Latens and Velankani Software as of December 31, 2005 in remaining payments in order to complete Release 3.0 of the TV+ product.

In February of 2005 mPhase announced that it had entered into a new 12 month extension of its February 2004 $1.2 million Project Development contract with the Bell Labs division of Lucent Technology Inc. for the exploratory research of micro power cell arrays using superhydrophobic nanotextured materials with the first commercial application expected to be a new miniature power cell with a very long shelf life for military and commercial applications. Under the terms of such agreement the Company has paid Lucent $100,000 per month commencing in February of 2005 for a 12 month period for a total of $1.2 million. The Company and Lucent plan to extend such contract for another 12 months on similar terms to continue development of the miniature power cell product. In addition in March of 2005, the Company announced a 12 month agreement with Lucent Technologies, Inc. for development of an electromagnetic sensor or Magnetometer product using the science of Nanotechnology at a cost of $1.2 million payable in 12 installments of $100,000 per month through March of 2006. The Company is currently in negotiations to extend such contract for another 12 months.

Market

Currently, mPhase's target market for its IPTV solution includes telephone companies and telecommunications service providers worldwide. By deploying converged voice, video and data over their existing telephone infrastructure, telecommunications service providers can increase revenue and profitability and retain valuable market share. In most parts of the world, the telephone company is strongly positioned to be first to market with an integrated bundle of communications services. IPTV subscriptions are forecasted to reach around 40 million subscriptions by 2010.  This number has increased significantly since 2004 at about 1.3 million.

IPTV can and most likely will become a catalyst of pay TV and broadband growth for key emerging markets such as Russia.  In today's competitive telecommunications landscape, the mPhaseTV+ solution for delivery of IP TV has now become a compelling solution for many large international telecommunications service providers to compete effectively in today's marketplace.

We estimate that on average, a typical telecommunications service provider using mPhase's IP TV+ solution can generate significant revenue with a payback on its initial investment in either system within 2-3 years depending on the size and scope of the deployment. Importantly, this relatively short payback period is still applicable in countries where the average cost of a basic cable television package is well below the US average. The economics of mPhase's IPTV+ solution are such that, for example, when charging as little as $10 per month per subscriber for a basic television package, the system operator can expect a full return on investment within a three-year period of time. Furthermore, over 5 years a telecommunications service provider can achieve a significantly higher rate of return on its investment in our IPTV solution than would be possible with deploying voice and data alone. mPhase has developed a detailed and highly customizable return on investment model to assist the telco in assessing its rates of return and profitability based on additional revenue generated by the new services.

mPhase expects to derive the majority of its revenue from the sale of its TV+ solution developed in conjunction with Lucent Technologies, for a number of reasons:

1.

The platform has been designed to achieve maximum cost efficiencies by maximizing scalability using IPTV.

2.

mPhase believes its business partnership with Lucent will help validate our products and result in greater sales.

3.

Version 3.0 of the TV+ solution is a market driven IP based solution and is a powerful software/middleware enabling tool providing complete standards-based flexibility for any combination of transport hardware including all major DSLAM's, set top boxes and other features necessary to optimize a solution by a telephone service provider for the delivery of broadcast television, voice and high-speed internet.

mPhase is currently targeting international incumbent telephone companies.  The Company expects to derive the majority of its system sales abroad, specifically from telephone service providers in Russia and Turkey.

mPhase believes that foreign markets will adopt its IPTV solution more rapidly than domestic service providers since there is not generally intense competition from cable television. Therefore, the Company has placed much of its initial emphasis on targeting the international market.

Russia and Turkey are markets with minimal pay-TV and broadband penetration levels.  These markets offer the possibility that IPTV will be come the main catalyst for broadband adoption.  There has been little success in these markets thus far, but we believe we have created a product that will trump the past failures.  The demand for IPTV is higher now that it has ever been.  The markets mPhase is targeting possess pockets of moderate to high-income households willing and able to purchase advanced digital services, but very few, if any, alternatives exist.

Cable television and digital broadcast satellite (DBS) services are less competitive internationally than in North America. Because of the limited expansion of cable, especially two-way digital cable and satellite networks abroad, access to advanced communications services such as high-speed Internet and digital television in many areas is limited to copper-based delivery methods.

Competition in the worldwide telecommunications market is becoming increasingly aggressive due to changing telecommunications regulation, heightened competitive threats from alternative technologies, such as cable and digital broadcast satellite, and price declines in local and long distance telephony services.  Over the past decade, the distinction between local and long distance services has gone extinct.  Now operators have introduced all-distance calling for one rate.  This is why more and more operators are beginning to look into VoIP and other sources of revenue such as IPTV.

To date, there are several significant deployments of IPTV worldwide including Fastweb in Italy, Imagenio, operated by Telefonica in Spain, Yahoo BB/Softbank in Japan, SuperSun in China in Hong Kong, PCCW in Hong Kong, Free Telecom in France, Yahoo BB in Japan and Media on Demand in the Republic of China operated by Chunghwa Telecom. mPhase believes that the deployment of IPTV worldwide is in the beginning stages but we have begun initial deployments in Russia with Svyazinvest Companies. The market has been slower to develop than many commentators have predicted owing to the technical complexity of the systems software and hardware to deliver feature rich television and video on demand where many international telecommunications operators have varied topologies, existing infrastructure, and complex regulations to comply with in order to successfully deploy such a system. Nevertheless, mPhase believes that telecommunications service providers around the world have the incentive to deploy.

Sales Strategy

IPTV

mPhase will pursue sales opportunities through a variety of channels, including direct sales by the Company's internal sales team, distributors and in conjunction with Lucent Technologies, Inc.

mPhase should be able to leverage the Lucent brand and the reputation of the Stinger as a highly scaleable and cost-effective transport medium. An example of this is found with respect to mPhase's initial deployment of 1000 ports of its TV+ solution to a major telephone service provider in Russia through Lucent Russia as an addition to the Lucent Stinger DSLAM.

In markets where Lucent is directly selling into accounts deemed to be strong potential markets, the two companies can collaborate their efforts to bring forth a compelling product solution.

Joint Venture Opportunities

There also exist opportunities for mPhase to capture recurring revenue from the sale and deployment of its video over DSL systems through a joint venture business model. Under this scenario, mPhase would sell its equipment to a joint venture company, of which mPhase retains a minority position. This company would negotiate either a line leasing or revenue share program with the incumbent telephone company and subsequently deploy and operate one of mPhase's television over DSL platforms. mPhase believes a JV may provide additional opportunities for sales to international telephone carriers that may not have the funds to procure mPhase's IP TV solution, yet recognize the potential business opportunity in deploying our product.

Funding of the equipment and operation of the system would be the responsibility of the JV. Member companies of the JV would include entities interested in controlling television services such as the government and large media groups. For example, mPhase has established a JV in Turkey with Beyaz Holdings a significant provider of Turkish Television content. Although a JV requires greater involvement from mPhase in terms of organizing and coordinating the appropriate parties, the long- term potential benefits to mPhase are great. mPhase would not only secure sales of its TV+ solution, but would benefit from the recurring revenues from a JV engaged in being a broadcast television service provider.

DSL Component Products

mPhase continues to sell a line of DSL component products including: POTS Splitter Shelves, DSL Loop Diagnostic systems such as the Broadband Loop Watch product, in-line microfilters, Continuity Test Cards and Network Intelligent Device splitters. These products are essential components to any DSL installation, regardless of the DSL equipment vendor. The mPhase components are interoperable with Digital Subscriber Line Access Multiplexing equipment from a broad range of DSL manufacturers. Potential customers for the DSL component products include other DSL equipment manufacturers, re-sellers, network integrators and telecommunications service providers deploying DSL worldwide.

To date, mPhase has deployed over 250,000 POTS Splitter ports. The mPhase DSL component products are sold both by mPhase directly as well as through established distribution agreements.

The Company recognizes the depressed market conditions that began in 2001 that continue to pervade the telecommunications equipment industry. Although the Company experienced a rebound in the market in the first quarter sales of POTS Splitters during fiscal year ended June 30, 2004, it has continued to experience a general decline in such sales in each quarter thereafter through the remaining portion of the fiscal year ended June 30, 2005 and for the six months ended December 31, 2005. Sales through January, 2006 have continued to be weak.

We are continuously in discussions with various original equipment manufacturers of telecommunications equipment to identify opportunities for joint bids for infrastructure deployment with major domestic and international telecommunications service providers. We also continue to market our component products directly.

Intellectual Property, Patents and Licenses

The Company has entered into software development and licensing agreements with Magpie with respect to certain software used in connection with Release 3.0 of its TV+ product. Under such development and licensing Agreement the Company has made aggregate payments of approximately $320,000 as of April 21, 2005. In addition the Company will pay a licensing fee per set top box sold as part of the TV product. In the third quarter of fiscal year 2005, the Company entered into a second development agreement with Magpie calling for payments of approximately $430,000 in order to complete software development necessary for Release 3.0 of its TV+ solution. Such payments are payable monthly subject to completion of milestones.

We have filed and intend to file United States patent and/or copyright applications relating to some of our proposed products and technologies, either with our collaborators, strategic partners or on our own. There can be no assurance; however, that any of the patents obtained will be adequate to protect our technologies or that we will have sufficient resources to enforce our patents.

Because we may license our technology and products in foreign markets, we may also seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States regarding patent protection of our products or technology. In addition, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain, patents that will have an adverse impact on our ability to make and sell our products. There can also be no assurance that competitors will not infringe our patents or will not claim that we are infringing on their patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease our operations.

The intellectual property owned and licensed by us falls into two general categories, analog and digital intellectual property. We have a pending patent application that was filed in June 1999 claiming priority to three provisional patent applications for the analog portion of our technology used in relation to the Traverser DVDDS platform.

Our DSL filter technology enables increased video clarity over copper wire, longer transmission distances and decreased signal error rate. The intellectual property related to the DSL filters includes:

low pass filter shelves and POTS Splitters, which combine the Traverser DSL spectrum from the traditional voice service; and

ADSL filters, which are filters that conform to the worldwide DSL standard and are utilized in the transmission of data and voice service at up to 8 Mbps. We believe that both of these components are key to providing a DSL signal at sufficient quality and service distances for combined video and data delivery.

We license our digital intellectual property. We also have an exclusive, worldwide license to manufacture and market products using the technology developed by Georgia Tech under our contract with them. The exclusive license with Georgia Tech is applicable for the duration of their patent protecting the system design and other technology related to the legacy Traverser DVDDS platform.

The licensed patented and patent-pending technology developed at Georgia Tech covers the capabilities of the Traverser DVDDS.

A patent for the System and Method for the Delivery of Digital Video and Data over a Communications Channel was issued on November 28, 2000 to the Georgia Tech Research Corporation. The Company is expected to maintain this patent in the United States and certain foreign countries.

On July 12, 2005, mPhase announced that it had been awarded a U.S. Patent for Signal Splitting Technology used in its new Broadband Loop Watch product.

We also have patents pending that protect:

The software management and control of the individual Traverser links, the DVDDS, and the channel changing methodology and interface to the electronic program guide at the customer site through the Intelligent Network Interface;

apparatus and methods of remote control of the Intelligent Network Interface; and,

systems and methods to provide subscribers means to playback previously recorded video content.

We purchase from GlobeSpan telecommunication rate adaptive DSL chipsets used in the Traverser DVDDS.

The Company has filed 7 patents that consist of a combination of (a) patents granted to mPhase from the bell labs division of Lucent Technologies, Inc. and (b) joint patents developed by mPhase and employees of bell labs with respect to the nanotechnology products currently under development.

We also rely on unpatented proprietary technology, and we can make no assurance that others may not independently develop the same or similar technology to ours or otherwise obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of the Traverser technology, our future operations could be adversely affected.

With the migration of the Company's television delivery platform from the Traverser to the TV+ solution, the Company is currently reexamining the need to maintain the cost of patent protection with respect to the legacy Traverser product.

Regulation

The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of communications services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into certain markets. In addition, our business and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components, which we obtain from non-domestic component suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially adversely affect our business.

Competition

mPhase competes with broadband equipment manufacturers including cable and digital broadcast satellite equipment manufacturers, as well as other equipment vendors manufacturing IP TV middleware solutions and set top boxes. The global telco customer base has the ability to adopt other forms of content distribution if it chooses to compete in the multi-channel home entertainment market. However, mPhase believes its IPTV solution is attractive to a broader range of customers of telecommunication service providers. The following sections outline the competitive landscape for mPhase.

Cable Television Network Operators

Cable Television is our indirect competitor.  This is mainly because where we are focusing our attention there are no known cable television providers.  mPhase believes that the TV+ solution is the most cost effective and robust video delivery technology deployable by our primary target market of international telecommunications service providers. Cable Television providers around the world are seeking to preempt the IPTV value proposition of transforming and personalizing the end-user experience.  New Services are rapidly being provided to a larger customer base than previously with more emphasis on on-demand capabilities.  The cable industry in the United States has invested more than $85 billion in its networks to combine traditional coaxial cable with fiber optic to create hybrid fiber coaxial.  This allows operators to transmit digital signals, expand programming capacity and enable interactive services.  Cable operators will also move to IP, this is inevitable, but many markets do not have the cable infrastructure needed to deploy such a product.

Direct Broadcast Satellite Services

In the US, direct broadcast satellite (DBS) providers have experienced increased market penetration over the past few years. DBS service is the only alternative television delivery method in rural areas where cable has not been deployed, or antiquated analog cable is predominant. However, in some cases, DBS service does not include local off-air channels and most DBS operators are not able to provide competitively-priced wireless high-speed Internet service. Technology enabling two-way, high-speed Internet access over DBS is relatively new and we expect it will take time to reach broad market acceptance as a cost-effective, reliable data delivery method.

Other IP TV Vendors

mPhase competes with both vendors of middleware and set top boxes. Companies that supply middleware for IPTV include a joint venture of Microsoft and Alcatel, Minerva, Orca Interactive, Siemens, VBrick Systems, and Video Furnance. Other set top box vendors for IP TV include Advanced Digital Broadcast, Amino Communications, i3 micro, Kreatel, Pace Micro Technology, Samsung, Telsey Telecommunication and VBrick Systems. IP end to end systems competitors include UTStarcom, mxWare and Industria. Lucent has recently established a partnership with Orca Interactive, a company located in Israel that makes software/middleware for the delivery of IPTV that is in direct competition with mPhase's IPTV product.

Differentiating Factors

mPhase believes that its IPTV product offers the most reliable, scaleable and cost effective solution for delivery of broadcast television programming on a cost-effective basis. mPhase's future IP solution is a streamlined solution is designed to be the most cost-effective scaleable solution in emerging international markets as well as flexible enough to be upgraded with enhanced features of more robust systems for high end customers.

Headend Equipment Providers

mPhase does not manufacturer digital head end gear. All customers interested in deploying an mPhase IP TV+ solution must build a digital headend to receive, digitize and groom the television signals. Through extensive lab and field testing, mPhase has established an approved vendor list of several headend providers.

Nanotechnology

The science of nanotechnology is very new and evolving. There has been significant venture capital fundings of start up companies during calendar year 2005-2006 focusing upon development of a wide range of potential products and applications. mPhase believes that its power cell and magnetometer products may be the earliest products commercialized using the science of nanotechnology. Nevertheless, the Company does not expect any material revenues from such product for 3 years.

Employees

We presently have approximately twenty three (23) full employees, two (2) of whom are also employed by Microphase Corporation. See the description in the section entitled "Certain Relationships and Related Transactions."

Properties.

We maintain our corporate headquarters at 587 Connecticut Avenue, Norwalk, Connecticut 06854, under a facilities agreement with Microphase. The agreement with Microphase provides that we lease office space, lab facilities and administrative staff on a month-to-month basis. We also maintain offices in New York, N.Y and Little Falls, New Jersey.

 LEGAL PROCEEDINGS

The Company has recently been advised that, following an investigation by the staff of the Securities and Exchange Commission, the staff intends to recommend that the Commission file a civil injunctive action against Packetport, Inc. and its Officers and Directors. Such recommendation relates to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a) of the Securities Act of 1933 and Sections 10(b) and 13(d) of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the CEO and COO of mPhase also serve as Directors and Officers of Packetport. Such persons have advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation. On November 15, 2005, the Commission filed a Civil Enforcement Action arising out of such investigation in Federal District Court in the District of Connecticut against. mPhase was not named in such civil action as a party defendant, however both the CEO and COO of the Company has been named as defendants. The Commission has alleged that such defendants have violated various sections of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the anti-fraud provisions of Section 10 and Rule 10b-5 as well as Sections 17 of the Exchange Act and Section 5 of the Securities Act. In addition Microphase Corporation is also named as a defendant in the civil action in connection with its sale of the stock of Packeport.com in early 2000. All defendants to the suit continue to deny any wrongdoing and intend to vigorously defend all allegations contained in such action.

From time to time we may be involved in various legal proceedings and other matters arising in the normal course of business.

OUR MANAGEMENT

Executive Officers and Directors

Our officers and directors, and their ages, as of December 1, 2005, are as follows:
Name	Age	Position(s)
Necdet F. Ergul	81	Chairman of the Board and Director
Ronald A. Durando	48	President, Chief Executive Officer And Director
Gustave T. Dotoli (2)	70	Chief Operating Officer and Director
Martin S. Smiley	58	Executive Vice President, Chief Financial Officer
		and General Counsel
Outside Directors

Anthony H. Guerino, Esq. (1)(2)	58	Director
Abraham Biderman (1)(2)	58	Director

(1) Member of Audit Committee. (2) Member of Compensation Committee.

The following is biographical information about each of our Officers and Directors.

Necdet F. Ergul has served as our Chairman of the Board since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. He is also a Director of Janifast Ltd. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

Ronald A. Durando is the founder of mPhase Technologies, Inc. and has served as our President, Chief Executive Officer and a Director since its inception in October 1996. In addition, Mr. Durando has been the Chief Operating Officer of Microphase Corporation since 1994. From 1986 to 1994, he was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. He is also Chairman of the Board of Janifast Ltd., a Hong Kong corporation for operational and manufacturing companies in China. Mr. Durando is also President and Chief Executive Officer and Director of PacketPort.com, Inc.

Gustave T. Dotoli has served as our Chief Operating Officer and a Director since our inception in October 1996. In addition, Mr. Dotoli has been the Vice President of Corporate Development of Microphase Corporation since December of 1996. Mr. Dotoli is also a Director and Vice President Corporate Secretary of PacketPort.com, Inc. He formerly was the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli received a B.S. in Industrial Engineering from Fairleigh Dickinson University in 1959.

Martin Smiley joined us as Executive Vice President, Chief Financial Officer and General Counsel on August 20, 2000. With over twenty years experience as a corporate finance and securities attorney and as an investment banker, Mr. Smiley serves as mPhase's strategic financial leader. Prior to joining the Company, Mr. Smiley served as a Principal at Morrison & Kibbey, Ltd., a mergers and acquisitions and investment banking firm from 1998 to 2000, and as a Managing Director for CIBC Oppenheimer Securities from 1994 to 1998. He served as a Vice President of Investment Banking at Chase Manhattan Bank from 1989 to 1994, and as a Vice President and Associate General Counsel for Chrysler Capital Corporation from 1984 to 1989. Mr. Smiley graduated with a B.A. in Mathematics from the University of Pennsylvania and earned his law degree from the University of Virginia School of Law.

Anthony H. Guerino has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law's Trial Moot Court Program.

Abraham Biderman has been a member of our board since August 3, 2000. Mr. Biderman is Executive Vice President of Lipper & Company; Executive Vice President, Secretary and Treasurer of The Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Company in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr. Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

Board Committees

Our Board of Directors has an audit committee and a compensation committee. The audit committee approves of our independent accountants and determines the appropriateness of their fees, reviews the scope and results of the audit plans of the independent accountants, oversees the scope and adequacy of our internal accounting control and record-keeping systems and confers independently with the independent accountants. The audit committee consists of Messrs. Biderman, and Guerino. Consistent with NASD regulations, an audit charter was developed and adopted by the Board and the audit committee on August 2, 2000.

The compensation committee makes recommendations to our Board of Directors regarding our stock incentive plans and all matters of compensation. The compensation committee consists of three (3) Directors, Messrs. Biderman, Dotoli and Guerino.

Director Compensation

For their attendance of Board and Committee meetings, we compensate the Directors in cash as well as in the form of stock options granted under our Stock Incentive Plan, which grants are included in the table "Security Ownership of Certain Beneficial Owners and Management" and the notes thereto.

Executive Compensation

The following table sets forth, for the fiscal year ended June 30, 2005 and the two previous fiscal years, the compensation paid by us to, as well as any other compensation paid to or earned by, our Chief Executive Officer, and our four most highly compensated executive officers, other than the Chief Executive Officer, whose compensation during the fiscal year ended June 30, 2005 was greater than $100,000 for services rendered to us in all capacities during such year.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Securities
					Underlying
					Options/Sars
					(Shares)
					Restricted
					Stock
Name And				Restricted
				Stock
				Award
Principal Position	Year	Salary	Bonus	(Shares)	(Shares)

Ronald A. Durando(1)(2)	2005	$305,000	-	-	-
Chief Executive Officer	2004	$285,000	-	-	1,500,000
and President	2003	$234,504	-	-	450,000

Gustave T. Dotoli(1)(2)	2005	$215,000	-	-	-
Chief Operating Officer	2003	$193,254	-	-	350,000
	2002	$313,504	-	-	1,225,000
Martin S. Smiley (2)
Executive VP, Chief	2005	125,000	-	425,000	-
Financial Officer	2004	103,958	-	-	-
& General Counsel	2003	109,583	-	-	200,000

David Klimek (3)
Chief Technical Officer	2005	$86,950	~~-~~	~~-~~	50,000
	2004	$89,062	 ~~-~~	 ~~-~~	100,000
	2003	$90,958	 ~~-~~	 ~~-~~	75,000

1.

Does not include warrants to purchase 1,395,400 shares of common stock issued Mr. Durando and Warrants to purchase 1,096,400 of common stock of Mr. Dotoli respectively to cancel previously unpaid compensation. Such warrants relate to $234,362 and $35,000 of unpaid cash compensation to Mr. Durando for fiscal years 2002 and 2003 and $184,105 and $27,500 of unpaid cash compensation to Mr. Dotoli for fiscal years 2002 and 2003, respectively the amount of which is included as cash compensation in the above table.

2.

No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person's salary except for Mr. Smiley who in fiscal year 2005 received 425,000 shares of common stock valued at $136,000 in January of 2005. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

3.

Mr. Klimek declined to stand for reelection as a Director and Chief Technical Officer of the Company as of July 20, 2005, the date of the Company's most recent annual meeting.

Compensation of Directors

    During fiscal year 2005 mPhase compensated each of the inside directors with Options to purchase 4,000,000 shares of common stock at a price of $.35 per share for services both as officers and directors. The outside directors were each compensated with Options to purchase 150,000 shares of common stock at $.35 per share. There was no cash stipend paid to any directors during the fiscal years 2004 and 2003.

STOCK OPTIONS

    The following table contains information regarding options granted in the fiscal year ended June 30, 2005 to the executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2005, mPhase granted options and compensatory warrants to acquire up to an aggregate of 7,775,000 shares to employees and directors.

OPTION GRANTS IN LAST FISCAL YEAR

(INDIVIDUAL GRANTS)

Name	Number of% Securities Underlying Option/SARS Granted (#)	of Total Option/SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Market Price on Grant Dates	Expiration Dates	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for 5 Year Option Term
						0%	5%	10%
Ronald A. Durando	2,500,000	32%	$.35	$.31	2010	$0	$0	$67,750
Gustave T. Dotoli	1,500,000	19%	.35	.31	2010	0	0	$24,375
David Klimek	150,000	2%	.35	.31	2010	0	0	$3,750

    The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the summary compensation table above at June 30, 2005. During the fiscal year ended June 30, 2004, no options were exercised. The value realized is the difference between the closing price on the date of exercise and the exercise price. The value of unexercised in-the-money options is based upon the difference between the closing price of mPhase's common stock on June 30, 2005, and the exercise price of the options.

STOCK OPTIONS

The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the summary compensation table above at June 30, 2005. During the fiscal year ended June 30, 2005, no options were exercised. The value realized is the difference between the closing price on the date of exercise and the exercise price. The value of unexercised in-the-money options is based upon the difference between the closing price of mPhase's common stock on June 30, 2005, and the exercise price of the options.

Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares	Value	Underlying Unexercised		In-the-Money Options at
	Acquired	Realized	Options at year end (#)		Year-End ($)
	on
Name	Exercise	$	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald A.	-	-		-	$-	$-
Durando			7,230,000
Gustave	-	-		-	-	-
T. Dotoli			4,500,000
David	-	-		-	-	-
Klimek			522,500
Martin	-	-		-	-	-
Smiley			1,070,000

Employment Agreements

All employment agreements with our current management have expired and are in the process of being renegotiated subject to approval of the Board of Directors of the Company.

Long-Term Stock Incentive Plan

We have a Long-Term Stock Incentive Plan, under which we have reserved for issuance 15,000,000 shares of common stock. Our shareholders approved our 2001 Stock Incentive Plan at our annual meeting of shareholders on May 30, 2001. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and consultants and those key employees and consultants of our subsidiaries.

With respect to our current plan, the compensation committee of the Board of Directors administers and interprets our current plan. The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted. The maximum term of an option is five years from the date of grant. In the event of a dissolution, liquidation or change in control transaction, we may require option holders to either exercise their options within 30 days or surrender such options (or unexercised portion thereof).

Upon stockholder approval, the Board of Directors merged our prior Long-Term Stock Incentive Plan into the 2001 Plan.

The purpose of the 2001 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best available people.

The maximum number of shares of common stock that we may issue with respect to awards under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under our Company plan, but which are not issued before our current plan is merged into the 2001 Plan.

The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 2,500,000 subject to the exceptions made by the Board of Directors. These limits will be adjusted to reflect any stock dividends, split-ups and reverse stock split, unless the Board determines otherwise. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if any shares are withheld by us, the shares subject to such award and the surrendered or withheld shares will thereafter be available for further awards under the 2001 Plan. Those shares that are surrendered to or withheld by us, or that are forfeited after issuance, however, will not be available for incentive stock options.

The 2001 Plan is administered by our Board of Directors or by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of changes in our common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make adjustments to the number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan, in the aggregate or per individual per year, and to the number, kind and price of shares covered by outstanding award.

Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

Participation in the 2001 Plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. All two (2) non-employee directors and approximately nineteen (19) employees will be eligible to participate in the 2001 Plan.

The 2001 Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Because participation and the types of awards available for grant under the 2001 Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the 2001 Plan is approved are not currently determinable. For this purpose, the benefits or amounts that participants may receive if the 2001 Plan is approved do not include awards granted under the Prior Plan that are amended and restated to become awards covering the same number of shares under the terms of the 2001 Plan. These amended and restated awards are not contingent on stockholder approval since the Prior Plan was previously approved by the stockholders.

Our Board of Directors may terminate, amend or modify all or any provision of the 2001 Plan at any time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2005 were Messrs. Dotoli, Mr. Biderman and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs Guerino nor Biderman is not one of our officers or employees. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during fiscal 2004 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer. Mr. Ergul is a controlling shareholder and Director of Microphase corporation (which provides certain administrative services to mPhase) and Mr. Dotoli and Mr. Durando are Officers of Microphase., Mr. Dotoli, together with Mr. Durando and Mr. Ergul, are controlling shareholders, officers and directors of Janifast Ltd. Janifast Ltd. has produced components for the TV+ product and is expected to produce a material amount of DSL components for us in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 19, 2006 certain information regarding the beneficial ownership of our shares:

1.

by each person who is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock; .

2.

each of our directors;

3.

by each executive officer named in the Summary Compensation Table; and, .

4.

by all of our directors and executive officers as a group.

Name and Address of Beneficial	Number of"Shares"	Percentage
Owner(1)		Ownership
	of Common Stock	of Common
	Beneficially	Stock(2)
	Owned

Necdet F. Ergul(4)(5)	5,024,416	1.8%
Ronald A. Durando(3)(4)	24,079,849	8.2%
Gustave T. Dotoli(4)(6)	12,106,100	4.2%
Abraham Biderman(4)	1,637,733.6%
Anthony Guerino(4)	827,500.3%
Martin Smiley	9,193,198	3.3%
Microphase Corporation (7)	26,098,909	9.1%
Janifast(8)	16,127,778	5.70%
All executive Officers Directors, and beneficial owners (2)	95,095,483	18.4%

* Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.

(2) Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on 277,615,391 shares outstanding on April 19, 2006, and, with respect to each person holding options or warrants to purchase shares that are exercisable within 60 days after April 19, 2006, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options:

Necdet F. Ergul	2,653,750
Ronald A. Durando	14,641,667
Gustave Dotoli	8,128,067
Martin Smiley	4,590,469
Abraham Biderman	1,127,500
Anthony Guerino	827,500
Microphase Corporation	9,972,222
Janifast Ltd.	3,150,000

(3) Includes 1,396,148 shares held by Durando Investment LLC, and does not include, as separately stated below, 12,977,778 shares and 3,150,000 warrants held by Janifast which Mr. Durando controls and 521,603 shares owned by Karen and Ronald Durando Foundation; and 691,354 shares owned by Durando Charitable Remainder Trust.

(4) Includes options for 100,000 shares of common stock received as compensation for participation on the Board of Directors.

(5) Includes 277,000 shares owned by Berrin Snyder, his daughter and 275,000 owned by Eda Peterson, his daughter.

(6) Includes 277,500 shares owned by Patricia and Gustave Dotoli Foundation; 195,000 shares owned by Dotoli Charitable Remainder Trust; and 3,505,533 shares owned by Gustave Dotoli.

(7) Includes 16,060,019 shares and warrants to purchase 9,972,222 shares.

(8) Includes 12,977,778 shares and warrant to purchase 3,150,000 shares, the totals of which are included in the beneficially owned shares of Mr. Ronald A. Durando.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Material Related Party Transactions

The Company records material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of component parts and finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited.

Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.Net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company.

Transactions with Officers, Directors and their Affiliates

Directors that are significant shareholders of Janifast Limited include Messrs Ronald A. Durando, Gustave T. Dotoli, and Necdet F. Ergul.

Mr. Durando, the President and CEO of mPhase, owns a controlling interest and is a director of Janifast Ltd. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation. Microphase Corporation, and Janifast Ltd, are significant shareholders of mPhase. Microphase and Janifast Ltd. have converted significant liabilities to equity in fiscal years June 30, 2001, 2002 and 2003 and Janifast Ltd. and Microphase Corporation converted $200,000 and $250,000 of accounts payable respectively into common stock and warrants as of December 31, 2004. Management believes the amounts charged to the Company by Microphase, and Janifast Ltd. is commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, and Janifast Ltd has the ability to fulfill their obligations to the Company without further support from the Company.

On August 30, 2004, the Company paid $100,000 in cash to Piper Rudnick LLP, outside legal counsel to the Company as part of a renegotiated settlement agreement that was originally effective as of March 31, 2002. The Company was in arrears with respect to payments due under the original settlement agreement and as part of the renegotiated agreement agreed to make the following payments:

a. $25,000 on each of December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005 and a $50,000 payment on December 1, 2005. Thereafter the Company is obligated to pay $25,000 on each of March 1, 2006, June 1, 2006, and September 1, 2006 with a final payment of $75,000 on December 1, 2006.

b. The Company also delivered a 5 year cashless warrant to purchase $150,000 worth of common stock at $.25 per share.

As of December 31, 2005, the Company made each payment owed to Piper Rudnick LLP.

Mr. Abraham Biderman was employed until September 30, 2003 by our former investment-banking firm Lipper & Company. During the three months and six months ended December 31, 2005, Mr. Biderman's current firm Eagle Advisers, Inc. has acted as a finder of money in connection with finder's fees of $211,067 and $312,067 respectively.

During the six month period ended December 31, 2005, Mr. Durando, Mr. Dotoli and Mr. Smiley made bridge loans to the Company in the aggregate amounts of $50,000, $100,000 and $150,000. The loans due Mr. Dotoli and Mr. Smiley are outstanding at December 31, 2005. All of the loans have since been repaid.

These notes were repaid in full during fiscal year ended June 30, 2005, except for $62,000 of Mr. Durando's August 30, 2004 note, which was repaid in October, 2005.

Mr. Durando's June 30, 2004 note payable balance of $300,000 was repaid by the Company during the nine month period ended March 31, 2005. During the nine month period, Mr. Durando made additional bridge loans to the Company evidenced by various 12% demand notes in the Aggregate of $525,000. Mr. Durando was repaid a total of $450,000 of such loans in January of 2005. In addition, Mr. Durando converted $13,954 of the principal amount of a $75,000 promissory note leaving unpaid principal of $61,046 outstanding. Mr. Durando converted $13,000 of accrued and unpaid interest on various promissory notes of the Company into 65,000 shares of common stock and a 5 year warrant to purchase a like amount of common stock at $.25 per share.

In September of 2005. Mr. Durando and Mr. Smiley lent the Company $50,000 and $100,000 respectively which was repaid by the Company, without interest, in October of 2005.

During the fiscal year ended June 30, 2005 Mr. Dotoli and Mr. Smiley, the COO and CFO and General Counsel of the Company respectively, each lent the Company $75,000. Mr. Dotoli was repaid the principal amount of such loan, in cash in January of 2005 and Mr. Smiley converted his $75,000 loan into 375,000 shares of common stock of the Company plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In addition, Mr. Smiley converted $9,975 of accrued interest into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. Finally Mr. Smiley received 25,000 additional shares of common stock as a market adjustment to his equity investment of $25,000 on August 30, 2004. Mr. Dotoli cancelled $3,750 of accrued and unpaid interest from August 15, 2004 through January 15, 2005 into 375,000 shares of common stock pursuant to the terms of a portion of a warrant that was exercised at $.01 per share previously given by the Company to Mr. Dotoli in exchange for and cancellation of unpaid compensation.

During the, three month period ended September 30, 2005, and for the fiscal year ended June 30, 3005, Eagle Advisers, an investment banking firm founded by Mr. Abraham Biderman, a member of the Board of Directors of the Company, earned fees and reimbursement expenses of approximately $101,000and $633,000 respectively in connection with services in connection with private placements of common stock and warrants for the Company that raised a total of approximately $7,127,000 proceeds to net of fees for the Company.

In January of 2005, Martin Smiley was awarded additional compensation of 425,000 shares of common stock.

On October 8, 2004, Mr. Durando agreed to lend the Company $75,000 and the Company issued a demand note for such amount at 12% interest.

On September 30, 2004, Mr. Durando agreed to lend the Company $175,000 and the Company issued a demand note for such amount at 12% interest.

On September 28, 2004, Mr. Durando agreed to lend the Company $75,000 and the Company issued a demand note for such amount at 12% interest.

On August 30, 2004, Mr. Durando agreed to lend the Company $200,000 and the Company issued a demand note for such amount at 12% interest.

On August 30, 2004, Messrs. Dotoli and Smiley each agreed to lend the Company $75,000 and the Company issued two demand notes for such amount at 12% interest. Mr. Smiley also invested $25,000 in the Company's August Private Placement receiving 100,000 shares of the Company's common stock valued at $.25 per share plus a 5 year warrant to purchase an additional 100,000 shares of common stock at $.25 per share.

On July 25, 2004, Mr. Smiley agreed to convert his 12% convertible promissory note for $100,000 that had matured into a demand promissory at the same interest rate with interest payable quarterly, in arrears.

On November 11, 2002 and November 12, 2002, the Company issued warrants to purchase 2,491,080 shares of common stock of the Company which were valued at $480,917 or $.193 per share with an exercise price of $.01 per share for the cancellation of unpaid compensation to two officers’ of the Company as of October 14, 2002.

In March of 2003, Messrs, Durando, Dotoli and Smiley participated in a private placement of the company investing $20,000, $20,000 and $75,000 respectively, receiving common stock of mPhase at $.30 per share plus 5 year warrants of mPhase to purchase a like amount of common stock at $.30 per share.

In March of 2003, Messrs. Durando the CEO and President and Smiley the CFO and General Counsel of the Company lent the Company $30,000 and $100,000 respectively evidenced by two promissory notes bearing interest at 12% per annum due in September of 2003. As of June 30, 2003 the Company prepaid Mr. Durando's promissory note in full together with accrued interest. In June 2003, Mr. Smiley agreed to extend his note until July, 2004. Also in June, 2003, Microphase agreed to convert $360,000 of accounts payable to a note payable, interest at 12%, and due in July, 2004. The notes have provisions for prepayment by the Company, and, at the option of the holder, provide for the conversion of unpaid principal and interest into units valued at $.30 each, each unit consisting of one share of the Company's common stock and a one warrant to purchase the Company's common stock at $.30 per share for a period of 5 years.

Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice- president of PacketPort.com., respectively.

On November 26, 1999, Mr. Durando acquired, via a 100% ownership of PacketPort, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, PacketPort, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to PacketPort, Inc.

During the year ended June 30, 2001, the Company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001 to Lipper & Company.

Abraham Biderman became a member of our Board in August 2000. Mr. Biderman is the Executive Vice President of Lipper & Company, L.P., which received a total of 265,125 shares of common stock for its services as a placement agent for our May 2000, September 2000 and January 2001 private placements. In July, 2001 and November, 2001 Lipper and Company received 138,000 shares and 300,000 shares in additional common stock in mPhase for services rendered to the Company as placement agent in a Private Placement and for general investment banking and financial advice services.

In September 2001, certain of our officers and directors purchased an aggregate of 2,000,000 shares of common stock for an aggregate investment of $1,000,000. These issuances included 1,000,000 shares to Mr. Lee Barton, a director of the Company at that time, for an investment of $500,000; 400,000 shares to Mr. Ronald A. Durando, the Company's president and a director, for an investment of $200,000; 400,000 shares to Mr. Gustave Dotoli , the Company's vice-president and a director, for an investment of $200,000; and; 200,000 shares to Mr. Martin S. Smiley, the Company's vice-president, for an investment of $100,000; and were exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

For consulting services rendered in connection with the joint venture, the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

Messrs. Biderman and Mr. Anthony Guerino own a relatively small amount of stock, warrants and options in mPhase Technologies, Inc.

Transactions with Microphase Corporation

mPhase's President, Chief Operating Officer and Chairman of the Board of the Company are also officers of Microphase and mPhase's president and chairman of the board are shareholders of Microphase. On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000, in January 2000 to $11,050 per month, in July 2001 to $11,340 per month, in July 2002 to $12,200 per month, in January 2003 to $10,000 per month, and in July 2003 to $18,000 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development. In January 2003 the technical research and development agreement was revised to $20,000 per month, in July 2003 it was further revised to $5,000 per month for technical research and development, $5,000 per month for administrative services and $5000 per month under the office space agreement.

Microphase also charges fees for specific projects on a project-by-project basis. During the three months ended December 30, 2004 and 2005 and from inception (October 2, 1996) to December 31, 2005, $0, $90,000, and $7,314,526 respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations.

The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser(TM) Digital Video and Data Delivery System and DSL component products. For the three months ended December 31, 2004 and 2005, mPhase recorded royalties to Microphase totaling $11,784 and $16,409, respectively.

On December 31, 2005, Microphase agreed to convert all amounts charged to the Company under the terms of these agreements into 2,050,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.18.

As a result of the foregoing transactions as of December 31, 2005, the Company had a $0 payable to Microphase. Additionally, at December 31, 2005, there are not undelivered purchase orders that remain outstanding to Microphase.

During fiscal year 2005 Microphase Corporation converted $250,000 of accounts payable respectively into common stock and warrants as of December 31, 2004. The terms of the conversion were the same as a Private Placement of equity units being completed by the Company during such period in which the Company issued an equity unit of common stock plus a 5 year warrant to purchase an additional share of common stock with a strike price of $.25 per share.

On September 28, 2004, Microphase lent to mPhase the sum of $175,000 as evidenced by a 12% demand promissory note issued from mPhase to Microphase. As of June 30, 2005 and September 30, 2005, the Company owes Microphase $180,000 and $180,000 respectively of principal plus accrued interest on said note.

mPhase's President and Chairman of the Board of the Company are also employees of Microphase Corporation. On May 1, 1997, the Company entered into an agreement with Microphase Corporation, whereby it will use office space as well as the administrative services of Microphase Corporation, including the use of accounting personnel. This agreement for fiscal year 2004 was for $10,000 per month. Microphase Corporation also charges fees for specific projects on a project-by-project basis. During the year ended June 30, 2004 and for the period from inception (October 2, 1996) to June 30, 2004, $386,113 and $7,610,639, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations.

The Company is obligated to pay a 3% royalty to Microphase Corporation on revenues from its legacy Traverser DVDDS product and DSL component products. During the year ended June 30, 2004 such amount equaled $140,123.

At June 30, 2005, approximately there were no undelivered purchase orders remain outstanding at Microphase Corporation.

On February 15, 1997, mPhase entered into a Technology, Patent and Trademark License Agreement (the "Agreement") with MicroTel (Note 4). The Agreement permits the Company to utilize the patent and trademark technology of MicroTel under a licensing arrangement. The Company made payments of $37,500 per month, commencing June 1, 1997 for technology development. During the period ended June 30, 1997 and 1998, $37,500 and $450,000 had been charged to expense under this Agreement and is included in licensing fees in the consolidated statement of operations. As of June 25, 1998, the Company acquired MicroTel and as of that date this Agreement was no longer in effect.

During the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000.

The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser Digital Video and Data Delivery System and DSL component products. During the years ended June 30, 2001, 2002 and 2003 mPhase recorded royalties to Microphase totaling $297,793, $78,762 and $47,304, respectively.

Pursuant to a debt conversion agreement between the Company and Microphase for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock. For the year ended June 30, 2002 consideration for a direct investment of $100,000 and pursuant to debt conversion agreements, Microphase received 2,900,000 shares of mPhase common stock and warrants to purchase 2,200,000 mPhase common stock in connection with the cancellation of $740,000 of outstanding liabilities.  As of June 30, 2002, the Company had $92,405 of payables to Microphase.

During the fiscal year ended June 30, 2003 Microphase received 4,033,333 shares of common stock plus five year warrants to purchase 1,000,000 shares of common stock of mPhase at $.30 per share in exchange for the cancellation of accounts payable totaling $920,000. As of June 30, 2002, the Company had $92,405 included in other liabilities-related parties in the accompanying consolidated balance sheet and as of June 30, 2003 and 2004, $360,000 and $180,000 in notes payable-related parties, respectively. Additionally, at June 30, 2003, approximately $61,789 of payables and $142,000 of undelivered purchase orders remain outstanding with Microphase.

Transactions with Janifast Ltd.

The Company purchases products and incurs certain research and development expenses with Janifast Ltd., which is owned by U.S. Janifast Holdings, Ltd., a company in which three directors of mPhase are significant shareholders and one is an officer, in connection with the manufacturing of POTS Splitter shelves and component products including cards and filters sold by the Company.

During the six months ended December 31, 2004 and 2005 and the period from inception (October 2, 1996) to December 31, 2005, $398,715, $544,449 and $15,514,374, respectively have been charged by Janifast to the Company for components of inventory or cost of sales expense that is included in operating expenses in the accompanying statements of operations.

On December 31, 2005, Janifast agreed to convert amounts charged to the Company under the terms of these agreements into 950,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.18.

As a result of the foregoing transactions as of December 31, 2005, the Company had $23,648 payable to Janifast, which is included in amounts due to related parties in the accompanying balance sheet. Additionally, at December 31, 2005, approximately $343,962 of undelivered purchase orders remains outstanding to Janifast ltd.

Janifast Ltd., a Hong Kong corporation manufacturer, which has produced components for our prototype Traverser DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors and Mr. Ergul is a Director of Janifast. During the year ended June 30, 2005 and for the period from inception to June 30, 2005 respectively, $1,536,494 and $15,001,105 of products and services have been charged to inventory expense-other liabilities-related parties as long term liabilities in the consolidated balance sheet as of June 30, 2005. Additionally, at June 30, 2005, approximately $298,000 of undelivered purchase orders remain outstanding with Janifast Ltd. and outstanding payables to Janifast Ltd. amounted to $491,098.

During the year ended June 30, 2000, mPhase advanced money to Janifast Ltd., which is a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter Shelves and DSL component products. As of June 30, 2000, the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances as of June 30, 2001 and June 30, 2002.

Pursuant to a debt conversion agreement between the Company and Janifast Ltd, for the year ended June 30, 2001, Janifast Ltd received 1,200,000 shares of the Company's common stock. For the hear ended June 30, 2002, pursuant to debt conversion agreements, Janifast Ltd. received 3,450,000 shares of mPhase common stock and warrants to purchase 1,200,000 shares of common stock in connection with the cancellation of $720,000 of outstanding liabilities. During the year ended June 30, 2003, Janifast Ltd. was issued 1,500,000 shares of mPhase common stock in connection with the cancellation of $360,000 of outstanding liabilities of mPhase, the value of which was based upon the price of the Company's common stock on the effective date of the settlement. No gain or loss was recognized in connection with the conversion by Janifast Ltd. for the fiscal year ended June 30, 2003. During the years ended June 30, 2001, 2002, 2003 and 2004, and the period from inception (October 2, 1996) to June 30, 2004, $8,932,378, $1,754,308, $174,959, $2,771,925 and $13,463,611 respectively, of invoices for products and services have been charged to inventory or expense-other liabilities-related parties and long term liabilities in the consolidated balance sheet. And as of June 30, 2003 no amounts remained payable to Janifast Ltd. Additionally, at June 30, 2003, approximately $1,435,000 of undelivered purchase orders remained outstanding with Janifast Ltd.

Transactions with Other Related Parties

In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture, for $20,000. The agreement provided for the grant of warrants to the joint venture partner, in consideration of the execution of the Joint Venture Agreement, to purchase 200,000 shares of the Company's common stock for $4.00 per share (valued at $2,633,400). This non-cash charge was included in general and administrative expenses in the statement of operations for the year ended June 30, 2000. The fair value of the warrants granted to the joint venture partner as of the date of grant was based on the Black- Scholes stock option pricing model, using the following weighted average assumptions: annual expected rate of return of 0%, annual volatility of 115%, risk free interest rate of 5.85% and an expected option life of 3 years.

The agreement stipulated for mPhase's joint venture partner, AlphaStar International, Inc., ("Alphastar"), to provide mPhaseTelevision.Net right of first transmission for its transmissions of MPEG-2 digital satellite television. In addition, in March 2000, mPhase loaned the joint venture $1,000,000 at 8% interest per annum. The loan is repayable to the Company from equity infusions to the subsidiary, no later than such time that mPhaseTelevision.Net qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% interest in mPhaseTelevision.Net for $1,500,000. As of June 30, 2003 mPhase owns a 56.5% interest in mPhaseTelevision.net. The Company terminated the lease of the earth station for business reasons, and there was no material impact on mPhaseTelevision.net's operating activities.

Pursuant to an agreement dated as of June 18, 2002, mPhaseTelevision.Net has terminated its lease of the earth station and Alphastar and its affiliated entity have converted certain accounts payable into shares of the Company's common stock.

Additionally, under this Agreement, mPhase is obligated to pay Alphastar and its affiliates $35,000, which is included in amounts due to related parties in the consolidated balance sheet as of June 30, 2003.

During the fiscal years ended June 2003, 2004 and 2005 and the six month period ended December 31, 2005, the joint venture incurred no charges for fees and costs by its joint venture partner and its affiliates.

Transactions with Strategic Vendors

Transactions with Other Significant Beneficial Owners of mPhase Common Stock and Warrants

As of June 30, 2004, the Company was approximately $473,787 in arrears with respect to a Promissory Note issued to Piper Rudnick LLP plus other legal fees of $118,773. It should be noted that Piper Rudnick received such Promissory Note plus two warrants received in March of 2002 in exchange for cancellation of certain payables. Such warrants have conversion rights into our common stock for a total of 2,233,490 shares that have been registered under a recently effective Form S-1 Registration Statement, and are cashless. On September 3, 2004, the Company paid $100,000 in cash to Piper Rudnick LLP in exchange for reducing the total payable to $550,000 plus the issuance of additional cashless warrant for $150,000 worth of the Company's common stock valued at $.25 per share. The remaining $300,000 payable has the following future payment schedule:

1. Payments of $25,000 each on December 1, 2004, March 1, 2005, June 1, 2005, September 1, 2005, March 1, 2006, June 1, 2006 and September 1, 2006. 2. A payment of $50,000 on December 1, 2005 3. A payment of $75,000 due on December 1, 2006 As of June 1, 2005, the Company is current with respect to payments to Piper Rudnick LLP. As of December 31, 2005 all payments due under such schedule have been made.

On February 18, 2004, the Company entered into an Agreement with Georgia Tech Applied Research Corporation and Georgia Tech Research Corporation (collective "GTRC") to settle a payable of approximately $1.8 million pursuant to the issuance of a warrant convertible into 5,069,200 shares of the Company's common stock on a cash-less basis plus a note for $100,000 payable over a 18 month period of installments of $16,667 per quarter. The Company is presently renegotiating the amount and payment terms of the Note with GTRC since the Note covered certain licensing fees for patents that the Company may determine are not necessary in connection with its TV platforms going forward.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company's common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory Note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. As of August 11, 2003 the Company is $35,000 in arrears with respect to the $5,000 per month payment of the Promissory Note. On December 31, 2003, the Company became in arrears with respect to $420,872 of a balloon payment on a Note payable to its outside Law Firm, Piper Rudnick LLC. The Company is in discussion with respect to such law firm to extend and/or cancel all or portions of this debt. It should be noted that Piper Rudnick holds warrants received in March of 2001 in exchange for cancellation of certain payables. Such warrants have conversion rights into our common stock for 2,833,490 shares that are being registered hereunder (see Selling Shareholders list-page 55 hereof) and are cashless. Such warrants could be exercised shares of our common stock which could then be sold in the open market upon the effectiveness of this Registration Statement on Form S-1 in the open market to recover our outstanding payable. See also Risk Factor Section on Page 8 hereof.

On October 14, 2002, the Company entered into a memorandum on intention with Georgia Tech Research Corporation (GTRC) and its affiliate, Georgia Tech Applied Research Corporation (GTARC), which memorandum was revised on November 12, 2002 and in October of 2003 and is subject to the approval of the respective board of directors of the parties thereto and the exchange of mutual releases. The memorandum provides for the settlement of any and all amounts outstanding to GTRC and GTARC in consideration of the issuance of warrants to purchase 5,069,242 shares of the Company's common stock at $.01 per share (with a cashless exercise right) in exchange for cancellation of an approximately $1.3 million portion of the Company's accounts payable. In addition the Company would issue a term promissory note in the principal amount of $674,235 with interest at prime+1% and varied payments through 2008 in exchange for cancellation of an account payable by the Company in a same amount. The non-current amount of two promissory notes plus two warrants that were part of the proposed transaction as originally negotiated and as reflected in the memorandum of November 12, 2002 are reflected on the balance sheet dated June 30, 2003 as long-term debt and other liabilities for the amounts that were expected on June 30, 2003 to be converted to the two promissory notes payable and the warrants respectively. As of February 18, 2004 we finalizing an agreement to convert all of such payables into a 5 year cashless warrant to purchase approximating $1.8 million valued at $.35 or up to 5,069,242 shares. In February of 2005, GTRC exercised the cashless warrant, in full, and received 4,949,684 shares of common stock of the Company. The balance of 119,558 shares under the warrant were effectively cancelled as a result of certain warrant exercise provisions adjusting the number of shares based upon the then current price of the common stock on the exercise date.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements. During the fiscal year ended June 30, 2002 certain strategic vendors and related parties converted approximately $2.7 million of accounts payable and accrued expenses into 7,492,996 shares of the Company's common stock and 5,953,490 warrants. During the twelve months ending June 30, 2003, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 5,923,333 shares of the Company's common stock and warrants to purchase 3,706,800 shares of common stock of mPhase.  Such vendors include Microphase Corporation, Janifast, Ltd., and Strategic Vendors including Piper Rudnick LLP, mPhase's outside counsel. Conversions with related parties only consisted of the following during fiscal years ended June 30, 2003, June 30, 2004 and June 30, 2005 respectively and for the six month period ended December 31, 2005.

				For the Six Months
				Ended December 31,
	For the Years Ended June 30,			(Unaudited)
Equity Conversions of	2003	2004	2005	2004	2005
Debt and Other
Financial Instruments
with Related Parties
Janifast
Number of shares	1,500,000	0	1,000,000	1,000,000	2,050,000
Number of warrants	0	0	1,000,000	1,000,000	2,050,000
Amount converted to	$360,000	$0	$200,000	$200,000	$369,000
equity
Microphase
Corporation
Number of shares	4,033,333	0	1,250,000	1,250,000	950,000
Number of warrants	1,000,000	0	1,250,000	1,250,000	950,000
Amount converted to	$920,000	$0	$250,000	$250,000	$171,000
equity
Officers
Number of shares	0	0	1,009,875	489,875	0
Number of warrants (A)	2,491,800	0	1,009,875	489,875	0
Amount converted to	$480,967	$0	$201,975	$97,975	$0
equity
Joint Venture Partner
and Affiliates
Number of shares	0	0	0	0	0
Number of warrants	0	0	0	0	0
Amount converted to	$0	$0	$0	$0	$0
equity
Total Related Party
Conversions
Number of shares	5,533,333	0	3,259,875	2,739,875	3,000,000
Number of warrants	3,491,800	0	3,259,875	2,739,875	3,000,000
Amount converted to	$1,760,967	$0	$651,975	$547,975	$540,061
equity
(A) Includes $12,206 settlement
expense incurred to the Company's
President and Vice President in
connection with the exchange of
warrants to purchase the company's
common stock to cancel unpaid
compensation, which is included as a
reduction to gain on Settlements in
fiscal 2003.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

The number of shares of common stock that may be actually purchased by certain selling stockholders under the warrants and the number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because certain selling stockholder may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling stockholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the basis that each selling stockholder will purchase the maximum number of shares of common stock provided for by the warrants owned by the selling stockholder and each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.

Shareholders list

	Maximum Number
		of Shares
		Beneficially
	Beneficial Shares	owned	Note

Abboud, Simon	25,000	25,000	A	1
Abikhzer, Jacob Joseph & Abikhzer Basya	40,000	40,000	A	2
Ace Foundation	1,388,890	1,388,890	A	3
ADMK LLC	150,000	150,000	A	4
Advisor Associates	1,000,000	1,000,000	A	5
Aiello, Rose	2,000	2,000	A	6
Alexander Hasenfeld Inc. Pension Trust	333,808	333,808	A	7
Alexander Hasenfeld, Inc.	181,111	181,111	A	8
Alexander Hasenfeld, Inc. Profit Sharing Plan	714,450	714,450	A	9
Amato, Salvatore	775,000	775,000	A	10
Anderson, James Ronald	39,500	39,500	A	11
Annese, David E.	300,000	300,000	A	12
Areivim, Shmuel Gluck - Director	600,000	600,000	A	13
Ashford, Alexander Woodson, MD.	5,000	5,000	A	14
Ashford, Clinton B.	30,000	30,000	A	15
Aspiotes, Nicholas & Aspiotes, Nancy	4,143,334	4,143,334	A	16
Assured Mortgage Lenders, Inc.	83,334	83,334	A	17
Babad, Sholom Chaim	67,330	67,330	A	18
Baltimore S.A.	150,000	150,000	A	19
Bandman, Shimson Z.	500,000	500,000	A	20
Barton, J. Lee	515,000	515,000	A	21
Benko, Karl	75,000	75,000	A	22
Bernard, Adrienne	50,000	50,000	A	23
Beth Mayer Associates	2,876,474	2,876,474	A	24
Biderman, Abraham	1,637,733	1,637,733	A	25
Bnei, David	5,000	5,000	A	26
Bogart, Steven & Francine (JT w/Ros)	25,000	25,000	A	27
Bolletteri, Angela	235,500	235,500	A	28
Boro Park Health Food Inc.	1,700	1,700	A	29
Bowes, John	5,000	5,000	A	30
Brandt, John	25,000	25,000	A	31
Brizellifshitz, David	25,000	25,000	A	32
Burnett, Andrew	46,000	46,000	A	33
Calhoun, Wesley R. & Calhoun, Brenda	50,000	50,000	A	34
Camealjon Family LTD Partnership	116,667	116,667	A	35
Capasso, Stephen	104,500	104,500	A	36
Castelli, Charles	2,000	2,000	A	37
Chabad, Colel	6,555,556	6,555,556	A	38
Chabad, Colel / Sholom Duchman	0	0	A	39
Chaim, Reb Ephraim & Miriam Rachel Klein	1,800,000	1,800,000	A	40
Chaim, Sharei	0	0	A	41
Chaim, Sholom & Babad, Sarah R.	100,000	100,000	A	42
Chana Sasha Foundation	555,554	555,554	A	43
Chancellor Apartments	333,334	333,334	A	44
Cheng, Tommy	1,879,250	1,879,250	A	45
Chiodo, Frank	48,000	48,000	A	46
Chitrik, Joseph	10,000	10,000	A	47
Chun, Chharm	2,000	2,000	A	48
CMS Capital	1,111,112	1,111,112	A	49
Congregation Ahavas Chesed & Torah	638,888	638,888	A	50
Congregation Ateres Mechoel	345,742	345,742	A	51
Congregation Khal Brezna, Inc.	42,000	42,000	A	52
Congregation Irgun Shiurai Torah	2,066,666	2,066,666	A	53
Congregation of New Square	733,334	733,334	A	54
Congregation of Sharei Chaim	4,368,611	4,368,611	A	55
Congregation of Sharit Hapleta	75,000	75,000	A	56
Congregation of Zichron Yochanon	50,000	50,000	A	57
Congregation Usher Madanei	205,556	205,556	A	58
Congregational Acheinu Bnei Yisroel	100,000	100,000	A	59
Cooke, Amy	2,000	2,000	A	60
Coons, Mary E.	2,250,000	2,250,000	A	61
Cornelio, Donald	2,000	2,000	A	62
Crescent International LTD.	15,300	15,300	A	63
Crestview	244,600	244,600	A	64
Cruz, Arturo	2,000	2,000	A	65
Cusick, Michael F.	600,000	600,000	A	66
Davis, Paul L. Jr.	5,000	5,000	A	67
Dehass, Rogier	100,000	100,000	A	68
Dennis, Thomas	2,000	2,000	A	69
Devlin, Michael	1,500,000	1,500,000	A	70
Diaz, Ruben	2,000	2,000	A	71
Dipace, John M. Jr.	200,000	200,000	A	72
Dotoli Charitable Remainder Trust	195,000	195,000	A	73
Dotoli, Franklin	50,000	50,000	A	74
Dotoli, Gustave	11,633,600	11,633,600	A	75
Double U Master Fund L.P.	5,611,112	5,611,112	A	76
Durando Charitable Remainder Trust	691,354	691,354	A	77
Durando Investment LLC	1,396,148	1,396,148	A	78
Durando, Ronald	21,470,744	21,470,744	A	79
Edwards, T.W. Jr.	100,000	100,000	A	80
Englard, Ruth	14,000	14,000	A	81
Englard, Tzvi	50,000	50,000	A	82
Ergul, Necdet	5,024,416	5,024,416	A	83
Eschel LP Ltd. / Solomon Lesin	200,000	200,000	A	84
Esquire Trade & Finance	500,000	500,000	A	85
Estate of George Silcott	41,667	41,667	A	86
Estate of James Viadella	23,000	23,000	A	87
Estate of Kin Chau	159,500	159,500	A	88
Evangelista, Everette	2,000	2,000	A	89
Exhibit Crafts	332,669	332,669	A	90
F&N Associates	1,471,606	1,471,606	A	91
Farber, David	1,941,589	1,941,589	A	92
Farber, David & Farber, Deborah JTWROS	403,000	403,000	A	93
Fenmore Holdings, LLC	714,286	714,286	A	94
Fie, Catherine	2,000	2,000	A	95
Filankovsky, John	2,000	2,000	A	96
First Media Group	0	0	A	97
First Montauk Financial Corp.	365,918	365,918	A	98
Fischer, Matthew	8,000	8,000	A	99
Fiserv Securities, Inc	0	0	A	100
Fisher, Mayer	45,000	45,000	A	101
Flint, Sue	77,000	77,000	A	102
Fox, Harry	45,000	45,000	A	103
Friedman, Morris	5,950,000	5,950,000	A	104
Friedman, Steven	75,000	75,000	A	105
Fuchs, Roberta I.	275,000	275,000	A	106
Gasparini, Peter	345,000	345,000	A	107
Gavrity, Camille	33,333	33,333	A	108
Gavrity, John	50,000	50,000	A	109
Gavrity, John & Gavrity, Camille JTWROS	50,000	50,000	A	110
Gavrity, John D. FLP	50,000	50,000	A	111
Gavrity, John J. & Gavrity, Joseph D	50,000	50,000	A	112
Gemilas Chesed Ach Tov	812,100	812,100	A	113
Georgia Tech Research Corporation	4,949,684	4,949,684	A	114
Gidas, Peter & Gidas, Cindy	637,500	637,500	A	115
Gidas, Peter J. and Gidas Cynthia	100,000	100,000	A	116
Gluck, David	34,000	34,000	A	117
Gluck, Leah	240,000	240,000	A	118
Goittesman, Bella	277,776	277,776	A	119
Golden, Bruce & Golden, Maria	50,000	50,000	A	120
Golden, Hyman & Golden, Mildred	50,000	50,000	A	121
Golderberg, Leon	1,266,667	1,266,667	A	122
Greenberg Family Fund, The	125,000	125,000	A	123
Grenville Finance LTD	750,000	750,000	A	124
Grinberger, Abraham	6,000	6,000	A	125
Gronner, Sam	50,000	50,000	A	126
Guardino, Torry	109,500	109,500	A	127
Guerino, Anthony	827,500	827,500	A	128
Guy, Pearl C/O Moishe Rausman	40,000	40,000	A	129
Hannen, Charles	50,000	50,000	A	130
Hannen, Scott K. Dr. / Hannen, Aneesa	50,000	50,000	A	131
Hart, Jean	2,000	2,000	A	132
Hasenfeld Stein	314,553	314,553	A	133
Hasenfeld Stein, Inc. Pension Trust	3,019,987	3,019,987	A	134
Hasenfeld, Alexander	57,144	57,144	A	135
Heiman, S.	133,334	133,334	A	136
Highgate Equities, LLC.	400,000	400,000	A	137
Hoffert, Abraham	7,000	7,000	A	138
HSI Partnership	4,341,112	4,341,112	A	139
Hsu, Eddie	10,833,334	10,833,334	A	140
Huang, Lee	25,000	25,000	A	141
Hurd, Steven	2,000	2,000	A	142
Huynh, An	2,000	2,000	A	143
Iber International, Ltd.	10,961,209	10,961,209	A	144
Irgun Shiurai Torah	2,243,333	2,243,333	A	146
Isaacs, Yisroel	200,000	200,000	A	147
Jaffe, Robert	0	0	A	148
Janifast Ltd.	16,127,778	16,127,778	A	149
Jeurkar, Shrirang	151,492	151,492	A	150
Kahn, Paul	75,000	75,000	A	151
Karen and Ronald Durando Charitable Foundation	521,603	521,603	A	152
Kaufman Brothers	250,000	250,000	A	153
Kelly, Eugene L.	50,000	50,000	A	154
Kennedy, Paul	68,068	68,068	A	155
Kentucky National Insurance Company	1,080,356	1,080,356	A	156
Keshet Fund, L.P. The	15,625	15,625	A	157
Keshet L.P.	21,875	21,875	A	158
Kivell, Britta	95,500	95,500	A	159
Klein, Mervyn	2,003,334	2,003,334	A	160
Klimek, David	577,500	577,500	A	161
Kline, Richard	50,000	50,000	A	162
Kovacs, Oliver	50,000	50,000	A	163
Kowalkowski, Sonia	2,000	2,000	A	164
Langa, Alex	100,000	100,000	A	165
LaSalle, Danielle	50,000	50,000	A	166
Laychak, Francis	2,000	2,000	A	167
Lebed and Lara, LLC.	300,000	300,000	A	168
Lebed, John	175,000	175,000	A	169
Lee, Ronnie	2,000	2,000	A	170
Lev, Mesamche	866,334	866,334	A	172
Leval Trading	4,922,224	4,922,224	A	173
Levin, Channa	100,000	100,000	A	174
Levitanski, Moshe	257,156	257,156	A	175
Levitanski, Rivkah	1,783,334	1,783,334	A	176
Levitin Family Charitable Trust	1,111,112	1,111,112	A	177
Levitin, Eli	1,111,112	1,111,112	A	178
Levy, Roger	25,000	25,000	A	179
Lifshitz, David	25,000	25,000	A	180
Lifton, Victor	250,000	250,000	A	181
Lincoln Trust Company	500,000	500,000	A	182
Lintel Corp.	0	0	A	183
Lipper & Company, L.P.	20,000	20,000	A	184
LLB Holdings	0	0	A	185
Loewy, Robert	120,000	120,000	A	186
Longview Special Finance	3,333,334	3,333,334	A	187
Luzzi, James	80,000	80,000	A	188
Mai, Manny	2,000	2,000	A	189
Manela, Naftali	225,000	225,000	A	190
Marchiniak, Nora	2,000	2,000	A	191
Mark Nordlicht L.P.	0	0	A	192
Mary Park Properties	12,192,098	12,192,098	A	193
Mathews, Boyd	50,000	50,000	A	194
Mathews, Kim	50,000	50,000	A	195
McCarthy, John	100,000	100,000	A	196
McCarthy, Timothy	3,256,112	3,256,112	A	197
McInerny, Michael	379,500	379,500	A	198
Medeiros, Ana Claudia	300,000	300,000	A	199
Meek, Michael	81,000	81,000	A	200
Merit Investments	41,667	41,667	A	201
Mesivta of Long Beach	100,001	100,001	A	202
Metelitsa, Angela	6,000	6,000	A	203
Microphase Corporation	26,098,909	26,098,909	A	204
Miller, Jerome	33,334	33,334	A	205
Miller, Phyllis	70,000	70,000	A	206
Miller, Wayne	100,000	100,000	A	207
Mitro, Loretta	89,750	89,750	A	208
MJN Enterprise, Inc.	41,667	41,667	A	209
Mohs, Lawrence	800,000	800,000	A	210
Moise, Bais Yaakov	300,000	300,000	A	211
Mosdos Ohr Hatorah	200,000	200,000	A	212
Moshel, Avorham	3,436,669	3,436,669	A	213
Mueller, Mark	20,100	20,100	A	214
Murray Huberfeld David Bodner Partnership	3,537,778	3,537,778	A	215
Nelson, Todd	384,500	384,500	A	216
Nesher Limited	125,000	125,000	A	217
Neubart, Garrett & Neubart, Michele	428,889	428,889	A	218
Neubart, Garrett S.	100,000	100,000	A	219
Nguyen, Henry	2,000	2,000	A	220
Nhok, Chin	2,000	2,000	A	221
Nite Capital	2,000,000	2,000,000	A	222
Nuelle, Frank	2,000	2,000	A	223
One Stop Systems Inc.	0	0	A	224
Ostrander, Jan	519,751	519,751	A	225
Pagliuca, Vincent	2,000	2,000	A	226
Pariello, Linda	78,750	78,750	A	227
Park, Candace	50,000	50,000	A	228
Parnes, Chaim S.	250,000	250,000	A	229
Patel, Nisha	2,000	2,000	A	230
Path, Sovann	2,000	2,000	A	231
Patricia and Gustave Dotoli Charitable Foundation	277,500	277,500	A	232
Pellegrino, Ernest	136,988	136,988	A	233
Pensack, Harvey	366,667	366,667	A	234
Peterkin, Teresa L.	109,000	109,000	A	235
Peterson, Eda	125,000	125,000	A	236
Peterson, Jeffrey	2,000	2,000	A	237
Petreglia, Christine	0	0	A	238
Pettinelli, James	2,000	2,000	A	239
Piper Marbury Rudnick	2,833,490	2,833,490	A	240
PJT Family Trust	83,400	83,400	A	241
Platinum Partners Global Macro Fund	466,668	466,668	A	242
Platinum Partners Long Term Growth Fund	2,500,000	2,500,000	A	243
Platinum Partners Value Arbitrage Fund	11,911,112	11,911,112	A	244
Povolotsky, Maxim	10,000	10,000	A	245
Property Tax Appeals II, LLC.	41,667	41,667	A	246
Pscherahofer, George	42,000	42,000	A	247
Putnam, Walter F.	20,000	20,000	A	248
Raab, Samuel	505,000	505,000	A	249
Rafael, Alan	50,000	50,000	A	250
Randazzo, John	77,500	77,500	A	251
Rappaport, Elliott	50,000	50,000	A	252
Rausman J&E	20,000	20,000	A	253
Rausman Somerset LLC	200,000	200,000	A	254
Rausman, Abraham Zirsha	20,000	20,000	A	255
Rausman, Barry	20,000	20,000	A	256
Rausman, Chaya Etta	30,000	30,000	A	257
Rausman, Emil & Rausman, Joan Irrevocable Trust	90,000	90,000	A	258
Rausman, Herbert Family Group	500,000	500,000	A	259
Rausman, Herbert & Rausman, Rifka	200,000	200,000	A	260
Rausman, Jacob Joseph	30,000	30,000	A	261
Rausman, Pearl	30,000	30,000	A	262
Raymond, Brittany	71,750	71,750	A	263
Reickman, Rebecca	240,000	240,000	A	264
Reuter, Brian	50,000	50,000	A	265
Reva Enterprises	0	0	A	266
Rieder, Gary	1,411,112	1,411,112	A	267
Rieder, George	7,540,000	7,540,000	A	268
Rieder, Jeremy	240,000	240,000	A	269
Rieder, Leslie	1,000,000	1,000,000	A	270
Rieder, Mark	800,000	800,000	A	271
Robbins, Michael	30,000	30,000	A	272
Roberts, Beverly	40,000	40,000	A	273
Rodriguez, Carlos	2,000	2,000	A	274
Rokowsky, Tyitzchok	200,000	200,000	A	275
Romano, Regina	41,667	41,667	A	276
Rooz, Mayer	2,000	2,000	A	277
Rosenberg, David	520,000	520,000	A	278
Rosenthal, Eliezer M.	4,900,001	4,900,001	A	279
Rosenthal, Eliezer M. & Roshenthal, Shaynie	300,000	300,000	A	280
Rosenthal, Judy	700,000	700,000	A	281
Rudder, Richard & Rudder, Cynthia	308,335	308,335	A	282
Rutgers Caualty Insurance Company	2,747,698	2,747,698	A	283
Rutgers Enhanced Insurance Company	853,808	853,808	A	284
Rylander, Sandy	2,000	2,000	A	285
Sabia, William	2,000	2,000	A	286
Saller, William	50,000	50,000	A	287
Sandberg, Judy	2,000	2,000	A	288
Santiago, Javier	2,000	2,000	A	289
Sarno, Giulia	2,000	2,000	A	290
Satta, Carolyn	2,000	2,000	A	291
Scari, Steven	2,074,000	2,074,000	A	292
Schoemaker, Howard	54,000	54,000	A	293
Schottenstein, Jay L. Trustee	62,500	62,500	A	294
Schuhalter, Coughlin & Suozzo, P.C., et AL.	820,000	820,000	A	295
Seminoro, Joseph	2,000	2,000	A	296
Seven Grandchildren FBO Chana Farchi	40,000	40,000	A	297
Seven Grandchildren FBO M Abikhzer	40,000	40,000	A	298
Seven Grandchildren FBO N Hassan	40,000	40,000	A	299
Seven Grandchildren FBO R Abikhzer	40,000	40,000	A	300
Seven Grandchildren FBO Rachel Hassan	40,000	40,000	A	301
Shafran, Chaya & Frenkel, Sally	20,000	20,000	A	302
ShazamStocks Inc.	0	0	A	303
Shea, Colleen	25,000	25,000	A	304
Siciliano, Anthony	248,500	248,500	A	305
Silcott, Jennifer	324,918	324,918	A	306
Silsby, Charles	125,000	125,000	A	307
Sim, Sokphon	2,000	2,000	A	308
Simon, Steve	1,125,000	1,125,000	A	309
The Sinai Heritage	60,000	60,000	A	310
Singaliese, Michael	222,500	222,500	A	311
Siu, Steven	118,750	118,750	A	312
Slomovics, Abraham	146,000	146,000	A	313
Smiley, Martin	9,193,198	9,193,198	A	314
Smith David Revocable Living Trust	468,334	468,334	A	315
Spencer, Richard	130,000	130,000	A	316
Spielman, Mark	127,500	127,500	A	317
Spitzer, Michael	218,000	218,000	A	318
Stefansky, Chaim	38,000	38,000	A	319
Stein, Chairman	0	0	A	320
Stein, Nachum	3,295,734	3,295,734	A	321
Stein, Nachum & Stein, Feige	30,000	30,000	A	322
Stein, S.	50,000	50,000	A	323
Stein, Yakov	665,000	665,000	A	324
Sternfeld, Murray	3,453,202	3,453,202	A	325
Stockhammer, Lynn	25,000	25,000	A	326
Stunkel, David	2,000	2,000	A	327
Sullivan, Paul	2,000	2,000	A	328
Suozzo, Edward & Suozzo Family Trusts	931,976	931,976	A	329
Sutter, Ed	50,000	50,000	A	330
Synder, Berrin	77,000	77,000	A	331
Tabola, Michael	125,000	125,000	A	332
Tacopino, Cosimo	250,000	250,000	A	333
Talbiya B Investments Ltd.	3,125	3,125	A	334
Tatra Sheep Cheese Co Inc.	300,000	300,000	A	335
Teitelbaum, Joshua & Teitelbaum, Helena	375,000	375,000	A	336
Temel, Selim	2,000	2,000	A	337
Tennenhaus, Edmund	1,000,000	1,000,000	A	338
The E & J Rausman Trust	20,000	20,000	A	339
The Rausman Family Trust	20,000	20,000	A	340
Thompson, Kathy	2,000	2,000	A	341
Thompson, Phillip	1,175,000	1,175,000	A	342
Thorne, Daniel K.	125,000	125,000	A	343
Toci, Fatmir	129,500	129,500	A	344
Tower 50 Partners L.P.	2,840,000	2,840,000	A	345
Tower 50 Partners L.P. Elbogen	860,000	860,000	A	346
Trane Rausman Trust	20,000	20,000	A	347
Traut, Fred	452,500	452,500	A	348
Trust FBO Abraham Abikhzer	20,000	20,000	A	349
Turchan, Theodore	312,000	312,000	A	350
Turchan, Theodore & Turchan, Eileen	400,000	400,000	A	351
Tyberg, Rivka	2,000	2,000	A	352
Viadella, Shirleyanne	2,000	2,000	A	353
Vickerrs, Craig	70,000	70,000	A	354
Wabba, Mahmoud	320,000	320,000	A	355
Warrenfelds, Mel	33,000	33,000	A	356
Washburn, E.R.	50,000	50,000	A	357
Watkins, Patricia	50,000	50,000	A	358
Wec Partners LLC.	0	0	A	359
Wei, James	2,000	2,000	A	360
Weinberger, George	13,493,733	13,493,733	A	361
Weiss, Henry	10,000	10,000	A	362
Weitman, Yitzchak	22,500	22,500	A	363
Welz, Sidney	125,000	125,000	A	364
Weng, Xiaoxi	2,000	2,000	A	365
Werdiger Family Foundation Inc.	5,966,666	5,966,666	A	366
Werdiger, Solomon	3,763,334	3,763,334	A	367
Wesco, Inc.	1,166,668	1,166,668	A	368
Wesco, Inc. / Alfred West	250,000	250,000	A	369
Westrock Advisors	750,000	750,000	A	370
Whelan, Mary K.	1,175,000	1,175,000	A	371
White, Theodore	2,000	2,000	A	372
Whitworth, John	91,667	91,667	A	373
Wilford, Paul	50,000	50,000	A	374
Williams, John	2,000	2,000	A	375
Willis, Hal	80,000	80,000	A	376
Willoughby, Victoria	10,000	10,000	A	377
Wolf, Hirsch	12,500	12,500	A	378
Wolfson Equities	8,352,778	8,352,778	A	379
Wolfson, Aaron	3,452,778	3,452,778	A	380
Wolfson, Abraham	1,966,666	1,966,666	A	381
Wolfson, Morris	1,561,112	1,561,112	A	382
Wolkow, Allen & Wolkow, Sheila	20,000	20,000	A	383
Wolmark, Rivka	277,776	277,776	A	384
Yadre, Stephen	182,000	182,000	A	385
Yeshiva D'Var Torah	10,000	10,000	A	386
YMSF Family Partnership	108,000	108,000	A	387
Yoho, Michael	14,908	14,908	A	388
Yu, Chris	50,000	50,000	A	389
Zadrovicz, Robert	2,000	2,000	A	390
Zahler, Wanna	240,000	240,000	A	391
Zeitman, Joshua	400,000	400,000	A	392
Zeldes, Shraga	200,000	200,000	A	393
Zinicola, Josephine	2,000	2,000	A	394
Z-Misc	5,000	5,000	A	395

Total	355,104,069	355,104,169

Notes

A	1	Includes Options to Purchase up to	25,000	Shares of common stock
A	2	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	3	Includes Warrants to Purchase up to	694,445	Shares of common stock
A	4	Includes Warrants to Purchase up to	75,000	Shares of common stock
A	5	Includes Warrants to Purchase up to	500,000	Shares of common stock
A	6	Includes Warrants to Purchase up to	0	Shares of common stock
A	7	Includes Warrants to Purchase up to	148,808	Shares of common stock
A	8	Includes Warrants to Purchase up to	109,683	Shares of common stock
A	9	Includes Warrants to Purchase up to	357,225	Shares of common stock
A	10	Includes Warrants to Purchase up to	600,000	Shares of common stock
A	11	Includes Options to Purchase up to	39,500	Shares of common stock
A	12	Includes Warrants to Purchase up to	300,000	Shares of common stock
A	13	Includes Warrants to Purchase up to	600,000	Shares of common stock
A	14	Includes Warrants to Purchase up to	5,000	Shares of common stock
A	15	Includes Warrants to Purchase up to	15,000	Shares of common stock
A	16	Includes Warrants to Purchase up to	1,526,667	Shares of common stock
A	17	Includes Warrants to Purchase up to	83,334	Shares of common stock
A	18	Includes Warrants to Purchase up to	66,667	Shares of common stock
A	19	Includes Warrants to Purchase up to	75,000	Shares of common stock
A	20	Includes Warrants to Purchase up to	250,000	Shares of common stock
A	21	Includes Options to Purchase up to	515,000	Shares of common stock
A	22	Includes Options to Purchase up to	75,000	Shares of common stock
A	23	Includes Warrants to Purchase up to	0	Shares of common stock
A	24	Includes Options to Purchase up to	100,000	Share of common stock and warrants to purchase up to 1,717,650 Shares of common stock
A	25	Includes Options to Purchase up to	1,092,500	Share of common stock and warrants to purchase up to 35,000 Shares of common stock
A	26	Includes Warrants to Purchase up to	5,000	Shares of common stock
A	27	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	28	Includes Options to Purchase up to	188,500	Share of common stock and warrants to purchase up to 20,000 Shares of common stock
A	29	Includes Warrants to Purchase up to	1,700	Shares of common stock
A	30	Includes Warrants to Purchase up to	5,000	Shares of common stock
A	31	Includes Options to Purchase up to	23,000	Shares of common stock
A	32	Includes Warrants to Purchase up to	0	Shares of common stock
A	33	Includes Warrants to Purchase up to	0	Shares of common stock
A	34	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	35	Includes Warrants to Purchase up to	0	Shares of common stock
A	36	Includes Options to Purchase up to	102,500	Shares of common stock
A	37	Includes Warrants to Purchase up to	0	Shares of common stock
A	38	Includes Warrants to Purchase up to	4,777,778	Shares of common stock
A	39	Includes Warrants to Purchase up to	0	Shares of common stock
A	40	Includes Warrants to Purchase up to	1,500,000	Shares of common stock
A	41	Includes Warrants to Purchase up to	0	Shares of common stock
A	42	Includes Options to Purchase up to	100,000	Shares of common stock
A	43	Includes Warrants to Purchase up to	277,777	Shares of common stock
A	44	Includes Warrants to Purchase up to	166,667	Shares of common stock
A	45	Includes Options to Purchase up to	1,322,250	Share of common stock and warrants to purchase up to 50,000 Shares of common stock
A	46	Includes Warrants to Purchase up to	0	Shares of common stock
A	47	Includes Options to Purchase up to	0	Shares of common stock
A	48	Includes Warrants to Purchase up to	0	Shares of common stock
A	49	Includes Warrants to Purchase up to	555,556	Shares of common stock
A	50	Includes Warrants to Purchase up to	319,444	Shares of common stock
A	51	Includes Warrants to Purchase up to	172,871	Shares of common stock
A	52	Includes Warrants to Purchase up to	42,000	Shares of common stock
A	53	Includes Warrants to Purchase up to	1,233,333	Shares of common stock
A	54	Includes Warrants to Purchase up to	466,667	Shares of common stock
A	55	Includes Warrants to Purchase up to	3,063,056	Shares of common stock
A	56	Includes Warrants to Purchase up to	75,000	Shares of common stock
A	57	Includes Warrants to Purchase up to	0	Shares of common stock
A	58	Includes Warrants to Purchase up to	102,778	Shares of common stock
A	59	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	60	Includes Warrants to Purchase up to	0	Shares of common stock
A	61	Includes Warrants to Purchase up to	1,375,000	Shares of common stock
A	62	Includes Warrants to Purchase up to	0	Shares of common stock
A	63	Includes Warrants to Purchase up to	0	Shares of common stock
A	64	Includes Warrants to Purchase up to	0	Shares of common stock
A	65	Includes Warrants to Purchase up to	0	Shares of common stock
A	66	Includes Warrants to Purchase up to	350,000	Shares of common stock
A	67	Includes Warrants to Purchase up to	5,000	Shares of common stock
A	68	Includes Options to Purchase up to	100,000	Shares of common stock
A	69	Includes Warrants to Purchase up to	0	Shares of common stock
A	70	Includes Options to Purchase up to	1,075,000	Shares of common stock
A	71	Includes Warrants to Purchase up to	0	Shares of common stock
A	72	Includes Warrants to Purchase up to	200,000	Shares of common stock
A	73	Includes Warrants to Purchase up to	0	Shares of common stock
A	74	Includes Options to Purchase up to	50,000	Shares of common stock
A	75	Includes Options to Purchase up to	8,025,000	Share of common stock and warrants to purchase up to 1,138,067 Shares of common stock
A	76	Includes Warrants to Purchase up to	3,805,556	Shares of common stock
A	77	Includes Warrants to Purchase up to	0	Shares of common stock
A	78	Includes Warrants to Purchase up to	0	Shares of common stock
A	79	Includes Options to Purchase up to	15,805,000	Share of common stock and warrants to purchase up to 581,667 Shares of common stock
A	80	Includes Warrants to Purchase up to	50,000	Shares of common stock
A	81	Includes Warrants to Purchase up to	14,000	Shares of common stock
A	82	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	83	Includes Options to Purchase up to	2,928,750	Share of common stock and warrants to purchase up to 200,000 Shares of common stock
A	84	Includes Warrants to Purchase up to	175,000	Shares of common stock
A	85	Includes Warrants to Purchase up to	500,000	Shares of common stock
A	86	Includes Warrants to Purchase up to	41,667	Shares of common stock
A	87	Includes Options to Purchase up to	23,000	Shares of common stock
A	88	Includes Options to Purchase up to	157,500	Shares of common stock
A	89	Includes Warrants to Purchase up to	0	Shares of common stock
A	90	Includes Warrants to Purchase up to	120,000	Shares of common stock
A	91	Includes Warrants to Purchase up to	660,803	Shares of common stock
A	92	Includes Warrants to Purchase up to	897,223	Shares of common stock
A	93	Includes Warrants to Purchase up to	300,000	Shares of common stock
A	94	Includes Warrants to Purchase up to	714,286	Shares of common stock
A	95	Includes Warrants to Purchase up to	0	Shares of common stock
A	96	Includes Warrants to Purchase up to	0	Shares of common stock
A	97	Includes Warrants to Purchase up to	0	Shares of common stock
A	98	Includes Options to Purchase up to	250,000	Share of common stock and warrants to purchase up to 115,918 Shares of common stock
A	99	Includes Warrants to Purchase up to	8,000	Shares of common stock
A	100	Includes Warrants to Purchase up to	0	Shares of common stock
A	101	Includes Warrants to Purchase up to	45,000	Shares of common stock
A	102	Includes Options to Purchase up to	75,000	Shares of common stock
A	103	Includes Options to Purchase up to	45,000	Shares of common stock
A	104	Includes Options to Purchase up to	100,000	Share of common stock and warrants to purchase up to 3,850,000 Shares of common stock
A	105	Includes Warrants to Purchase up to	0	Shares of common stock
A	106	Includes Warrants to Purchase up to	220,000	Shares of common stock
A	107	Includes Options to Purchase up to	155,000	Share of common stock and warrants to purchase up to 105,000 Shares of common stock
A	108	Includes Warrants to Purchase up to	0	Shares of common stock
A	109	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	110	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	111	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	112	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	113	Includes Warrants to Purchase up to	702,500	Shares of common stock
A	114	Includes Warrants to Purchase up to	0	Shares of common stock
A	115	Includes Warrants to Purchase up to	537,500	Shares of common stock
A	116	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	117	Includes Warrants to Purchase up to	22,000	Shares of common stock
A	118	Includes Warrants to Purchase up to	120,000	Shares of common stock
A	119	Includes Warrants to Purchase up to	138,888	Shares of common stock
A	120	Includes Warrants to Purchase up to	50,000	Shares of common stock
A	121	Includes Warrants to Purchase up to	50,000	Shares of common stock
A	122	Includes Warrants to Purchase up to	1,066,667	Shares of common stock
A	123	Includes Warrants to Purchase up to	125,000	Shares of common stock
A	124	Includes Warrants to Purchase up to	750,000	Shares of common stock
A	125	Includes Warrants to Purchase up to	6,000	Shares of common stock
A	126	Includes Options to Purchase up to	50,000	Shares of common stock
A	127	Includes Options to Purchase up to	107,500	Shares of common stock
A	128	Includes Options to Purchase up to	792,500	Share of common stock and warrants to purchase up to 35,000 Shares of common stock
A	129	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	130	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	131	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	132	Includes Warrants to Purchase up to	0	Shares of common stock
A	133	Includes Warrants to Purchase up to	164,553	Shares of common stock
A	134	Includes Warrants to Purchase up to	1,623,541	Shares of common stock
A	135	Includes Warrants to Purchase up to	28,572	Shares of common stock
A	136	Includes Warrants to Purchase up to	133,334	Shares of common stock
A	137	Includes Warrants to Purchase up to	200,000	Shares of common stock
A	138	Includes Warrants to Purchase up to	7,000	Shares of common stock
A	139	Includes Warrants to Purchase up to	2,018,056	Shares of common stock
A	140	Includes Warrants to Purchase up to	5,416,667	Shares of common stock
A	141	Includes Options to Purchase up to	25,000	Shares of common stock
A	142	Includes Warrants to Purchase up to	0	Shares of common stock
A	143	Includes Warrants to Purchase up to	0	Shares of common stock
A	144	Includes Warrants to Purchase up to	7,541,319	Shares of common stock
A	145	Includes Warrants to Purchase up to	0	Shares of common stock
A	146	Includes Warrants to Purchase up to	1,310,000	Shares of common stock
A	147	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	148	Includes Warrants to Purchase up to	0	Shares of common stock
A	149	Includes Warrants to Purchase up to	3,150,000	Shares of common stock
A	150	Includes Warrants to Purchase up to	96,996	Shares of common stock
A	151	Includes Options to Purchase up to	75,000	Shares of common stock
A	152	Includes Warrants to Purchase up to	0	Shares of common stock
A	153	Includes Warrants to Purchase up to	250,000	Shares of common stock
A	154	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	155	Includes Options to Purchase up to	20,000	Share of common stock and warrants to purchase up to 48,068 Shares of common stock
A	156	Includes Warrants to Purchase up to	546,428	Shares of common stock
A	157	Includes Warrants to Purchase up to	15,625	Shares of common stock
A	158	Includes Warrants to Purchase up to	21,875	Shares of common stock
A	159	Includes Options to Purchase up to	95,500	Shares of common stock
A	160	Includes Options to Purchase up to	200,000	Share of common stock and warrants to purchase up to 1,803,334 Shares of common stock
A	161	Includes Options to Purchase up to	502,500	Share of common stock and warrants to purchase up to 75,000 Shares of common stock
A	162	Includes Options to Purchase up to	50,000	Shares of common stock
A	163	Includes Warrants to Purchase up to	50,000	Shares of common stock
A	164	Includes Warrants to Purchase up to	0	Shares of common stock
A	165	Includes Options to Purchase up to	100,000	Shares of common stock
A	166	Includes Options to Purchase up to	50,000	Shares of common stock
A	167	Includes Warrants to Purchase up to	0	Shares of common stock
A	168	Includes Warrants to Purchase up to	0	Shares of common stock
A	169	Includes Options to Purchase up to	175,000	Shares of common stock
A	170	Includes Warrants to Purchase up to	0	Shares of common stock
A	171	Includes Options to Purchase up to	0	Shares of common stock
A	172	Includes Warrants to Purchase up to	424,667	Share of common stock
A	173	Includes Warrants to Purchase up to	1,861,112	Share of common stock
A	174	Includes Warrants to Purchase up to	50,000	Share of common stock
A	175	Includes Options to Purchase up to	25,000	Share of common stock and warrants to purchase up to 121,528 Shares of common stock
A	176	Includes Warrants to Purchase up to	891,667	Shares of common stock
A	177	Includes Warrants to Purchase up to	555,556	Shares of common stock
A	178	Includes Warrants to Purchase up to	555,556	Shares of common stock
A	179	Includes Options to Purchase up to	25,000	Shares of common stock
A	180	Includes Warrants to Purchase up to	0	Shares of common stock
A	181	Includes Options to Purchase up to	250,000	Shares of common stock
A	182	Includes Warrants to Purchase up to	250,000	Shares of common stock
A	183	Includes Warrants to Purchase up to	0	Shares of common stock
A	184	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	185	Includes Warrants to Purchase up to	0	Shares of common stock
A	186	Includes Warrants to Purchase up to	60,000	Shares of common stock
A	187	Includes Warrants to Purchase up to	1,666,667	Shares of common stock
A	188	Includes Warrants to Purchase up to	40,000	Shares of common stock
A	189	Includes Warrants to Purchase up to	0	Shares of common stock
A	190	Includes Warrants to Purchase up to	225,000	Shares of common stock
A	191	Includes Warrants to Purchase up to	0	Shares of common stock
A	192	Includes Warrants to Purchase up to	0	Shares of common stock
A	193	Includes Warrants to Purchase up to	9,178,764	Shares of common stock
A	194	Includes Options to Purchase up to	50,000	Shares of common stock
A	195	Includes Options to Purchase up to	50,000	Shares of common stock
A	196	Includes Options to Purchase up to	100,000	Shares of common stock
A	197	Includes Warrants to Purchase up to	1,393,056	Shares of common stock
A	198	Includes Options to Purchase up to	344,500	Share of common stock and warrants to purchase up to 35,000 Shares of common stock
A	199	Includes Warrants to Purchase up to	150,000	Shares of common stock
A	200	Includes Options to Purchase up to	81,000	Shares of common stock
A	201	Includes Warrants to Purchase up to	0	Shares of common stock
A	202	Includes Warrants to Purchase up to	100,001	Shares of common stock
A	203	Includes Warrants to Purchase up to	3,000	Shares of common stock
A	204	Includes Warrants to Purchase up to	9,972,222	Shares of common stock
A	205	Includes Warrants to Purchase up to	33,334	Shares of common stock
A	206	Includes Warrants to Purchase up to	70,000	Shares of common stock
A	207	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	208	Includes Options to Purchase up to	33,750	Share of common stock and warrants to purchase up to 54,000 Shares of common stock
A	209	Includes Warrants to Purchase up to	41,667	Shares of common stock
A	210	Includes Options to Purchase up to	400,000	Shares of common stock
A	211	Includes Warrants to Purchase up to	300,000	Shares of common stock
A	212	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	213	Includes Options to Purchase up to	200,000	Share of common stock and warrants to purchase up to 2,403,335 Shares of common stock
A	214	Includes Warrants to Purchase up to	20,100	Shares of common stock
A	215	Includes Warrants to Purchase up to	1,788,889	Shares of common stock
A	216	Includes Options to Purchase up to	332,500	Share of common stock and warrants to purchase up to 50,000 Shares of common stock
A	217	Includes Warrants to Purchase up to	125,000	Shares of common stock
A	218	Includes Warrants to Purchase up to	285,278	Shares of common stock
A	219	Includes Warrants to Purchase up to	0	Shares of common stock
A	220	Includes Warrants to Purchase up to	0	Shares of common stock
A	221	Includes Warrants to Purchase up to	0	Shares of common stock
A	222	Includes Warrants to Purchase up to	1,000,000	Shares of common stock
A	223	Includes Warrants to Purchase up to	0	Shares of common stock
A	224	Includes Warrants to Purchase up to	0	Shares of common stock
A	225	Includes Options to Purchase up to	287,750	Share of common stock and warrants to purchase up to 147,501 Shares of common stock
A	226	Includes Warrants to Purchase up to	0	Shares of common stock
A	227	Includes Options to Purchase up to	78,750	Shares of common stock
A	228	Includes Options to Purchase up to	50,000	Shares of common stock
A	229	Includes Warrants to Purchase up to	125,000	Shares of common stock
A	230	Includes Warrants to Purchase up to	0	Shares of common stock
A	231	Includes Warrants to Purchase up to	0	Shares of common stock
A	232	Includes Warrants to Purchase up to	0	Shares of common stock
A	233	Includes Warrants to Purchase up to	136,988	Shares of common stock
A	234	Includes Warrants to Purchase up to	200,000	Shares of common stock
A	235	Includes Options to Purchase up to	87,000	Shares of common stock
A	236	Includes Warrants to Purchase up to	0	Shares of common stock
A	237	Includes Warrants to Purchase up to	0	Shares of common stock
A	238	Includes Warrants to Purchase up to	0	Shares of common stock
A	239	Includes Warrants to Purchase up to	0	Shares of common stock
A	240	Includes Warrants to Purchase up to	2,833,490	Shares of common stock
A	241	Includes Warrants to Purchase up to	53,400	Shares of common stock
A	242	Includes Warrants to Purchase up to	466,668	Shares of common stock
A	243	Includes Warrants to Purchase up to	2,500,000	Shares of common stock
A	244	Includes Warrants to Purchase up to	6,355,556	Shares of common stock
A	245	Includes Warrants to Purchase up to	5,000	Shares of common stock
A	246	Includes Warrants to Purchase up to	41,667	Shares of common stock
A	247	Includes Warrants to Purchase up to	42,000	Shares of common stock
A	248	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	249	Includes Warrants to Purchase up to	505,000	Shares of common stock
A	250	Includes Options to Purchase up to	50,000	Shares of common stock
A	251	Includes Options to Purchase up to	75,500	Shares of common stock
A	252	Includes Options to Purchase up to	50,000	Shares of common stock
A	253	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	254	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	255	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	256	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	257	Includes Warrants to Purchase up to	15,000	Shares of common stock
A	258	Includes Warrants to Purchase up to	45,000	Shares of common stock
A	259	Includes Warrants to Purchase up to	500,000	Shares of common stock
A	260	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	261	Includes Warrants to Purchase up to	15,000	Shares of common stock
A	262	Includes Warrants to Purchase up to	15,000	Shares of common stock
A	263	Includes Options to Purchase up to	71,750	Shares of common stock
A	264	Includes Warrants to Purchase up to	120,000	Shares of common stock
A	265	Includes Options to Purchase up to	50,000	Shares of common stock
A	266	Includes Warrants to Purchase up to	0	Shares of common stock
A	267	Includes Warrants to Purchase up to	955,556	Shares of common stock
A	268	Includes Warrants to Purchase up to	3,770,000	Shares of common stock
A	269	Includes Warrants to Purchase up to	120,000	Shares of common stock
A	270	Includes Warrants to Purchase up to	500,000	Shares of common stock
A	271	Includes Warrants to Purchase up to	650,000	Shares of common stock
A	272	Includes Options to Purchase up to	30,000	Shares of common stock
A	273	Includes Options to Purchase up to	40,000	Shares of common stock
A	274	Includes Warrants to Purchase up to	0	Shares of common stock
A	275	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	276	Includes Warrants to Purchase up to	41,667	Shares of common stock
A	277	Includes Warrants to Purchase up to	2,000	Shares of common stock
A	278	Includes Warrants to Purchase up to	350,000	Shares of common stock
A	279	Includes Warrants to Purchase up to	2,958,334	Shares of common stock
A	280	Includes Warrants to Purchase up to	0	Shares of common stock
A	281	Includes Warrants to Purchase up to	450,000	Shares of common stock
A	282	Includes Warrants to Purchase up to	175,001	Shares of common stock
A	283	Includes Warrants to Purchase up to	1,197,420	Shares of common stock
A	284	Includes Warrants to Purchase up to	406,666	Shares of common stock
A	285	Includes Warrants to Purchase up to	0	Shares of common stock
A	286	Includes Warrants to Purchase up to	0	Shares of common stock
A	287	Includes Options to Purchase up to	50,000	Shares of common stock
A	288	Includes Warrants to Purchase up to	0	Shares of common stock
A	289	Includes Warrants to Purchase up to	0	Shares of common stock
A	290	Includes Warrants to Purchase up to	0	Shares of common stock
A	291	Includes Warrants to Purchase up to	0	Shares of common stock
A	292	Includes Warrants to Purchase up to	967,500	Shares of common stock
A	293	Includes Warrants to Purchase up to	54,000	Shares of common stock
A	294	Includes Warrants to Purchase up to	62,500	Shares of common stock
A	295	Includes Options to Purchase up to	525,000	Share of common stock and warrants to purchase up to 195,000 Shares of common stock
A	296	Includes Warrants to Purchase up to	0	Shares of common stock
A	297	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	298	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	299	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	300	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	301	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	302	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	303	Includes Warrants to Purchase up to	0	Shares of common stock
A	304	Includes Options to Purchase up to	25,000	Shares of common stock
A	305	Includes Options to Purchase up to	238,500	Share of common stock and warrants to purchase up to 10,000 Shares of common stock
A	306	Includes Options to Purchase up to	262,250	Share of common stock and warrants to purchase up to 60,668 Shares of common stock
A	307	Includes Options to Purchase up to	125,000	Shares of common stock
A	308	Includes Warrants to Purchase up to	0	Shares of common stock
A	309	Includes Options to Purchase up to	1,000,000	Shares of common stock
A	310	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	311	Includes Options to Purchase up to	222,500	Shares of common stock
A	312	Includes Options to Purchase up to	96,750	Shares of common stock and warrants to purchase up to 20,000 Shares of common stock
A	313	Includes Warrants to Purchase up to	96,000	Shares of common stock
A	314	Includes Options to Purchase up to	2,045,000	Share of common stock and warrants to purchase up to 2,545,569 Shares of common stock
A	315	Includes Warrants to Purchase up to	468,334	Shares of common stock
A	316	Includes Warrants to Purchase up to	130,000	Shares of common stock
A	317	Includes Options to Purchase up to	127,500	Shares of common stock
A	318	Includes Warrants to Purchase up to	130,000	Shares of common stock
A	319	Includes Warrants to Purchase up to	25,000	Shares of common stock
A	320	Includes Warrants to Purchase up to	0	Shares of common stock
A	321	Includes Warrants to Purchase up to	1,342,867	Shares of common stock
A	322	Includes Warrants to Purchase up to	30,000	Shares of common stock
A	323	Includes Options to Purchase up to	50,000	Shares of common stock
A	324	Includes Warrants to Purchase up to	270,000	Shares of common stock
A	325	Includes Warrants to Purchase up to	2,809,667	Shares of common stock
A	326	Includes Options to Purchase up to	25,000	Shares of common stock
A	327	Includes Warrants to Purchase up to	0	Shares of common stock
A	328	Includes Warrants to Purchase up to	0	Shares of common stock
A	329	Includes Options to Purchase up to	350,000	Shares of common stock and warrants to purchase up to 277,778 shares of common stock.
A	330	Includes Options to Purchase up to	50,000	Shares of common stock
A	331	Includes Warrants to Purchase up to	0	Shares of common stock
A	332	Includes Options to Purchase up to	125,000	Shares of common stock
A	333	Includes Warrants to Purchase up to	250,000	Shares of common stock
A	334	Includes Warrants to Purchase up to	3,125	Shares of common stock
A	335	Includes Warrants to Purchase up to	150,000	Shares of common stock
A	336	Includes Warrants to Purchase up to	375,000	Shares of common stock
A	337	Includes Warrants to Purchase up to	0	Shares of common stock
A	338	Includes Warrants to Purchase up to	1,000,000	Shares of common stock
A	339	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	340	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	341	Includes Warrants to Purchase up to	0	Shares of common stock
A	342	Includes Options to Purchase up to	1,050,000	Shares of common stock
A	343	Includes Warrants to Purchase up to	125,000	Shares of common stock
A	344	Includes Options to Purchase up to	107,500	Share of common stock and warrants to purchase up to 20,000 Shares of common stock
A	345	Includes Warrants to Purchase up to	2,840,000	Shares of common stock
A	346	Includes Warrants to Purchase up to	860,000	Shares of common stock
A	347	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	348	Includes Options to Purchase up to	312,000	Share of common stock and warrants to purchase up to 135,000 Shares of common stock
A	349	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	350	Includes Warrants to Purchase up to	232,000	Shares of common stock
A	351	Includes Warrants to Purchase up to	200,000	Shares of common stock
A	352	Includes Warrants to Purchase up to	2,000	Shares of common stock
A	353	Includes Warrants to Purchase up to	0	Shares of common stock
A	354	Includes Options to Purchase up to	70,000	Shares of common stock
A	355	Includes Options to Purchase up to	320,000	Shares of common stock
A	356	Includes Options to Purchase up to	33,000	Shares of common stock
A	357	Includes Warrants to Purchase up to	50,000	Shares of common stock
A	358	Includes Options to Purchase up to	50,000	Shares of common stock
A	359	Includes Warrants to Purchase up to	0	Shares of common stock
A	360	Includes Warrants to Purchase up to	0	Shares of common stock
A	362	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	363	Includes Warrants to Purchase up to	22,500	Shares of common stock
A	364	Includes Warrants to Purchase up to	125,000	Shares of common stock
A	365	Includes Warrants to Purchase up to	0	Shares of common stock
A	366	Includes Warrants to Purchase up to	1,795,833	Shares of common stock
A	367	Includes Warrants to Purchase up to	921,667	Shares of common stock
A	368	Includes Warrants to Purchase up to	750,001	Shares of common stock
A	369	Includes Warrants to Purchase up to	250,000	Shares of common stock
A	370	Includes Warrants to Purchase up to	750,000	Shares of common stock
A	371	Includes Options to Purchase up to	750,000	Share of common stock and warrants to purchase up to 200,000 Shares of common stock
A	372	Includes Warrants to Purchase up to	0	Shares of common stock
A	373	Includes Warrants to Purchase up to	91,667	Shares of common stock
A	374	Includes Options to Purchase up to	50,000	Shares of common stock
A	375	Includes Warrants to Purchase up to	0	Shares of common stock
A	376	Includes Warrants to Purchase up to	0	Shares of common stock
A	377	Includes Options to Purchase up to	5,000	Shares of common stock
A	378	Includes Warrants to Purchase up to	12,500	Shares of common stock
A	379	Includes Warrants to Purchase up to	5,397,222	Shares of common stock
A	380	Includes Warrants to Purchase up to	1,963,889	Shares of common stock
A	381	Includes Warrants to Purchase up to	1,033,333	Shares of common stock
A	382	Includes Warrants to Purchase up to	855,556	Shares of common stock
A	383	Includes Warrants to Purchase up to	20,000	Shares of common stock
A	384	Includes Warrants to Purchase up to	138,888	Shares of common stock
A	385	Includes Options to Purchase up to	160,000	Share of common stock and warrants to purchase up to 20,000 Shares of common stock
A	386	Includes Warrants to Purchase up to	10,000	Shares of common stock
A	387	Includes Warrants to Purchase up to	54,000	Shares of common stock
A	388	Includes Warrants to Purchase up to	0	Shares of common stock
A	389	Includes Options to Purchase up to	50,000	Shares of common stock
A	390	Includes Warrants to Purchase up to	0	Shares of common stock
A	391	Includes Warrants to Purchase up to	120,000	Shares of common stock
A	392	Includes Warrants to Purchase up to	200,000	Shares of common stock
A	393	Includes Warrants to Purchase up to	100,000	Shares of common stock
A	394	Includes Warrants to Purchase up to	0	Shares of common stock
A	395	Includes Options to Purchase up to	5,000	Shares of common stock

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees a total of shares of common stock, of which shares are issued and outstanding and up to shares are issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to approximately $57 million upon  the exercise of all of the warrants and options by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock subject to the following:

 1.    all or a portion of the shares of common stock beneficially owned by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

 2.     each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale;

 3.     some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions, or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers or agent that in turn may sell such shares; and

 4.     in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters". In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution. Once sold under this shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, $.01 par value as of July 20, 2005 the date of our most recent annual meeting. As of April 24, 2006, approximately 277 million shares of our common stock are issued and outstanding and held by approximately 15,000 stockholders of record. Of the shares of our issued and outstanding common stock, shares are covered by this prospectus. In addition shares of our common stock authorized but unissued as of the date of this prospectus will be issued on exercise of warrants held by certain selling stockholders.

The following description of our capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to the provisions of our Certificate of Incorporation and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and to applicable New Jersey law.

Common Stock

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of Directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares of common stock voted elects the Directors then standing for election. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends, at such appropriate times and in such amounts as our Board of Directors decides. The common stock is not entitled to preemptive rights or other subscription rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of liabilities. Shares of common stock shall be transferred only on our books upon surrender to us or a duly appointed transfer agent of the certificate or certificates properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

Common Stock Warrants

This prospectus also covers shares of common stock purchasable pursuant to outstanding warrants and options. The exercise price of these warrants range from $.17  to $1.05. These warrants and options have expiration terms ranging from years 2005 - 2011.

Filling Vacancies on the Board

The Certificate of Incorporation provides that any vacancy on the Board that results from an increase in the number of Directors during the interim between annual meetings or special meetings of shareholders may be filled by the Board. These provisions could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees.

New Jersey Shareholders Protection Act

There are provisions of New Jersey law, and our Certificate of Incorporation and Bylaws, that may have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board of Directors for the fair and equitable treatment of all shareholders.

New Jersey has adopted a type of anti-takeover statute known as the New Jersey Shareholders Protection Act. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder's stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An "interested shareholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, among other things:

the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder, the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation's assets, or the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be "squeezed out" after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the common stock we are offering pursuant to this prospectus will be passed upon by Martin S. Smiley General Counsel to the Company. Mr. Smiley beneficially owns an aggregate of 9,193,198 shares of common stock of the Company.

EXPERTS

The financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited or reviewed, as the case may be, by Rosenberg, Rich ,Baker, Berman & Company and audited or reviewed, as the case may be, by Arthur Andersen, LLP and Schuhalter, Coughlin & Suozzo, PC, independent public accountants, and are included in reliance upon the authority of said firms as experts in giving said reports. Prior to the date of this prospectus, Arthur Andersen was indicted in connection with its rendering of services to another company. Therefore, Arthur Andersen withdrew from practice before the SEC effective prior to the date hereof and many of the accountants at Arthur Andersen have left their current jobs or have been searching for a new place of employment. Based on these factors, after reasonable efforts, including numerous phone calls, we were unable to contact our former audit partner at Arthur Andersen and therefore were unable to obtain Arthur Andersen's consent to the inclusion of their report dated October 12, 2001. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the securities act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the securities act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. As of December 31, 2005, Schuhalter, Coughlin & Suozzo, PC, owns approximately 829,098 shares of common stock directly and indirectly; options to purchase 875,000 shares of common stock and warrants to purchase 472,778 shares of common stock, all of which are being registered pursuant to this prospectus. All of such securities owned by Schuhalter, Coughlin & Suozzo, PC and Edward P. Suozzo, individual and in trust for family members were issued to Schuhalter, Coughlin & Suozzo, PC in consideration for non-audit consulting services and/or satisfaction of payables related to non-audit consulting services and were issued after Schuhalter, Coughlin & Suozzo, PC was no longer our independent public accountants.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

mPhase Technologies, Inc.

587 Connecticut Avenue

Norwalk, Connecticut 06854-0566

Attention: General Counsel

(203) 831-2242

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling security holders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

mPHASE TECHNOLOGIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Rosenberg Rich Baker Berman & Company	F-1
Report of Arthur Andersen LLP	F-2
Report of Schuhalter, Coughlin & Suozzo, PC	F-3
Consolidated Balance Sheets as of June 30, 2004, June 30, 2005 and December 31, 2005 (Unaudited)	F-4
Consolidated Statements of Operations for the years ended June 30, 2003, 2004, 2005, and for the period from inception (October 2, 1996) through June 30, 2005	F-5
Unaudited Consolidated Statements of Operations for the Six months ended December 31, 2005 and for the period from inception (October 2, 1996) through December 31, 2005	F-6
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the period from inception (October 2, 1996) to June 30, 1998 and for each of the six years in the period ended June 30, 2005	F-7-12
Unaudited Consolidated Statement of Changes in Shareholders' Deficit for the Six months ended December 31, 2005	F-13
Consolidated Statements of Cash Flows for the years ended June 30, 2003, 2004 and 2005, and for the period from inception (October 2, 1996) through June 30, 2005	F-14
Unaudited Consolidated Statements of Cash Flows for the Three months ended December 31, 2005 and 2004, and for the period from inception (October 2, 1996) through December 31, 2005	F-15
Notes to Consolidated Financial Statements	F-16

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2005 and June 30, 2004, and the related consolidated statements of operations, changes in stockholders' equity (deficit), cash flows and Schedule II (Valuation and Qualifying Accounts, Item 14B) for each of the three years in the period ended June 30, 2005 and for the period from inception (October 2, 1996) to June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 2001. Such amounts are included in the cumulative from inception to June 30, 2005 totals of the statements of operations, changes in stockholders' equity and cash flows and reflect total net loss of 78 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 2001, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material accounting misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2004 and for the period from inception to June 30, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rosenberg Rich Baker Berman & Company

Bridgewater, NJ

 September 19, 2005

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception (October 2, 1996) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1998. Such amounts are included in the cumulative from inception to June 30, 2001 totals of the statements of operations, changes in stockholders' equity and cash flows and reflect total net loss of 6 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 1998, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception to June 30, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP

Stamford, Connecticut

October 12, 2001

PURSUANT TO SEC RELEASE NO. 33-8070 AND RULE 437A UNDER THE SECURITIES ACT OF 1933, AS AMENDED, mPHASE TECHNOLOGIES, INC. HAS NOT RECEIVED WRITTEN CONSENT AFTER REASONABLE EFFORT TO USE THIS REPORT. THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. WITH RESPECT TO THIS INSTANT 10K/A, YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT FOR ANY UNTRUE STATEMENTS OF A MATERIAL FACT CONTAINED IN THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP OR ANY OMISSIONS TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the statements of operations, changes in stockholders's equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998 of mPhase Technologies, Inc. (a development stage company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period of October 2, 1996 (date of inception) through June 30, 1998 in conformity with generally accepted accounting principles.

Schuhalter, Coughlin & Suozzo, PC

Raritan, New Jersey

January 28, 1999

mPHASE TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	JUNE 30,		December 31,
	2004	2005	2005
ASSETS			(Unaudited)
Current assets:
Cash and cash equivalents	$90,045	$351,185	$1,172,757
Accounts receivable, net of bad debt reserve of
$0 and $0 respectively	64,100	533,841	158,594
Stock subscription receivable	886,000	460,000	-
Inventory	1,237,972	490,142	447,943
Prepaid expenses and other current assets	81,061	25,622	57,735
Total current assets	2,359,178	1,860,790	1,837,029

Property and equipment, net	52,685	162,692	303,175
Patents and licenses, net	161,605	141,451	108,803
Other assets	17,250	67,250	50,000
Total assets	$2,590,718	$2,232,183	$2,299,007
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,088,658	$1,691,338	$1,990,485
Accrued expenses	636,033	431,765	429,866
Due to related parties	680,956	721,569	84,940
Note payable, related party	300,000	277,000	417,000
Current Portion of Long Term debt	550, 803	413,537	370,493
Deferred revenue	214,180	-	-
Total current liabilities	4,470,603	3,535,209	3,292,784

Other liabilities	618,550	214,709	-
Notes payable-related parties	280,000	-	360,408
Long-term debt, net of current portion	139,500	100,000	-
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY (DEFICIT):
Common Stock, par value $.01, 250,000,000
shares authorized; 88,899,962, 145,048,832 and 212,374,047
outstanding, on June 30, 2004, June 30, 2005, and December 31, 2005 respectively	888,999	1,450,489	2,123,741
Additional paid-in capital	111,976,095	123,949,156	134,933,508
Deficit accumulated during development stage	(115,775,083)	(127,009,407)	(138,403,461)
Less-treasury stock, 13,750 shares, at cost	(7.973)	(7,973)	(7,973)
Total stockholders' equity (deficit)	(2,917,962)	(1,617,735)	(1,354,185)
Total liabilities and stockholders' equity (deficit)	$2,590,718	$2,232,183	$2,299,007

The accompanying notes are an integral part of these consolidated financial statements.

      mPHASE TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,			From Inception
				(October 2, 1996)
				to June 30,
	2003	2004	2005	2005

TOTAL NET REVENUES	$1,581,639	$4,641,346	$1,711,085	$21,320,125
COSTS AND EXPENSES:
Cost of Sales (including related party purchases of $1,344,055, $3,647,599 and $1,370,700, in 2003, 2004, and 2005 see also note 11 Related Party Transactions)	1,493,394	4,068,255	1,446,151	15,359,358
Research and development (including non-cash stock related charges of $385,495, $72,000, $0 and $2,117,669 respectively, see also note 11 Related Party Transactions)	3,538,305	4,069,721	5,127,438	43,544,238
General and administrative (including non-cash stock related charges of $748,840, $1,242,793, $2,948,083 and $50,281,225 respectively, see also note 11 Related Party Transactions)	2,683,534	4,177,961	6,394,040	83,641,051
Depreciation and Amortization	515,417	122,878	62,679	2,952,586
Total costs and expenses	8,230,650	12,438,815	13,030,308	145,497,233
Loss from operations	(6,649,011)	(7,797,469)	(11,319,223)	(124,177,108)
OTHER INCOME (EXPENSE):
Gain (loss) On Extinguishments and settlements	61,226	150,058	232,974	(1,221,591)
Minority interest loss in consolidated subsidiary	-	-	-	20,000
Loss from unconsolidated subsidiary	-	-	-	(1,466,467)
Loss on sale of securities	(11,258)	-	(37,411)	(48,669)
Interest income (expense), net	(51,168)	(111,175)	(110,664)	(115,572)
Total other income (expense)	(1,200)	38,883	84,899	(2,832,299)
NET LOSS	$(6,650,211)	$(7,758,586)	$(11,234,324)	$(127,009,407)
Unrealized holding (loss) gain on securities	4,026	-	-	-
COMPREHENSIVE LOSS	$(6,646,185)	$(7,758,586)	$(11,234,324)	$(127,009,407)
LOSS PER COMMON SHARE, basic and diluted	$(.10)	$(.10)	$(.10)
WEIGHTED AVERAGE COMMON SHARES	65,217,088	77,677,120	108,657,578
OUTSTANDING, basic and diluted

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

				October 2,
	Six Months Ended			1996
				(Date of
				Inception) to
		December 31,		December 31,

	2004		2005	2005
REVENUES	$474,687		$548,802	$21,868,927
COSTS AND EXPENSES
Cost of Sales including $326,167 and $443,327 incurred
with related parties in 2005 and 2004 respectively,	374,905		473,071	15,832,429
Research and development
(including non-cash stock related charges of
$385,495, $135,550 and $2,250,219, respectively)	2,266,385		3,822,070	47,366,308
General and Administrative
(including non-cash stock related charges of
$1,127,833, $1,175,075 and $51,550,300 respectively)	2,594,570		3,182,481	86,823,532
Depreciation and amortization	18,282		40,764	2,993,350
TOTAL COSTS AND EXPENSES	5,254,142		7,518,386	153,015,619
LOSS FROM OPERATIONS	(4,779,455)		(6,969,584)	(131,146,692)
OTHER INCOME (EXPENSE)
Gain (Loss) on extinguishments	(226,221)		(4,404,186)	(5,625,777)
Minority interest loss in consolidated subsidiary	-		-	20,000
Capital losses	(36,911)		-	(48,669)
Loss from unconsolidated subsidiary	-		-	(1,466,467)
Interest Income (expense), net	(95,205)		(20,284)	(135,856)
TOTAL OTHER INCOME (EXPENSE)	(358,337)		(4,424,470)	(7,256,769)
NET LOSS	$(5,137,792)		$(11,394,054)	$(138,403,461)

LOSS PER COMMON SHARE, basic and diluted	$(.06)		$(.07)
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING, basic and diluted	91,474,828		163,613,560

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE EIGHT YEARS
IN THE PERIOD ENDED JUNE 30, 2005

	Common Stock			Additional				Stockholders'
		$0.01	Treasury	Paid-In	Deferred	Accumulated	Comprehensive	Equity
	Shares	Par Value	Stock	Capital	Compensation	Deficit	Loss	(Deficit)

BALANCE, OCTOBER 2, 1996	1,5140,427	$ 11,404	$ -	$ 459,753	$ -	$ (537,707)	$ -	$ (66,550)
(date of inception).
Issuance of common stock of	6,600,000	66,000	-	(537,157)	-	537,707	-	66,550
Tecma Laboratories, Inc., for
100% of the Company.
Issuance of common stock, in	594,270	5,943	-	752,531	-	-	-	758,474
private placement, net of offering
costs of $138,931
Net loss	-	-	-	-	-	(781,246)	-	(781,246)
BALANCE, JUNE 30, 1997	8,334,697	83,347	-	675,127	-	(781,246)	-	(22,772)

Issuance of common stock with	999,502	9,995	-	791,874	-	-	-	801,869
warrants, in private placement,
net of offering costs of $84,065
Issuance of common stock for	300,000	3,000	-	147,000	-	-	-	150,000
services
Issuance of common stock in	250,000	2,500	-	122,500	-	-	-	125,000
connection with investment in
unconsolidated subsidiary
Repurchase of 13,750 shares of	-	-	(7,973)	-	-	-	-	(7,973)
common stock
Issuance of common stock with	1,095,512	10,955	-	659,191	-	-	-	670,146
warrants in private placement,
net of offering costs of $121,138
Issuance of common stock for	100,000	1,000	-	(1,000)	-	-	-	-
financing services
Issuance of common stock in	2,500,000	25,000	-	1,685,000	-	-	-	1,710,000
consideration for 100% of the
common stock of Microphase
Telecommunications, Inc.
Net loss	-	-	-	-	-	(4,341,059)	-	(4,341,059)
BALANCE, JUNE 30, 1998	13,579,711	$ 135,797	$ (7,973)	$ 4,079,692	$ -	$ (5,122,305)	$ -	$ (914,789)

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE EIGHT YEARS
IN THE PERIOD ENDED JUNE 30, 2005

	Common Stock			Additional				Stockholders'
		$0.01	Treasury	Paid-In	Deferred	Accumulated	Comprehensive	Equity
	Shares	Par Value	Stock	Capital	Compensation	Deficit	Loss	(Deficit)

BALANCE, JUNE 30, 1998	13,579,711	$ 135,797	$ (7,973)	$ 4,079,692	$ -	$ (5,122,305)	$ -	$ (914,789)

Issuance of common stock	3,120,000	31,200	-	2,981,800	-	-	-	3,013,000
with warrants in private
placements, net of offering
costs of $107,000
Issuance of common stock for	1,599,332	15,993	-	8,744,873	-	-	-	8,760,866
services
Issuance of common stock	642,000	6,420	-	1,553,227	-	-	-	1,559,647
with warrants in private
placement, net of offering
costs of $45,353
Issuance of common stock in	4,426,698	44,267	-	10,343,167	-	-	-	10,387,434
private placement, net
of offering costs of $679,311
Issuance of stock options for	-	-	-	7,129,890	-	-	-	7,129,890
services
Issuance of warrants for	-	-	-	16,302	-	-	-	16,302
services
Deferred employee stock	-	-	-	-	(140,000)	-	-	(140,000)
option compensation
Net loss	-	-	-	-	-	(22,838,344)	-	(22,838,344)
BALANCE, JUNE 30, 1999	23,367,741	233,677	(7,973)	34,848,951	(140,000)	(27,960,649)	-	6,974,006

Issuance of common stock and	75,000	750	-	971,711	-	-	-	972,461
options in settlement
Issuance of common stock	4,632,084	46,321	-	5,406,938	-	-	-	5,453,259
upon exercise of warrants and
options
Issuance of common stock in	1,000,000	10,000	-	3,790,000	-	-	-	3,800,000
private placement, net of cash
offering costs of $200,000
Issuance of common stock in	1,165,500	11,655	-	9,654,951	-	-	-	9,666,606
private placement, net of cash
offering costs of $466,480
Issuance of common stock for	1,164,215	11,642	-	8,612,265	-	-	-	8,623,907
services
Issuance of options for	-	-	-	9,448,100	-	-	-	9,448,100
services
Deferred employee stock	-	-	-	1,637,375	(1,637,375)	-	-	-
option compensation
Amortization of deferred	-	-	-	-	551,707	-	-	551,707
employee stock option
compensation
Net loss	-	-	-	-	-	(38,161,542)	-	(38,161,542)
BALANCE, JUNE 30, 2000	31,404,540	$ 314,045	$ (7,973)	$ 74,370,291	$ (1,225,668)	$ (66,122,191)	$ -	$ 7,328,504

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE EIGHT YEARS
IN THE PERIOD ENDED JUNE 30, 2005

	Common Stock			Additional				Stockholders'
		$0.01	Treasury	Paid-In	Deferred	Accumulated	Comprehensive	Equity
	Shares	Par Value	Stock	Capital	Compensation	Deficit	Loss	(Deficit)

BALANCE, JUNE 30, 2000	31,404,540	$ 314,045	$ (7,973)	$ 74,370,291	$ (1,225,668)	$ (66,122,191)	$ -	$ 7,328,504

Issuance of common	320,000	3,200	-	324,300	-	-	-	327,500
stock upon exercise of
options
Issuance of common	4,329,850	43,298	-	7,766,547	-	-	-	7,809,845
stock with warrants in
private placements, net of
cash offering costs of $512,195
Issuance of common	450,000	4,500	-	1,003,125	-	-	-	1,007,625
stock for services
Issuance of options and	-	-	-	5,849,585	-	-	-	5,849,585
warrants for services
Deferred employee stock	-	-	-	607,885	(607,885)	-	-	-
option compensation
Amortization of deferred	-	-	-	-	1,120,278	-	-	1,120,278
employee stock option
compensation
Issuance of common	4,840,077	48,402	-	2,371,637	-	-	-	2,420,039
stock in settlement of debt
to directors and related
parties
Net Loss	-	-	-	-	-	(23,998,734)	-	(23,998,734)
BALANCE, JUNE 30, 2001	41,344,467	413,445	(7,973)	92,293,370	(713,275)	(90,120,925)	-	1,864,642

Issuance of Common stock	6,980,643	69,807	-	1,903,943	-	-	-	1,973,750
with warrants in private placement
Issuance of Common stock for	2,976,068	29,760	-	1,169,241	-	-	-	1,199,001
services
Issuance of options and warrants	-	-	-	1,877,937	-	-	-	1,877,937
for services
Cancellation of unearned options	-	-	-	(140,802)	140,802	-	-	-
to former employees
Amortization of deferred	-	-	-	-	548,550	-	-	548,550
employee stock option compensation
Issuance of common stock	7,492,996	74,930	-	2,663,728	-	-	-	2,738,658
and warrants in settlement of debt to related parties and strategic vendors
Sale of Common stock to certain	2,000,000	20,000	-	980,000	-	-	-	1,000,000
Officers and Directors in private placement
Issuance of Common stock upon	13,334	133	-	3,867	-	-	-	4,000
exercise of options
Net Loss	-	-	-	-	-	(11,245,361)	-	(11,245,361)
Other comprehensive loss	-	-	-	-	-	-	(4,026)	(4,026)
Balance, June 30, 2002	60,807,508	$ 608,075	$ (7,973)	$ 100,751,284	$ (23,923)	$(101,366,286)	$ (4,026)	$ (42,849)

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE EIGHT YEARS
IN THE PERIOD ENDED JUNE 30, 2005

	Common Stock			Additional				Stockholders'
		$0.01	Treasury	Paid-In	Deferred	Accumulated	Comprehensive	Equity
	Shares	Par Value	Stock	Capital	Compensation	Deficit	Loss	(Deficit)

Balance, June 30, 2002	60,807,508	$608,075	$(7,973)	$100,751,284	$(23,923)	$(101,366,286)	$(4,026)	$(42,849)

Issuance of Common stock	4,296,680	42,967	-	1,121,351	-	-	-	1,164,318
with warrants in private placement,
net of Cash offering costs of $124,687
Issuance of Common stock for services	426,000	4,260	-	107,985	-	-	-	112,245
Issuance of options and warrants for services	-	-	-	274,100	-	-	-	274,100
Amortization of deferred employee	-	-	-	-	23,923	-	-	23,923
stock option compensation
Issuance of common stock	5,923,333	59,233	-	1,826,329	-	-	-	1,885,562
and warrants in settlement of debt to related parties and strategic vendors
Net Loss	-	-	-	-	-	(6,650,211)	-	(6,650,211)
Other comprehensive loss	-	-	-	-	-	-	4,026	4,026
Balance, June 30, 2003	71,453,521	714,535	(7,973)	104,081,049	-	(108,016,497)	-	(3,228,886)

Issuance of common stock with	15,177,973	151,779	-	4,322,934	-	-	-	4,474,713
warrants in private placement, net
of cash offering costs of $313,200
Issuance of common stock for	924,667	9,247	-	238,153	-	-	-	247,400
services
Issuance of options and warrants	-	-	-	1,067,393	-	-	-	1,067,393
for services
Issuance of common stock	1,233,334	12,333	-	304,467	-	-	-	316,800
pursuant to exercise of warrants
Issuance of common stock and	110,467	1,105	-	1,962,099	-	-	-	1,963,204
warrants in settlement of debt to
related parties and strategic
vendors
Net Loss	-	-	-	-	-	(7,758,586)	-	(7,758,586)
Balance, June 30, 2004	88,899,962	$888,999	$(7,973)	$111,976,095	$ -	$(115,775,083)	$ -	$(2,917,762)

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE EIGHT YEARS
IN THE PERIOD ENDED JUNE 30, 2005

	Common Stock			Additional				Stockholders'
		$0.01	Treasury	Paid-In	Deferred	Accumulated	Comprehensive	Equity
	Shares	Par Value	Stock	Capital	Compensation	Deficit	Loss	(Deficit)

Balance, June 30, 2004	88,899,962	$ 888,999	$ (7,973)	$ 111,976,095	$ -	$ (115,775,083)	$ -	$ (2,917,962)

Issuance of Shares in Private	39,853,661	398,535	-	6,888,553	-	-	-	7,287,088
Placement
Issuance of in connection	3,637,954	36,380	-	644,229	-	-	-	680,609
with exercise of warrants
Conversion of Debt to	3,895,171	38,952	-	1,174,134	-	-	-	1,213,086
Common Stock and warrants
Options Awarded to	-	-	-	2,191,043	-	-	-	2,191,043
Consultants
Options Awarded to Officers	-	-	-	625,290	-	-	-	625,290
Issuance of shares to Officers	1,151,000	11,510	-	322,500	-	-	-	334,010
and consultants for services
Exercise of cashless warrants	4,949,684	49,499	-	(49,499)	-	-	-	-
Exercise of warrants by	1,770,400	17,704	-	-	-	-	-	17,704
officers
Reparation of Private	891,000	8,910	-	176,811	-	-	-	185,721
Placement Offering
Net Loss	-	-	-	-	-	(11,234,324)	-	(11,234,324)
Balance June 30, 2005	145,048,832	$1,450,489	$ (7,973)	$123,949,156	$ -	$(127,009,407)	$ -	$(1,617,735)

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Consolidated Statement of Changes in

Shareholders' Deficit (unaudited)

						Total
				Additional		Shareholders
		$.01 Stated	Treasury	Paid-in	Accumulated	(Deficit)
	Shares	Value	Stock	Capital	Deficit	Equity

Balance June 30, 2005	145,048,832	$1,450,489	$(7,973)	$123,949,156	$(127,009,407)	$(1,617,735)

Issuance of common stock pursuant to the exercise of warrants	200,000	2,000	-	43,000	-	45,000

Issuance of common stock for services	450,000	4,500	-	94,500	-	99,000

Issuance of common stock with warrants in private placements, net of cash expenses of $158,315	14,525,625	145,256	-	2,795,495	-	2,940,751

Net Loss	-	-	-	-	(2,957,536)	(2,957,536)

Balance, September 30, 2005	160,224,457	$1,602,245	$(7,973)	$126,882,151	$(129,966,943)	$(1,490,520)
Issuance of common stock with
warrants in private placements,
net of cash expenses of $167,608	13,180,685	131,807	-	2,107,166	-	2,238,973
Issuance of common stock
through exercise of warrants	772,128	7,721	-	184,279	-	192,000
Stock options awarded to
employees and officers	-	-	-	1,166,625	-	1,166,625
Issuance of additional shares and
warrants to effect revised pricing
on previous private offering	35,196,777	351,968	-	4,082,826	-	4,434,794
Conversion of related party debt
to common stock and warrants	3,000,000	30,000	-	510,061	-	540,061
Net loss	-	-	-	-	(8,436,518)	(8,436,518)
Balance, December 31, 2005	212,374,047	$2,123,741	$(7,973)	$134,933,508	$(138,403,461)	$(1,354,185)

mPHASE TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE COMPAN Y)

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Years Ended		Inception
		June 30,		(October 2,
				1996) to
				June 30,
	2003	2004	2005	2005
CASH FLOWS FROM OPERATING
ACTIVITIES:

Net loss	$ (6,650,211)	$ (7,758,586)	$ (11,234,324)	$ (127,009,407)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	1,425,952	736,099	280,590	6,610,829
Book value of fixed assets disposed	-	-	-	74,272
Loss on unconsolidated subsidiary	-	-	-	1,466,467
Provision for doubtful accounts	-	-	-	32,124
Impairment of note receivable	-	-	-	232,750
Loss on securities	11,258	-	37,411	48,669
Gain on Extinguishments	(61,226)	(150,058)	(418,696)	(772,216)
Common stock and options and warrants for	1,134,335	1,314,793	3,336,064	52,794,954
purchase of common stock granted
Changes in operating assets and
liabilities:
Accounts receivable	(13,355)	223,035	(469,741)	(565,965)
Inventory	1,449,628	865,355	533,030	(494,703)
Prepaid expenses and other
current assets	(29,652)	19,267	55,439	55,439
Production advances-related parties
Other assets	3,580	-	(50,000)	(627,182)
Receivables from subsidiary	-	-	-	(150,000)
Due from officer	-	-
Accounts payable	174,939	171,712	(85,579)	4,243,528
Accrued expenses	273,986	(32,702)	(111,589)	1,668,280
Deferred revenue	-	-	(214,180)	-

Due to related parties:
Microphase	721,544	83,762	257,348	2,637,059
Janifast	99,841	422,905	254,063	2,956,968
Officers	246,835	(90,583)	34,200	502,956
Lintel	-	-	-	477,000
Due to Others	-	(32,500)	-	179,472
Net cash used in operating activities	(1,212,546)	(4,227,501)	(7,795,964)	(55,638,706)

CASH FLOWS FROM INVESTING
ACTIVITIES:
Investment in patents and licensing rights	-	(40,893)	(34,167)	(450,780)
Purchase of property and equipment	(73,305)	(104,001)	(121,476)	(2,762,582)
Net cash used in investing activities	(73,305)	(144,894)	(155,643)	(3,213,362)

CASH FLOWS FROM FINANCING
ACTIVITIES:
Net proceeds from private placement of	1,090,474	3,964,558	8,393,717	58,866,193
common stock and exercise of options
and warrants
Repurchase of treasury stock at cost	-	-	-	(7,973)

Advances from/repayment to Microphase	527,840	(180,000)	-	347,840
Proceeds from notes payable officers	130,000	300,000	535,000	965,000
Repayment of notes payable - officers	(30,000)	-	(650,000)	(680,000)
Repayment of notes payable	(82,668)	(18,978)	(65,970)	(287,807)
Net cash (used in)/provided by financing	1,635,646	4,065,580	8,212,747	59,203,253
activities
Net increase (decrease) in cash	349,623	(306,815)	261,140	351,185
CASH AND CASH EQUIVALENTS,	47,065	396,860	90,145	-
beginning of period
CASH AND CASH EQUIVALENTS,
end of period	$ 396,860	$ 90,045	$ 351,185	$ 351,185

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(Unaudited)

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended		October 2, 1996 (Date
	December 31,		of Inception) to
			December 31,

	2004	2005	2005
Cash Flow From Operating Activities:
Net Loss	$(5,137,792)	$(11,394,054)	$(138,403,461)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	128,506	84,669	6,695,498
Book Value of fixed assets disposed	-	-	74,272
Provision for doubtful accounts	-	-	32,124
Gain on debt extinguishments	40,500	-	(772,216)
Loss on unconsolidated subsidiary	-	-	1,466,467
Impairment of note receivable	-	17,250	250,000
Loss on securities	-	-	48,669
Non-cash charges relating to issuance of common stock, common	1,122,054	5,059,150	57,854,104
stock options and Warrants	-	-
Changes in assets and liabilities:
Accounts receivable	(141,969)	375,247	(190,718)
Inventories	237,251	42,199	(452,504)
Prepaid expenses and other current assets	(165,447)	(32,113)	23,326
Other non-current assets	(20,000)	17,250	(609,932)
Accounts payable	564,705	299,147	4,542,675
Accrued expenses	467,221	(1,899)	1,666,381
Due to/from related parties
Microphase	(96,437)	216,101	2,853,160
Janifast	(64,636)	(48,350)	2,908,618
Officers	181,970	-	502,956
Lintel	-	-	477,000
Others	(50,000)	-	179,472
Receivables from Subsidiary	-	-	(150,000)
Deferred revenue	(113,885)	-	-
Net cash used in operating activities	(3,037,959)	(5,365,403)	(61,004,109)
Cash Flow from Investing Activities:		-
Payments related to patents and licensing rights	(64,902)	-	(450,780)
Purchase of fixed assets	(105,973)	(192,504)	(2,955,086)
Net Cash used in investing activities	(170,875)	(192,504)	(3,405,866)
Cash Flow from Financing Activities:
Proceeds from issuance of common stock and exercises of options
and warrants	3,945,190	6,291,723	65,157,916
Payments of notes payable	(105,498)	(143,044)	(430,851)
Advances from Microphase Corporation	-	-	347,840
Proceeds from notes payable-officers	600,000	230,800	1,195,800
Repayments of notes payable-officers	(300,000)	-	(680,000)
Repurchase of treasury stock at cost	-	-	(7,973)
Net cash provided by financing activities	4,138,692	6,379,479	65,582,732
Net increase (decrease) in cash	920,858	821,572	1,172,757
CASH AND CASH EQUIVALENTS, beginning of period	90,045	351,185	-
CASH AND CASH EQUIVALENTS, end of period	$1,010,903	$1,172,757	$1,172,757

The accompanying notes are an integral part of these consolidated financial statements.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31 2005)

1. ORGANIZATION AND NATURE OF BUSINESS

mPhase Technologies, Inc. ("mPhase" or the "Company") was organized on October 2, 1996. The primary business of mPhase is to design, develop, manufacture and market high-bandwidth telecommunications products incorporating digital subscriber line ("DSL") technology. The present activities of the Company are focused on the deployment of its TV+ System, which delivers MPEG2 digital television, high-speed Internet and voice over copper wire. Additionally, the Company sells a line of DSL component products. In February of 2004, the Company entered the field of Nanotechnology focused upon the development of batteries and power cells with military applications as an additional product line.

On February 17, 1997, mPhase acquired Tecma Laboratories, Inc., ("Tecma") in a transaction accounted for as a reverse merger.

On June 25, 1998, the Company acquired Microphase Telecommunications, Inc. ("MicroTel") a Delaware corporation, through the issuance of 2,500,000 shares of its common stock in exchange for all the issued and outstanding shares of MicroTel (Note 4). The assets acquired in this acquisition were patents and patent applications utilized in the Company's proprietary Traverser™ Digital Video and Data Deliver System ("Traverser™").

On August 21, 1998, the Company incorporated a 100% wholly-owned subsidiary called mPhaseTV.net, Inc., a Delaware corporation, to market interactive television and e-commerce revenue opportunities. This subsidiary is dissolved.

On March 2, 2000 the Company acquired a 50% interest in mPhaseTelevision.Net, Inc., an incorporated joint venture with AlphaStar International, Inc. (Note 8) for $20,000. The Company acquired an additional interest in the joint venture of 6.5% in April of 2000 for $1.5 million. Based on its controlling interest in mPhaseTelevision.Net, the operating results of mPhaseTelevision.Net are included in the consolidated results of the Company since March 2, 2000.

The Company is in the development stage and its present activities are focused on the commercial deployment of its legacy Traverser™ DVDDS and TV+ products for delivery of broadcast television over ADSL and associated DSL component products which include POTS splitters and a line of intelligent POTS splitter products and a new line of power cell batteries being developed through the use of Nanotechnology. Since mPhase is in the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods.

2. LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT'S PLANS

Through June 30, 2005 and December 31, 2005 (unaudited) the Company had incurred development stage losses totaling $127,009,407 and $138,403,461, and at June 30, 2005 and at December 31, 2005 (unaudited) had a stockholders' deficit of $1,617,735 and $1,354,185, respectively. At June 30, 2005, the Company had $351,185 of cash and cash equivalents and $533,841 of trade receivables and at December 31, 2005 (unaudited), the Company had $1,172,757 of cash and cash equivalents and $158,594 of trade receivables available to fund its short-term working capital requirements.

The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products.

The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2006 and continue its development and commercialization efforts. Management's plans in this regard include, but are not limited to, the following:

During the fiscal year ended June 30, 2005, the Company converted certain payables and accrued expenses with a strategic vendor aggregating approximately $1.2 million into 3,895,171 shares of the Company's common stock and warrants to purchase 4,616,571 shares of common stock.

Management estimates that the Company  may need to raise up to $2 million of additional capital to sustain operations through the end of fiscal year 2006 and will need additional minimum capital of $12-20 million to continue operations thereafter through fiscal year 2007 to continue its operations either through revenues from sales, external independent or related party funding further expense reductions some combination thereof. The Company presently has ongoing discussions and negotiations with a number of additional financing alternatives, one or more of which it believes will be able to successfully close to provide necessary working capital, while maintaining sensitivity to shareholder dilution issues. However, the Company has no definitive agreements to provide funding at this time.

In addition to the above financing activities, the following business initiatives are also ongoing and are expected to provide additional working capital to the Company.

The Company is beginning the commencement of field trials that would lead to commercial sales of its TV+ solution. The Company has had a downturn in sales of its products for its fiscal year ended June 30, 2005, of $2,930,261 million during such period. Included in sales were sales to one customer of $443,750. However during such period the Company did have first time revenues of $280,000 from sales of its TV+ solution. During the six month period ended December, 31 2005 the Company experienced an upturn in sales of $74,115 as compared to sales for the six months ended December 31, 2004. Sales for the six months ended December 31, 2005 included sales to one customer of $79,560.

Management believes that actions presently being taken to complete the Company's development stage through the commercial roll-out of its broadcast television platforms will be successful. However, there can be no assurance that mPhase will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of mPhase, it’s wholly-owned and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation. The most substantial reclassification in these financial statements is for charges for reparation expenses for equity issued to investors for market value adjustments previously included in general and administrative expenses which is now included in the other income and expense category entitled "Gains (Losses) on extinguishments and settlements."

CASH AND CASH EQUIVALENTS

mPhase considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

STOCK BASED COMPENSATION

Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. For the periods prior to October 1, 2005, the Company had chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company had adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. Compensation expense for stock options granted under the Plan and certain warrants granted to employees in 2003 and 2004 had been determined based on fair value at the grant dates.

On October 1, 2005, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 123R, "Share-Based Payment" (SFAS 123R).  SFAS 123R revised SFAS 123, "Accounting for Stock Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires companies to measure and recognize compensation expense for all employee stock-based payments at fair value over the service period underlying the arrangement.  Therefore, the Company is now required to record the grant-date fair value of its stock-based payments (i.e., stock options and other equity-based compensation) in the statement of operations,  The Company adopted FAS 123R using the "modified prospective" method, whereby fair value of all previously-granted employee stock-based arrangements that remained unvested at October 1, 2005 and all grants made on or after October 1, 2005 have been included in the Company's determination of stock-based compensation expense for the three months ended December 31, 2005.  The Company has not restated its operating results for the three and six months ended December 31, 2004 to reflect charges for the fair value of employee stock-based arrangements.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of three to five years.

SHORT-TERM INVESTMENTS

Short-term investments principally consist of highly-liquid shares of corporate securities. The Company classifies all these short-term investments as available-for-sale securities. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income (loss) as a separate component of shareholders' equity. Any decline in market value judged to be other than temporary is recognized in determining net income. Realized gains and losses from the sale of these investments are included in determining net income (loss).

REVENUE RECOGNITION

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase's POTS Splitter Shelves and DSL component products.

As required, mPhase has adopted the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101,

"Revenue Recognition in Financial Statements," which provides guidelines on applying generally accepted accounting principles to revenue recognition based on the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support.

SHIPPING AND HANDLING CHARGES

The Company includes costs of shipping and handling billed to customers in revenue and the related expense of shipping and handling costs is included in cost of sales.

BUSINESS CONCENTRATIONS AND CREDIT RISK

To date the Company's products have been sold to a limited number of customers, primarily in the telecommunications industry.

The Company had revenues from two customers representing 39% and 21% of total revenues during the year ended June 30, 2002. The Company had revenue from two customers of 31% and 25% during the fiscal year ended June 30, 2003.

The Company had revenue from two customers of 76% and 14% during the fiscal year ended June 30, 2004. The Company had revenue from two customers of 35.1% and 28.9% during the fiscal year ended June 30, 2005.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended September 30, 2004 and September 30, 2005)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

ADVERTISING COSTS

Advertising costs are expensed as incurred.

COMPREHENSIVE INCOME (LOSS)

In addition to net loss, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. Items of comprehensive income include foreign currency exchanges and unrealized gains and losses on investments classified as available for sale.

In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the Reporting of Comprehensive Income and its components. For the years ended June 30, 2005, June 30, 2004 and June 30, 2003, the items of comprehensive income include unrealized gains and losses on investments the Company had classified as available for sale.

PATENTS AND LICENSES

Patents and licenses are capitalized when mPhase determines there will be a future benefit derived from such assets, and are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of the asset, generally five years.

Amortization expense was $468,495, $86,395 and 54,321 for the years ended June 30, 2003, 2004, and 2005, respectively.

The impairment test for the Company's patents and license rights resulted in the Company concluding that no impairment in addition to amortization previously recorded was necessary during the year ended June 30, 2005.

INVENTORIES

Inventory consists mainly of the Company's POTS Splitter Shelf and Filters. Inventory is comprised of the following:

	June 30
	2004	2005

Raw materials	$75,834	$376,776
Work in Progress	525,647	77,830
Finished goods	1,024,726	241,178

Total	1,626,207	695,784

Less: Reserve for obsolescence	(388,235)	(205,642)

	$1,237,972	$490,142

December 31, 2005
(unaudited)

Raw materials	$67,848
Work in Progress	21,250
Finished goods	564,487
Total	653,585
Less: Reserve for obsolescence	(205,642)
Net Inventory	447,943

LONG-LIVED ASSETS

The Company accounted for long-lived assets for the years ended June 30, 2001 and 2002 in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of," the Company reviewed its long-lived assets for impairment when changes in circumstances indicate, that the carrying amount of an asset may not be recoverable. Such changes in circumstances consisted, among other factors, significant changes in technology that may render an asset or an asset group obsolete or noncompetitive, a significant change in the extent or manner in which an asset is used, evidence of a physical defect in an asset or asset group or an operating loss.

In August 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which became effective for the Company July 1, 2002 for the fiscal years ended June 30, 2003, June 30, 2004 and June 30, 2005. The Company assesses long-term assets for impairment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company reviews long-term assets for impairment whenever events or circumstances indicate that the carrying amount of those assets may not be recoverable. The Company also assesses these assets for impairment based on their estimated future cash flows.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2004

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for mPhase's cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

The carrying amounts reported in the consolidated balance sheets for mPhase's notes payable, long-term debt, amounts due to related parties approximate their fair values and the amounts recorded as other liabilities and other liabilities - related parties approximate their fair values based on current rates at which the Company could borrow funds with similar maturities.

LOSS PER COMMON SHARE, BASIC AND DILUTED

mPhase accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share" ("EPS"). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Common equivalent shares have been excluded from the computation of diluted EPS since their effect is anti-dilutive.

WARRANTY RESERVE

The Company warrants that all equipment manufactured by it will be free from defects in material and workmanship under normal use for a period of one year from the date of shipment. Through June 30, 2005, substantially all sales by the Company have been from component telephone equipment parts, primarily the Company's POTS Splitter Shelves. The Company's actual experience for cost and expenses incurred in connection with such warranties have been insignificant. Warranty expense for fiscal year ended June 30, 2005 was nominal. This Company's aggregate accrued liability is $28,000 at this time.

RECENT ACCOUNTING PRONOUNCEMENTS

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended September 30, 2004 and September 30, 2005)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

FASB 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the FASB issues SFAS statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity".  This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities, if applicable.  It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption.  The adoption of this statement beginning with the quarter commencing August 1, 2003 did not have a significant impact of the Company's results of operations or financial position.

FASB 151 - Inventory Costs

In November 2004, the FASB issued FASB Statement No. 151, which revised ARB No. 43, relating to inventory costs.  This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage).  This Statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43.  In addition, this Statement requires the allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date of this Statement is issued.  Management believes this Statement will have no impact on the financial statements of the Company once adopted.

FASB 152 - Accounting for Real Estate Time-Sharing Transactions

In December 2004, the FASB issued FASB Statement No. 152, which amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.  This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real-estate time sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Management believes this Statement will have no impact on the fiscal statements of the Company once adopted.

FASB 153 - Exchange of Nonmonetary Assets

In December 2004, the FASB issued FASB Statement No. 153.  This Statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, included certain exceptions to that principle.  This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this Statement is issued.  Management believes this Statement will have no impact on the financial statements of the Company once adopted.

FASB 123 (revised 2004) - Share-Based Payments

In December, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), "Share-Based Payment".  Among other things, SFAS No. 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statements based on their fair values.  The Company is required to adopt the provisions of Statement No. 123(R) in its interim period beginning February 1, 2006.  Adoption of Standard No. 123(R) is not expected to have a material impact on the Company's financial statements.

FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities"

    In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on our consolidated financial position or results of operations.

    In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

.

STATEMENT OF CASH FLOW SUPPLEMENTAL INFORMATION

	JUNE 30	JUNE 30

	2004	2005
Interest paid	$11,175	$48,090
Taxes paid	$550	$550

Schedule of Non-Cash
Investing and Financing Activities:

Conversion of accounts payable and accrued expenses
to equity	$1,963,202	$1,078,869

Conversion of accounts payable and accrued expenses
to notes payable	$-	$79,680

Research and development fixed assets transferred to
Work in process inventory	$-	$214,800

Investments in Patents and Licenses paid with equity	$38,750	$-

	December 31		December 31
		2004	(unaudited)	2005

Interest paid	$	---	$	---
Taxes paid	$	---	$	---
Schedule of Non-Cash
Investing and Financing Activities:
Conversion of accounts payable and accrued expenses
to equity		$470,000		$360,061

Conversion of notes payable to equity		$88,954		$180,000

Conversion if interest accrued to equity		$26,725		 ~~---~~

Total liability to equity conversions		$568,679		$544,061

Private Placement reparation expense-additional issuance of shares		$185,721		$4,434,794

Non Cash Compensation of Consultants		$936,333	$	 ~~---~~

Non Cash Compensation to Employees and Officers	$	~~---~~		$1,166,625

4. ACQUISITION OF MICROTEL

In June 1998, mPhase issued 2,500,000 shares of common stock in exchange for all of the issued and outstanding shares of MicroTel, a wholly-owned subsidiary of Microphase, Inc. ("Microphase"). The transaction was accounted for as a purchase pursuant to APB Opinion No. 16 "Accounting for Business Combinations". The total purchase price of approximately $1,870,000, which was based on the fair market value of the shares issued, was allocated to the patents acquired and is being amortized over an estimated useful life of five years. Pursuant to the agreement of merger, MicroTel has become a wholly-owned subsidiary of mPhase.

5. NOTE RECEIVABLE

As consideration for a letter of settlement with a former consultant of mPhase, the Company had loaned the former consultant $250,000 in the form of a Note (the "Note") secured by 75,000 shares of the former consultants common stock of mPhase. The Note was due April 7, 2001. The Company decreased the Note to $37,500, representing the estimated value of the underlying stock at June 30, 2001. The Company charged $212,500 to administrative expense as a result of this impairment. The Company has included the $37,500, in long-term assets in the accompanying consolidated balance sheet for the year ended June 30, 2001. The Company decreased the Note to $17,250, representing the estimated value of the underlying stock at June 30, 2002. The Company charged $20,250 to administrative expenses as a result of the further impairment of the underlying stock value at June 30, 2002 and has maintained the same balance for the Note throughout the fiscal years ended June 30, 2003, June 30, 2004 and June 30, 2005. The Company has included the $17,250 in long-term assets in the accompanying consolidated balance sheet for the years ended June 30, 2003 and June 30, 2004 and as of December 31, 2005.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2005 and December 31, 2005)

6. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

	June 30 2004	Junr 30 2005	Dec 31 2005
Equipment	$2,676,030	$2,426,605	$2,376,324
Office and marketing equipment	482,464	514,895	498,825
	3,158,494	2,941,500	2,875,149
Less-Accumulated depreciation	(3,105,809)	(2,778,808)	2,571,974

	$52,685	$162,692	$303,175

Depreciation expense for the years ended June 30, 2003, 2004, and 2005, was  $957,457, $649,704 and 227,629, respectively, of  which  $442,040,  $613,221 and $218,911 respectively, relates to research laboratory and testing equipment included in research and development expense. Depreciation expense for the six months ended December 31, 2005 and December 31, 2004 was $66,787 and $128,506 respectively, of which $43,905 and $74,082 respectively, relates to research laboratory and testing equipment is included in research and development expense.

7. ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30,	June 30,	December 31,
	2004	2005	2005
(unaudited)
Lucent Projects (Note 13)	$ 257,800	$ --	$ 174,600
Other General Expenses	$ 433,233	$ 431,765	$ 255,266
	$ 636,033	$ 431,765	$ 429,866

8. JOINT VENTURE

In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture, for $20,000. The agreement provided for the grant of warrants to the joint venture partner in consideration of the execution of the Joint Venture Agreement, to purchase 200,000 shares of the Company's common stock for $4.00 per share (valued at $2,633,400). This non-cash charge is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000. The fair value of the warrants granted to the joint venture partner as of the date of grant was based on the Black-Scholes stock option pricing model, using the following weighted average assumptions: annual expected rate of return of 0%, annual volatility of 115%, risk free interest rate of 5.85% and an expected option life of 3 years.

The agreement stipulates for mPhase's joint venture partner, AlphaStar International, Inc., ("Alphastar"), to provide mPhaseTelevision.Net right of first transmission for its transmissions of MPEG-2 digital satellite television. In addition, in March 2000, mPhase loaned the joint venture $1,000,000 at 8% interest per annum. The loan is repayable to the Company from equity infusions to the subsidiary, no later than such time that mPhaseTelevision.Net qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% interest in mPhaseTelevision.Net for $1,500,000.

As of June 30, 2004 mPhase owns a 56.5% interest in mPhaseTelevision.net. The Company terminated the lease of the earth station for business reasons, and there was no material impact on mPhaseTelevision.net's operating activities.

Pursuant to an agreement dated as of June 18, 2002, mPhaseTelevision.Net has terminated its lease of the earth station and Alphastar and its affiliated entity have converted certain accounts payable into shares of the Company's common stock. Additionally, under this Agreement, mPhase is obligated to pay Alphastar and its affiliates $35,000, which is included in amounts due to related parties in the accompanying consolidated balance sheet.

During the fiscal years ended June 30, 2002, June 30, 2003, June 30, 2004 and June 20, 2005, the joint venture was charged $69,000, $0, $0 and $0, respectively for fees and costs by its joint venture partner and its affiliates.

mPHASE TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

(Unaudited for the Periods Ended December 31 2004 and 2005)

9. LONG TERM DEBT

Long-term debt is comprised of the following:		June 30,	December 31
	2004	2005	2005
Settlement Agreements
Accounts payable originally expected to be converted to a $150,000 Note payable to
GTRC bearing 7% interest, amended in March 2004, and reduced to $100,000, to be amortized in equal quarterly installments $16,667 plus interest at 7% through March 2005
(see also-Note 13-Commitments and Contingencies)	$$83,333	$50,000	$26,333

Note payable to law firm bearing 8% interest, originally monthly installments of $5,000 per month commencing in June 2002 and continuing
through December 1, 2003 with a final payment of principal plus accrued interest originally due at maturity on December 31, 2003, this note was in arrears as of June 30, 2004 and the company negotiated a new settlement arrangement as of August 31, 2004. Under such settlement agreement, which the Company made a $100,000 cash payment and gave a cashless warrant to purchase $150,000 worth of common stock valued at $.25 per share. In addition the Company agreed to pay $25,000 on each of December 1, 2004,
March 1, 2005, June 1, 2005, September 1, 2005 and $50,000 shall be payable on
December 1, 2005. Thereafter the Company is obligated to pay $25,000 on each of
March 1, 2006, June 1, 2006, September 1, 2006 with a final payment of $75,000 on
December 1, 2006.	289,500	225,000	150,000
(See also Note 10, Stockholders Equity and Note 11, Related Party Transactions)

Note payable to vendor bearing 8% interest due in weekly payments of $5,000 including accrued interest. These payments commenced in
January 2002 and originally were scheduled to continue until June 2004.
This note is presently in arrears and is included in current portion of long term debt.	210,558	198,057	153,680

Note payable to vendor non interest bearing average monthly
payments of $4,167 in 2003 and $3,660 in 2004. These payments commenced in April 2002 and originally were scheduled to continue until May 2004.
This note and accrued interest there on was settled during the fiscal year ending June 30, 2005 in consideration of the issuance of $212,669 shares of the company's common stock.
	79,765
		-	-
Note payable, vendor, interest at 8%, with average monthly payments of
$2,000 originally scheduled to through March, 2004.
This note and accrued interest there on was settled during the fiscal year ending June 30, 2005 with a cash payment of $6,000 and are the issuance of 80,000 shares of the company's common stock.		-	-
	27,147

Settlement payable, effective interest rate at 5% with vendor for 12 payments of $6,640 through December 31, 2005
	-	40,480	40,480

Total	$690,303	$513,537	$370,493

Less: Current portion	550,803	413,537	370,493
Long-term Debt, non-current portion	$139,500	100,000	$ -

At June 30, 2005 total maturities of long-term debt are as follows:
2006		413,537
2007		100,000
TOTAL		$ 513,537

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY

mPhase initially authorized capital of 50,000,000 shares of common stock with no par value. On February 23, 2000, the Board of Directors proposed and on May 22, 2000 the shareholders approved an increase in the authorized capital to 150,000,000 shares of common stock. On June 15, 2004, a Special Meeting of Shareholders of the Company approved a proposal by the Company to amend the Company's Certificate of Incorporation under New Jersey law to increase the authorized shares of common stock from 150 million to 250 million shares and change the par value of all shares of common stock from no par to $0.01 par stock.

On January 26, 2000 the Board of Directors of mPhase resolved that the stated value of the common stock was $.01 for accounting purposes and, as such, the financial statements have been retroactively restated to reflect this change.

Tecma issued 6,600,000 shares of common stock for all of the issued and outstanding shares of the Company in the reverse acquisition (Note 1).

In October 1997, mPhase issued 250,000 shares of its common stock in connection with its investment in Complete Telecommunications Inc.

During the year ended June 30, 1998, mPhase sold, pursuant to private placements, 2,095,014 shares of its common stock together with 1,745,179 warrants for proceeds to the Company of $1,472,015, net of offering costs of $205,203. The warrants were issued to purchase one share each of common stock at an exercise price of $0.75, and exercised during the year ended June 30, 2000 generating proceeds to the Company of $1,308,884. Included in offering costs are 100,000 shares of common stock issued for services provided by a third party valued at $0.50 per share, the fair market value on the date of grant.

During the year ended June 30, 1998, mPhase issued 300,000 shares of common stock to consultants for services at $0.50 per share, its fair market value. The Company recorded a charge to operations of $150,000 included in cumulative from inception in the accompanying consolidated statement of operations.

On June 25, 1998, mPhase issued 2,500,000 shares of its common stock for all of the outstanding stock of MicroTel (Note 4) for approximately $1,870,000, the fair market value.

In November 1998, mPhase sold, 3,120,000 shares of its common stock at $1.00 per share, together with 1,000,000 warrants, with an exercise price of $1.00 per share, for $3,013,000 net of offering costs of approximately $107,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On June 2, 2000 these warrants were exercised, generating proceeds to the Company of $1,000,000.

During the year ended June 30, 1999, mPhase issued 1,599,332 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

In April, May and June of 1999, mPhase sold a total of 642,000 shares of common stock at $2.50 per share, together with 642,000 warrants for $1,559,647, net of offering costs of $45,353 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

The warrants expire in June 2004. By June 30, 2000, 148,000 of these warrants were exercised, generating proceeds to the Company of $370,000.

In June 1999, mPhase sold 4,426,698 shares of its common stock at a price of $2.50 per share for $10,387,434, net of offering costs of $679,311, in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

In December 1999 and January 2000, mPhase sold, pursuant to private placements, 1,000,000 shares of common stock at a price of $4.00 per share, net of cash offering costs of $200,000, generating net proceeds to the Company of $3,800,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placements, the Company issued 200,000 and 50,000 warrants to purchase common stock to the respective investors. The warrants had an exercise price of $4.00 and $5.00, respectively. During February 2000, these warrants were exercised, generating $1,050,000 of proceeds to the Company.

In March 2000, mPhase sold 832,500 shares of common stock at a price of $10.00 per share, net of cash offering costs of $466,480, and issued 124,875 shares to a transaction advisor for services, generating net proceeds to the Company of $7,858,520 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On May 5, 2000 the Company issued an additional 208,125 shares to these investors due to a market value adjustment. These shares were valued at $1,808,086, which is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY - (Continued)

During the year ended June 30, 2000, mPhase issued 1,164,215 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,623,907, based upon the fair market value of the common stock on the dates of grant.

In September 2000, mPhase issued 510,000 shares of its common stock, generating net proceeds of $2,532,120, net of cash offering costs of $17,880 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placement, the Company issued 105,750 shares of its common stock to transaction advisors.

In February 2001, mPhase issued 2,342,500 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock generating gross proceeds of $4,685,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00 per share. The Company incurred cash offering costs of $425,315 and also issued 284,600 shares of its common stock and 162,600 warrants to purchase one share each at an exercise price of $3.00 to transaction advisors.

In May and June 2001, mPhase issued 1,087,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock generating gross proceeds of $1,087,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00. The Company incurred offering costs of $69,000.

During the year ended June 30, 2001, the Company issued 450,000 shares of common stock to consultants for services performed and to be performed. The Company recognized a charge to operations of $886,534 and deferred $121,091 for services to be performed in the fiscal year ending June 30, 2002. Total expense of $1,007,625, based upon the fair market value of the common stock on the date of the grant and the balance of $121,091 was charged to operations for the year ended June 30, 2002.

Effective June 30, 2001 the Company issued 4,840,077 shares of the Company's common stock in settlement of debt totaling $2,420,039 to directors and related parties, based upon the fair market value of the common stock issued which approximated the debt settled on the measurement date on September 6, 2001, such date was determined pursuant to EITF00-19 as to when all contingent terms of the conversion agreement were set. The shares are reflected as outstanding as of June 30, 2001, pursuant to A9566 and SFAS 128.

In July 2001, the Company issued 75,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $3.00 generating proceeds of $75,000 in a private transaction with accredited investors.

In December 2001, the Company issued 3,474,671 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 generating gross proceeds of $1,042,000 in a private transaction pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors, which included a subscription receivable of $440,200, which was collected in January 2002.

In January 2002, the Company issued 2,754,503 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 generating gross proceeds of $826,351 and June 2002, the Company issued 100,000 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30, generating gross proceeds of $30,000 in a private placements pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

In connection with the December 2001, January 2002, and June 2002, private placements, the Company issued 576,469 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 to finders and consultants whom assisted in the transaction.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY - (Continued)

During the year ended June 30, 2002 the Company issued 7,492,996 shares of its common stock, and 5,953,490 warrants to related parties and strategic vendors, in connection with the conversion of $2,738,658 of accounts payable and accrued expenses, of which 6,150,000 shares of common stock and 3,400,000 warrants were issued in settlement of $1,460,000 of accounts payable to related parties as follows:

Conversions Concurrent with Private Placements

Included in the total for the year ended June 30, 2002, related parties and strategic vendors converted debt aggregating approximately $1,020,000 and $96,000 respectively into:

(a)3,400,000 shares and of common stock plus warrants to purchase another 3,400,000 shares of common stock at $.30 for a term of 5 years (2,200,000 units with Microphase for $660,000 and 1,200,000 units with Janifast for $360,000) and;

(b) 320,000 shares of common stock plus warrants to purchase another 320,000 shares of common stock at $.30 for a term of 5 years, respectively, were issued to strategic vendors.

Such conversions were upon the same terms of a concurrent private placement of common stock by the Company of approximately $1.8 million in cash received for 6 million shares of common stock plus warrants to purchase another 6 million shares of Company's common stock for 5 years at $.30 per share. No gain or loss was recognized in connection with conversions by related parties and strategic vendors of the above total of $1,116,000 of debt.

Conversions, Settlements and Gain on Extinguishments

In addition this total for the year ended June 30, 2002 includes 4,873,333 shares of common stock and warrants to purchase 2,656,800 shares of the Company's common stock which were issued as follows:

(a) 2,750,000 shares of common stock were issued to related parties, the value of which was based upon the price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1 as to when all contingent terms of conversion agreements were met, in which no gain or loss was recognized on the conversion of $440,000 of debt; and

(b) 1,022,996 shares of common stock were issued to strategic vendors, the value of which was based upon the price of the Company's common stock on the effective date of settlement with each party, and, two warrants to purchase 2,233,490 shares of the Company's common stock were issued the Company's outside counsel to settle outstanding indebtedness of approximately $450,000 as of March 15, 2002. The aggregate value of such warrants was estimated using the Black Scholes options pricing model, assuming an annual expected return of 0%, annual Beta volatility of 125.4 and a risk free interest rate of 5.9% pursuant to EITF 96-18, for the conversion of $1,182,658 of such liabilities which, together with gains from cash settlements of $27,860 resulted in an aggregate gain on extinguishments of $142,236.

During the year ended June 30, 2002, certain officers, directors and related parties were issued 2,000,000 and 6,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,000 accounts payable. (see Note 11).

During the year ended June 30, 2002, certain officers, directors and related parties were issued 2,000,000 and 6,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,000 accounts payable. (see Note 11).

Also, during the fiscal year ended June 30, 2002, the Company granted 2,923,000 shares of its common stock and 1,675,000 warrants to consultants for services performed valued at $1,199,001 for common stock and $504,657 for warrants based upon the fair market value of the Company's common stock on the date of the grant using the Black-Scholes option premium model. These totaled $1,703,658 and the Company recorded a charge to operations of $955,668 for the year ended June 30, 2002 and the balance of $747,990 was charged to operations for the year ended June 30, 2003.

During the year ended June 30, 2003, the Company issued 426,000 shares of its common stock valued at $112,245 and 1,690,000 warrants, valued at $203,150 based upon the fair market value of the Company's common stock on the date of the grant using the Black-Scholes option pricing model. The Company recorded these changes, totaling $318,395 to operations for the year ended June 30, 2003.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

During the fiscal year ended June 30, 2003, the Company converted certain payables and accrued expenses with officers, related parties and strategic vendors aggregating approximately $1.9 million into 5,923,333 restricted shares of the Company's common stock and 5 year warrants to purchase an additional 3,706,800 restricted shares of the Company's common stock, of which 5,533,333 shares of common stock and 3,491,800 warrants were issued in settlement of $1,748,756 of debt to related parties as follows:

Conversions Concurrent with Private Placements

Included in the total for the year ended June 30, 2003, related parties and strategic vendors converted debt aggregating approximately $300,000 and $15,000 respectively into:

(a) 1,000,000 shares and 5 year warrants to purchase at $.30 a share 1,000,000 shares of mPhase common stock by Microphase, a related party, which converted $300,000 of liabilities;

(b) 50,000 shares and 5 year warrants to purchase at $.30 a share 50,000 shares of mPhase common stock by a strategic vendor which converted $15,000 of liabilities.

Such conversions were upon the same terms of a concurrent private placement of common stock by the Company and no gain or loss was recognized in connection with these conversions.

Conversions, Settlements and Gain on Extinguishments

In addition this total for the year ended June 30, 2003 includes 3,772,996 shares of common stock and warrants to purchase 2,233,490 shares of the Company's common stock which were issued as follows:

(a) During the year ended June 30, 2003, these included transactions with related parties whereby the Company and the counter parties respective board of director's approved, entering into an agreement in principle with the Company's officers and affiliates, including Janifast Ltd. and Microphase Corporation, to convert up to an amount equal to accounts payable through September 30, 2002. Such approval was received by the respective boards of directors authorizing conversions of such payables effective September 30, 2002 resulting in the conversion of $620,000 on and $360,000 on of liabilities due to Microphase Corporation, and Janifast Ltd. into 3,033,000 shares and 1,500,000 shares of stock, respectively. The value attributable to the shares was based upon the market price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1, as to when all the contingent terms of the conversion agreement were met, in which no gain or loss was recognized on the conversion of $980,000 of debt and,

(b) Also included in such conversions during the year ended June 30, 2003, were transactions whereby the Company converted $525,967 of liabilities due to the Company's president, vice president and a sales manager who is also concurrently employed by Microphase, for unpaid management compensation and sales commissions due from mPhase into warrants to purchase up to a total of 2,656,800 shares of the Company's common stock. The aggregate value of such warrants was estimated using the Black-Scholes options pricing model, pursuant to EITF 96-18, having an approximate value of $.21 per share, or $538,173. The Company recorded a settlement expense of approximately $12,206 with respect to these three individuals.

(c) Strategic vendors converted $117,486 of payables into 340,000 shares of the Company's common stock on the measurement date the value of which was based upon the price of the Company's common stock on the effective date of settlement with each party. This resulted in a gain of $37,383, which, when combined with all the conversions and gains from cash settlements of $36,049 for the fiscal year 2003, resulted in a net gain on extinguishments in the statements of operations of $61,226 for the year ended June 30, 2003.

Conversions Concurrent with Private Placements

Included in this total for the year ended June 30, 2003, related parties and strategic vendors converted debt aggregating approximately $300,000 and $15,000 respectively into:

(a) 1,000,000 shares and 5 year warrants to purchase at $.30 a share 1,000,000 shares of mPhase common stock by Microphase, a related party, which converted $300,000 of liabilities;

(b)50,000 shares and 5 year warrants to purchase at $.30 a share 50,000 shares of mPhase common stock by a strategic vendor which converted $15,000 of liabilities.

Such conversions were upon the same terms of a concurrent private placement of common stock by the Company and no gain or loss was recognized in connection with these conversions.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY - (Continued)

In August of 2003, the Company issued 333,334 shares of its common stock together with 5 year warrants convertible into a like amount of shares of common stock at $.30 per share generating net proceeds of $100,000 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 1 Accredited Investors. The proceeds of such placement were used for working capital purposes.

In December of 2003, the Company issued 1,550,000 shares of its common stock together with 5 year warrants convertible into a like amount of shares at $.35 per share generating net proceeds of $542,500 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 1 Accredited Investor. The proceeds of such placement were used for working capital purposes and to defray a portion of the costs of Research and Development expenses with Lucent Technologies, Inc.

From January through March of 2004, the Company issued 8,509,543 shares of common stock together with 5 year warrants convertible into a like amount of common stock at $.35 per share generating net proceeds of $2,729,213 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 25 Accredited Investors. The proceeds of such placement were used for working capital purposes and to defray a portion of the costs of Research and Development expenses with Lucent Technologies, Inc.

In March of 2004, the Company issued 691,429 shares of common stock together with 5 year warrants convertible into a like amount of common stock at $.35 per share generating net proceeds of $242,000 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 2 Accredited Investors. The proceeds of such private placement were used for working capital purposes.

In June of 2004, the Company issued 3,844,000 shares plus 5 year callable warrants to purchase a like amount of shares at $.35 plus 5 year callable warrants to purchase shares at $.50 generating net proceeds of $961,000 in a Private Placement pursuant to Section 506 of Regulation D of the Securities Act of 1933 to 5 Accredited Investors. The proceeds of such private placement were used to pay Research and Development Expenses with Lucent Technologies, Inc and for general corporate working capital. In July of 2004 such placement was completed with the issuance by the Company of 620,000 shares of common stock plus a like amount of 5 year callable warrants at $.35 and $.50 to 5 Accredited Investors generating net proceeds of $155,000.

During the fiscal year ended June 30, 2004, the Company converted certain payables and accrued expenses with GTRC aggregating approximately $1.9 million into a cashless 5 year warrant to purchase 5,069,200, restricted shares of the Company's common stock plus a $100,000 term promissory note. In addition, the Company converted a total of $36,890 in payables to other vendors in exchange for 10,467 shares of common stock.

In July of 2004, the Company issued 622,000 shares of its common stock together with a like amount of callable warrants at $.35 and $.50 respectively in a private placement. In August and September of 2004, the Company issued 1,050,000 shares of its common stock together with a like amount of callable warrants at $.25 and $.50 per share in private placements, which after cash outlays of approximately $15,900, generated net proceeds of $247,500. The aggregate net proceeds of such private placements of $402,100 were collected during the three month period ended September 30, 2004. On December 7, 2004, the Company issued an additional 891,000 shares to the investors in the foregoing private placements due to a market value adjustment. These shares were valued at $185,721 which is included in general and administrative expenses in the accompanying statement of operations for the period ended December 31, 2004.

During the three months ending December 31, 2004, the Company granted 134,500 shares of its common stock to consultants for services performed valued at $26,900.

Additionally, the Company issued 2,817,914 shares of its common stock pursuant to the exercise of previously outstanding warrants, generating net proceeds intended to be used for general corporate purpose of $563,590.

During the quarter ended December 31 of 2004, the Company issued equity units consisting of 10,717,700 shares of its common stock together with a like amount of warrants, with an exercise price of $.25, in a private placement generating net proceeds intended to be used for working capital and general corporate purposes, of $2,116,600 of which $2,066,600 was collected through December 31, 2004 and $50,000 was collected in January of 2005. A consultant who assisted the Company with this transaction also received 100,000 shares of the Company's common stock.

Additionally, a separate December 2004 private placement was closed out in January of 2005 with the placement of 3,600,000 equity units at $.20 per unit consisting of one share of common stock plus5 year warrants for a like amount of shares with a strike price of $.25 per share generating net proceeds of $720,000 to the Company. The December 31, 2004 and outstanding subscriptions receivable balance of $ 50,000 was fully collected in January of 2005.

During January 2005, Private Placement realized net proceeds of $357,250 upon issuance of 1,793,750 shares of Common Stock at $.20 per share plus 5 year warrants to purchase 1,793,750 shares of Common Stock at $.25 per share. A later Private Placement realized net proceeds of $1,351,000 upon issuance of 4,920,000 shares of Common Stock plus 5 year warrants to purchase 4,920,000 shares of Common Stock at $.25 per share. A March Private Placement resulted in the realization of net proceeds of $1,217,000 upon issuance of 4,396,667 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,396,667 shares of Common Stock at $.30 per share.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY - (Continued)

In January of 2005 there were stock option awards issued to two consultants for services performed. The company granted 250,000 options to a consultant for professional services, these options provide for the right of stock purchase at an exercise price of $.25, these options have a five year life and expire in January of 2010. A second award issued a like number of options to another service provider under similar terms, except that the options associated with this second award offer a call feature, available to the company, for redemption of such options at a call price of $.45 at any time during their five year life. In aggregate, 400,000 options were issued in connection with these awards and will result in a charge to General and Administrative non-cash expense in the amount of $ 133,990 in the third quarter of fiscal 2005. The valuation of this charge was made on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model.

In February of 2005, GTARC tendered 5,069,242 of cashless warrants which they held in connection with a previous debt settlement in exchange for 4,949,684 if the company's shares of common stock, the balance of the 119,558 warrants were effectively cancelled as a result of certain warrant exercise exchange provisions adjusting the exchange rate based on specified stock pricing experience as per the original debt settlement agreement.

On February 17 of 2005, the Company granted 2,600,000 warrants and 400,000 options to consultants for services performed valued at $ 1,328,600 and $ 204,400, respectively. The warrants and options provide the right to purchase a share of mPhase common stock at an exercise price $.45 and $.30 per share, respectively, over their 5 year life expiring in February of 2010. These warrant and option awards were valued on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model and the value of the award will be expensed to General and Administrative non-cash expenses in the third quarter of fiscal 2005.

On January 15, 2005, the company converted a $100, 000 convertible note payable to Martin Smiley in exchange for 400,000 shares and a like number of warrants that were price at $.25 per unit or $100,000 in aggregate.

Also in January of 2005, Martin Smiley was awarded additional compensation of 425,000 shares of common stock. . This award will result in a charge to General and Administrative non-cash expense in the amount of $ 131,750 in the third quarter of fiscal 2005, representing an expense recognition consistent with the market price of that stock of $.35 on the date of that award.

In late February and early March of 2005, the Company converted approximately $173,898 in accounts payable due various vendors into 535,296 shares of common stock aggregating $183,310 in full settlement of those obligations.

During the nine months ending March 31, 2005, accounts payable in the amount of $250,000 owed by mPhase to Microphase Corporation was cancelled in exchange for the 1,250,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.25.In addition for such period, Janifast Ltd. cancelled $200,000 of accounts payable owed by mPhase in exchange for 1,000,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.25 per share.

In late February and early March of 2005, the various vendors converted approximately $173,898 in accounts payable due from the Company into 535,296 shares of Common stock aggregating $183,310 in full settlement of those obligations.

Mr. Ronald A. Durando converted $13,000 of accrued and unpaid interest on various demand notes issued by the Company for loans by Mr. Durando during the nine month period ended March 31, 2005 into 65,000 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In addition Mr. Durando converted $13,954 of principal of a $75,000 promissory note into the exercise, in full, of a warrant to purchase 1,395,400 shares of common stock at $.01 previously granted to Mr. Durando in exchange for cancellation of unpaid compensation.

Mr. Gustave Dotoli, Chief Operating Officer of the Company converted $ 3,750 of accrued and unpaid interest on a $75,000 promissory note into 375,000 shares of common stock at $.01 pursuant to a portion of a warrant previously granted to Mr. Dotoli for unpaid compensation. A consultant of the Company converted $20,000 of accounts payable owed by the Company to 100,000 shares of common stock plus a 5 year warrant to purchase 100,000 shares of common stock at $.25 per share.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY - (Continued)

In addition a demand note payable to Martin Smiley, CFO and General Counsel of mPhase, in the amount of $75,000 was converted into 375,000 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share and Mr. Smiley extended from July 25, 2004 to July 25, 2005 a $100,000 promissory note carrying 12% interest. In addition Mr. Smiley converted accrued and unpaid interest on his various promissory notes of $ 9,975 into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of common stock at $.25 per share. Mr. Smiley's remaining $100,000 note is convertible into Common Stock of mPhase at the rate of $.25 cents per share through July 25, 2009. Upon conversion, the note holder will be granted warrants to purchase an equivalent amount of mPhase Common Stock at $.25 cents per share for a period of five years from the date of conversion plus a 5 year warrant for a like amount of shares at $.25 per share

In July of 2005 a private placement of 622,000 shares, each with two separate 5 year warrants were sold for $ 155,000, each warrant specifying the right to purchase one additional share at $.25 and $.50, respectively. A September private placement of 1,050,000 shares, each with two separate 5 year warrants were sold for $247,400, each warrant specifying the right to purchase one additional share at $.25 and $.35, respectively. A total of 3,344,000 shares have been reserved to provide for conversion in connection with these warrants.

During the quarter ended September 30, 2005 the Company issued 200,000 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $45,000 to the Company and 450,000 shares of common stock for services valued at $99,000.

In July, August and September of 2005, the Company issued 14,525,625 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.25 per share and $.20 per share respectively in two separate private placements generating net proceeds of $2,940,751 which was collected during the three month period ended on September 30, 2005.

Effective for the three-month period ended December 31, 2005 the Company issued the following unregistered securities:

The conversion of $369,061 and $175,000 of liabilities due to Microphase Corporation, and Janifast Ltd into 2,050,000 shares and 950,000 shares of stock, respectively. The value attributable to the shares was based upon the market price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1, as to when all the contingent terms of the conversion agreements were met, in which no gain or loss was recognized on the conversion of $544,061 of debt.

During the quarter ended September 30, 2005, the Company issued 200,000 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $45,000 to the Company and 450,000 shares of common stock for services valued at $99,000.

Also during the quarter ended September 30, 2005, the Company issued 14,525,625 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.25 per share and $.20 per share respectively in two separate private placements generating net proceeds of $2,940,751 which was collected during the three month period ended on September 30, 2005.

During the quarter ended December 31, 2005, the Company issued 13,180,685 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.18 per share and $.18 per share respectively in private placements generating net proceeds of $2,238,973 which was collected during the three month period ended on December 31, 2005. The Company also issued 35,196,777 shares of its common stock together with a like amount of warrants to affect revised pricing on previous private offerings.

Also during the quarter ended December 31, 2005, the Company issued 772,128 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $192,000 to the Company. On December 31, 2005, the Company issued stock options to employees and officers for the right to purchase 9,562,500 shares. Pursuant to the adoption of FAS 123(R), the Company recognized an expense in the amount of $1,166,625, of which $33,550 is included in research and development expense and $1,133,075 in general and administrative expense. The fair value of options granted in 2005 were estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 108.5%, based on a risk-free interest rate ranging from 4.4% and expected option life of 3 years.

During the quarter ended December 31, 2005, the Company converted accounts payable in the amount of $189,061and a note payable in the amount of $180,000 to Microphase, a related party, for 2,050,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.18. The Company also converted to $171,000 of accounts payable to Janifast, a related party, in exchange for 950,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.18 per share.

Subsequent to December 31, 2005, the Company issued 17,012,222 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.18 per share and $.18 per share respectively in private placements generating net proceeds of $3,062,200 which was collected during the three month period ended on December 31, 2005.

Also subsequent to December 31, 2005, the Company issued 5,268,706 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $948,367 to the Company.

Conversions, Settlements and Gain on Extinguishments

As a result of the preceding, during the three years ended June 30, 2005, extinguishments, cancellations and conversions of debt for issuance of the Company's common stock to related parties is summarized in Note 11 and amounts relating to strategic investors is summarized as follows:

Conversions, Settlements and Gain on Extinguishments

    As a result of the preceding, during the three years ended June 30, 2005, extinguishments, cancellations and conversions of debt for issuance of the Company's common stock to related parties is summarized in Note 11 and amounts relating to strategic investors is summarized as follows:

For the Years Ended June 30,
Equity Conversions of Debt with Strategic Vendors	2003	2004	2005

Number of Shares	390,000	110,467	635,296

Number of Warrants	215,000	5,069,200	1,356,696

Amount Converted to Equity	$198,032	$1,963,202	$426,894

Gain on Extinguishments of Debt	$ 61,226	$ 150,058	$418,696

During the year ended June 30, 2005, the Company recorded non-cash extinguishment loss from settlements of $134,217 and after adjusting for cash and default settlements, resulted in net gains on extinguishments of $418,696.

The Company has no commitments from affiliates or related parties to provide additional financings. The Company has, from time to time, been able to obtain financings from affiliates when conditions in the capital markets make third party financing difficult to obtain or when external financing is available only upon very unattractive terms to the Company, and when such capital has been available from the affiliates. (See also-Note 11-Related Party Transactions)

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY - (Continued)

STOCK INCENTIVE PLANS

    A summary of the stock option activity for the years ended June 30, 2003, 2004, 2005 pursuant to the terms of both plans, which include incentive stock options and non-qualified stock options, is set forth on the below:

	NUMBER OF	WEIGHTED
	OPTIONS	AVERAGE
		EXERCISE PRICE
Outstanding at June 30, 2003	17,167,000	$1.24
Granted	4,730,000	.42.
Exercised	-	-
Canceled /Expired	(4,172,000)	(1.43)
Outstanding at June 30, 2004	17,725,000.87
Granted	7,775,000.35
Exercised
Canceled/Expired	1,240,167	(2.05)
Outstanding at June 30, 2005	24,259,833	$.78
Exercisable at June 30, 2005	24,259,833	$.78

    The fair value of options granted in 2003 and 2004 and options and compensatory warrants granted in 2005 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 144.4% in 2003, 145.3% in 2004 and 145.3% in 2005, based upon a risk-free interest rate ranging from 2.1% to 5.8% and expected option life of 4 years.

    The per share weighted average fair value of stock options granted during 2003, 2004 and 2005 was  $.21, $.35 and $.35 respectively. The per share weighted average remaining life of the options outstanding at June 30, 2003, 2004, and 2005 is 2.80, 2.88 and 3.02 years, respectively.

mPhase has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options and certain compensating warrants granted to employees at fair market value. Had compensation expense for stock options granted under the Plan and certain warrants granted to employees in 2005, been determined based on fair value at the grant dates, mPhase's net loss for 2003, 2004 and 2005 would have been increased to the pro forma amounts shown below.

During the second quarter of fiscal 2005, the Company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for stock-based employee compensation, effective as of the beginning of the fiscal year. Under the modified prospective method of adoption selected by the Company, stock-based employee compensation cost recognized in 2005 is the same as that which would have been recognized had the fair value recognition provisions of Statement 123 been applied to all awards granted after October 1, 1995. The following table illustrates the effect on net income and earnings per share as if the fair value based method has been applied to all outstanding and unvested awards in each period.

	Twelve months ended June 30,
	2003	2004	2005
Net loss, as reported	$(6,650,211)	$(7,758,586)	$(11,234,324)
Add: Stock-based employee compensation expense net	23,923	72,000	131,750
included in report of net income, net of related tax effects
Deduct: Total stock-based employee compensation expense	(239,983)	(810,080)	(444,396)
determined under fair
value based method for all awards, net of related tax effects
Pro forma net loss	$(6,866,231)	$(8,486,666)	(11,546,970)
Loss per share:
Basic and diluted-as reported	$(.10)	$(.10)	(.10)
Basic and diluted-pro forma	$(.11)	$(.11)	(.11)

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY - (Continued)

For the year ended June 30, 2003, the Company recorded non-cash charges and deferred compensation totaling $70,950 and $0, respectively, in connection with the grant of 625,000 options to employees and consultants and the Company recorded non-cash charges of $203,155 in connection with the grant of 1,690,000 compensating warrants to employees and consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company's common stock on the date of grant and the exercise price for option and warrants issued to employees and Black-Scholes stock option pricing calculations for options and warrants issued to consultants.

For the year ended June 30, 2004 the Company recorded non-cash charges and deferred compensation totaling $833,100 and $0 respectively, in connection with the grant of options covering 4,370,000 shares of common stock to employees and consultants and the Company recorded non-cash charges of $170,451 in connection with the grant of 500,000 compensating warrants to employees and consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company's common stock on the date of grant and the exercise price for option and warrants issued to employees and Black-Scholes stock option pricing calculations for options and warrants issued to consultants.

       For the year ended June 30, 2005, the Company recorded non-cash charges and deferred compensation totaling $2,816,333 and $0, respectively, in connection with the grant of 7,775,000 options to employees and options to consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company's common stock on the date of grant and the exercise price for options issued to employees and Black-Scholes stock option pricing calculations for options issued to consultants

 The following summarizes information about stock options outstanding at June 30, 2005:

RANGE OF	NUMBER	WEIGHTED	WEIGHTED	NUMBER	WEIGHTED
EXERCISE	OUTSTANDING	AVERAGE	AVERAGE	EXERCISABLE	AVERAGE
PRICE		REMAINING	EXERCISE		EXERCISE
		CONTRACTUAL	PRICE		PRICE
		LIFE
$0 - $.50	19,485,000	3.82	.37	19,480,000.37
$.51-$1.50	4,603,500.85		.83	4,603,500.85
$1.50-$16.38	176,333.40		4.63	176,333	4.63

WARRANTS

In January and April 1998, mPhase issued 25,000 and 50,000 warrants, respectively, each to purchase one share of common stock at an exercise price of $1.06 and $2.44, respectively, for consulting services. The warrants expire five years from the date of issuance. At any time after the date of issuance, the Company may, at its option, elect to redeem all of these warrants at $0.01, subject to adjustment, as defined, per warrant, provided that the average closing price of the common stock for 20 business days within any period of 30 consecutive business days exceeds $5.00 per share. As of June 30, 2001, none of these warrants remain outstanding.

In July 1998, in connection with the private placements, mPhase issued 400,000 warrants, each to purchase one share of common stock at an exercise price of $1.00 per share. The Company allocated the net proceeds from the sale of the common stock to the common stock and the warrants. On July 26, 1999, pursuant to the warrant agreement these 400,000 warrants were converted into 352,239 shares of common stock. In accordance with the warrant agreement, the warrant holder had the right to initiate a cashless exercise to convert the warrants into shares of common stock in lieu of exchanging cash. The number of shares received was determined by dividing the aggregate fair market value of the shares minus the aggregate exercise price of the warrants by the fair market value of one share.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

10. STOCKHOLDERS' EQUITY - (Continued)

In September 1998, mPhase issued 6,666 warrants for services, each to purchase one share of common stock at an exercise price of $0.75 per share. The warrants expire five years from the date of grant. The Company determined the fair market value of the warrants issued under the Black-Scholes Option Pricing Model to be $16,302. This amount is included in the Company's general and administrative expenses in the accompanying consolidated statement of operations as of June 30, 1999. These warrants were exercised during the year ended June 30, 2000 generating proceeds to the Company of $5,000.

In June 1999, in connection with the private placements, mPhase also issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share. The warrants were to expire five years from the date of grant. These warrants were exercised during the year ended June 30, 2000 generating proceeds of to the Company of $400,000.

In January 2000, in connection with private placements, mPhase issued 200,000 and 50,000 warrants, each to purchase one share of common stock, at an exercise price of $4.00 and $5.00, respectively. The net proceeds of the private placement were allocated to the warrants and the common stock based on their respective fair values. The warrants were to expire five years from the date of issuance. These warrants were exercised in February 2000.

During the year ended June 30, 2001, mPhase issued 4,980,125 warrants to investors including 1,550,625 warrants to existing investors as compensation which resulted in a charge of $1,249,804 to operations based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model, and 162,600 to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $3.00, for five years, in connection with private placements.

During the year ended June 30, 2001, mPhase granted 1,180,000 warrants to consultants for services performed and for services to be performed at prices ranging from $1.25 to $5.00, which resulted in a charge of $1,185,874 to operations and deferred $457,942 for services to be performed in the fiscal year ended June 30, 2002, totaling $1,643,816 based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model.

As of June 30, 2001, 6,816,725 warrants were outstanding with a weighted average exercise price of $2.93.

During the year ended June 30, 2002, the Company issued 75,000 and 6,797,643 warrants to investors and to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $3.00 and $.30, for five years, in connection with private placements. The Company also issued 13,334 shares of its common stock following the exercise of warrants resulting in gross proceeds $4,000. Also, during the year ended June 30, 2002, the Company granted 1,675,000 warrants to consultants for services performed and 6,043,490 warrants to creditors, including related parties, in connection with the conversion of outstanding liabilities.

As of June 30, 2002, 21,965,260 warrants were outstanding with a weighted average exercise price of $1.05.

During the year ended June 30, 2003, the Company issued 4,701,696 warrants to investors and to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $.30, for five years, in connection with private placements. Also, during the year ended June 30, 2003, the Company granted 1,690,000 5 year warrants to employees and consultants for services performed with an exercise price of $.40 per share of common stock and 3,706,800 warrants to creditors, including related parties (see Note 11), in connection with the conversion of outstanding liabilities.

As of June 30, 2003, 31,777,735 warrants remain outstanding with a weighted average exercise price of $.84.

During the year ended June 30, 2004, the Company issued warrants to purchase 18,795,487 shares of common stock to investors and warrants to purchase 628,826 shares of common stock to finders, consultants and investment banking firms. Of such warrants, 11,106,487 shares of the Company's common stock may be purchased at $.30, for five years, 3,844,000 shares may be purchased at $.35 and 3,844,000 shares may be purchased at $.50 in connection with private placements. Also, during the year ended June 30, 2004, the Company granted 5 year warrants to purchase 500,000 shares to consultants for services performed with an exercise price of $.30 per share of common stock and 5,069,242 warrants to creditors, including related parties (see Note 11), in connection with the conversion of outstanding liabilities. Additionally, warrants cover 1,233,334 of common stock were exercised during the fiscal year ended June 30, 2004, generating net proceeds to the Company of $316, 800. Also during the fiscal year ended June 30, 2004, warrants covering 519,000 shares with a weighted average exercise price of $2.50 were cancelled or expired.

As of June 30, 2004, 55,017,953 warrants remain outstanding with a weighted average exercise price of $.55.

During the nine months ended March 31, 2005, in connection with the private placements discussed above the Company issued 27,200,117 of warrants to investors and finders and when combined with warrants previously outstanding and exercised, expired or canceled, during the period result in the Company now having 75,428,473 with a weighted average price of $.48.

During May 2005 the Company adjusted the exercise price of $.45 per share of an investor's 5 year warrant to purchase 714,296 shares of common stock.  The warrant was originally issued in January 2005, to $.225 in July of 2005.  In July of 2005 such investor exercised a portion of such warrant, as adjusted, to purchase 200,000 shares of the Company's common stock generating $45,000 of net proceeds to the Company.

On July 20, 2005, at the Company's annual meeting of Shareholders, the Shareholders' ratified an amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 to 500,000,000 shares.

During June and July 2005 the Company completed a private placement of equity units pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Each unit consists of one share of the Company's common stock at $0.20 per share plus a five (5) year warrant to purchase one share of the Company's common stock at $.25 per share. Such placement generated an aggregate of $3,488,000 of proceeds to the Company, to be used primarily to pay for research and development expenses and for general corporate purposes. A total of 14,140,000 shares of the Company's common stock together with five (5) year warrants to purchase 14,140,000 shares of the Company's common stock at $.25 per share were issued in such private placement. In connection with such private placement, consultants and advisors received $253,500 of fees paid in cash and 476,500 shares of the Company's common stock and five (5) year warrants to purchase 476,500 shares of the Company's commons stock at $.25 per share.

    During the year ended June 30, 2005, the Company issued warrants to purchase 40,609,586 shares of common stock to investors and warrants to purchase 729,075 shares of common stock to finders, consultants and investment banking firms. Of such warrants, 39,124,586 shares of the Company's common stock may be purchased for 5 years at $.25 shares and may be purchased at $.35 and 1,485,003shares may be purchased at $.50 in connection with private placements. Also, during the year ended June 30, 2005, the Company granted 5 year warrants to purchase 2,600,000 shares to consultants for services performed with an exercise price of $.25 to $.35 per share of common stock and warrants to purchase 4,616,571 shares to creditors, including related parties (see Note 11), in connection with the conversion of outstanding liabilities. Additionally, warrants cover 3,637,954 of common stock were exercised during the fiscal year ended June 30, 2005, generating net proceeds to the Company of $680,609. Also during the fiscal year ended June 30, 2005 a cashless exercise of warrants previously issued resulted in the issuance of 4,949,684 shares of the Company's common stock. Additionally, during the fiscal year ended June 30, 2005, warrants covering 5,331,144 shares were cancelled or expired.

As of June 30, 2005, warrants covering 89,054,406 shares remain outstanding with a weighted average exercise price of $.36.

RESERVED SHARES

    The Company has reserved approximately 720,000 shares issuable upon provisions of convertible notes to related parties, which provide for, at the option of the holders of $180,000 of notes payable, the conversion of unpaid principal and interest into units valued at $.25 each, unit consisting of one share of the Company's common stock and one warrant each to purchase the Company's common stock at $.25 per share good for 5 years.

11. RELATED PARTY TRANSACTIONS

Mr. Durando, the President and CEO of mPhase, and together with Mr. Ergul owns a controlling interest and is a director of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase. Microphase, Janifast and Hart Telephone have converted significant liabilities to equity in fiscal years June 30, 2001, 2002 and in the current fiscal year. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company. mPhase's President, Executive Vice President and Chairman of the Board of the Company are also officers of Microphase (Note 4).

On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000 to $11,050 per month. In July 2001, the agreement was revised to $11,340 a month. In July, 2002 this was increased to $12,200 per month and as of January 1, 2003 such rent was reduced to 10,000 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Such agreement was amended as of January 1, 2002 to reduce such payment to $20,000 per month. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 2001, 2002, and 2003 and for the period from inception (October 2, 1996) to June 30, 2003, $2,128,983, $1,212,594, $648,102 and $7,224,526, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations.

On February 15, 1997, mPhase entered into a Technology, Patent and Trademark License Agreement (the "Agreement") with MicroTel (Note 4). The Agreement permits the Company to utilize the patent and trademark technology of MicroTel under a licensing arrangement. The Company made payments of $37,500 per month, commencing June 1, 1997 for technology development. During the period ended June 30, 1997 and 1998, $37,500 and $450,000 has been charged to expense under this Agreement and is included in licensing fees in the accompanying consolidated statement of operations. As of June 25, 1998, the Company acquired MicroTel and as of that date this Agreement is no longer in effect.

Also, during the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000. The Company is obligated to pay a 3% royalty to Microphase on revenues from its legacy Traverser™ Digital Video and Data Delivery System and its DSL component products. During the years ended June 30, 2001, 2002 and 2003 mPhase recorded royalties to Microphase totaling $297,793, $78,762 and $47,304, respectively.

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

Pursuant to a debt conversion agreement between the Company and Microphase, for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock and for the year ended June 30, 2002, in consideration for a direct investment of $100,000 and pursuant to debt conversion agreements canceling $740,000 of liabilities of the Company, Microphase received 2,900,000 shares of mPhase common stock and 2,200,000 warrants to purchase mPhase common stock, as discussed in Note 10. For the fiscal year ended June 30, 2003 Microphase received 4,033,333 shares of common stock, such shares included 3,033,333 shares that the value of which was based upon the price of the Company's common stock on the effective date of settlement, plus 1,000,000 shares and 1,000,000 five year warrants to purchase shares of common stock of mPhase at $.30 per share whereby such conversions were upon the same terms of a concurrent private placement of common stock by the Company. No gain or loss was recognized in connection with conversions by Microphase for fiscal 2003 in exchange for the cancellation of accounts payable totaling $920,000. As of June 30, 2004 and 2005, the Company had $145,550 and $0 in current accounts payable to Microphase, which are included in amounts due to related parties as current liabilities in the accompanying consolidated balance sheet. As of June 30, 2002, the Company had $92,405 included in other liabilities- related parties and as of June 30, 2004 and June 2005 and $180,000 and $0 respectively in notes payable - related parties as long term liabilities in the accompanying consolidated balance sheet. Additionally, at June 30, 2005, no undelivered purchase orders remain outstanding with Microphase.

In September of 2005, Mr. Durando and Mr. Smiley lent the Company $50,000 and $100,000 respectively and such amounts were repaid by the Company, without interest in October of 2005.

Mr. Abraham Biderman was employed until September 30, 2003 by our former investment-banking firm Lipper & Company. During the six months ended December 31, 2005, Mr. Biderman's current firm Eagle Advisers, Inc. has acted as a finder of money in connection with finder's fees of $312,067 respectively.

During the six month period ended December 31, 2005, Mr. Durando, Mr. Dotoli and Mr. Smiley made bridge loans to the Company in the aggregate amounts of $50,000, $100,000 and $150,000. The loans due Mr. Dotoli and Mr. Smiley are outstanding at December 31, 2005. All of the loans have since been repaid.

JANIFAST

During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is owned by U.S. Janifast Holdings, Ltd, a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances during the years ended June 30, 2002 and 2003. Pursuant to debt conversion agreements between the Company and Janifast, for the year ended June 30, 2001 Janifast received 1,200,000 shares of mPhase common stock canceling liabilities of $600,000, and for the year ended June 30, 2002 Janifast received 3,450,000 shares of mPhase common stock and 1,200,000 warrants to purchase mPhase common stock for the cancellation of $720,000 of liabilities, as discussed in Note 10. During the year ended June 30, 2003 Janifast was issued 1,500,000 shares of mPhase common stock in connection with the cancellation of $360,000 of outstanding liabilities of mPhase, the value of which was based upon the price of the Company's common stock on the effective date of settlement. No gain or loss was recognized in connection with conversions by Janifast for fiscal 2003. During the years ended June 30, 2003, 2004 and 2005 and the period from inception (October 2, 1996) to June 30, 2005, there has been  $174,959, $2,771,925, 1,536,494 and $15,001,105, respectively, of invoices for products and services have been charged to inventory or expense and is included in operating expenses in the accompanying statements of operations.  Effective December 30, 2004, Janifast Ltd. agreed to convert $200,000 of accounts payable into common stock of the Company at $.20 per share plus a 5 year warrant for a like amount of shares at $.25 per share. At June 30, 2005 the Company had $491,098 current accounts payable, which are included in due to related parties and additionally, at June 30, 2005, approximately $298,000 of undelivered purchase orders remain outstanding with Janifast.

During the six months ended December 31, 2004 and 2005 and the period from inception (October 2, 1996) to December 31, 2005, $398,715, $544,449 and $15,514,374, respectively have been charged by Janifast to The Company for components of inventory or cost of sales expense that is included in operating expenses in the accompanying statements of operations.

On December 31, 2005, Janifast agreed to convert amounts charged to the Company under the terms of these agreements into 950,000 shares of common stock and a 5 year warrant to purchase a like amount of shares at $.18.

As a result of the foregoing transactions as of December 31, 2005, the Company had $23,648 payable to Janifast, which is included in amounts due to related parties in the accompanying balance sheet. Additionally, at December 31, 2005, approximately $343,962 of undelivered purchase orders remain outstanding to Janifast Ltd.

	Year Ended June 30,
Charges and Expenses with Related Parties

	2003	2004	2005
Charges incurred with Janifast Ltd.
included in:
Cost of sales and ending inventory	$178,959	$2,771,925	$1,536,494
Total Janifast	$178,959	$2,771,925	1,536,494
Charges incurred with Microphase
Corp.
included in:
Cost of sales and ending inventory
(Including Royalties)	$86,468	$140,123	$94,740
Research and development	428,434	84,494	60,000
General and administrative	133,200	231,068	304,030

Total Microphase Corp.	$648,102	$455,685	$458,770
Total Charges with Related Parties included in:
Cost of sales and ending inventory	$265,427	$2,912,048	$1,631,234
Research and development	428,434	84,494	60,000
General and administrative	133,200	231,068	304,030
Total Charges with Related Parties	$827,061	$3,227,610	$1,995,254

Included in Cost of Sales in the Consolidated Statements of Operations
(including changes in inventory)

Janifast	$935,137	$3,507,476	$1,275,960
Microphase (including royalties)	$408,918	$140,123	$94,740
	$1,344,055	$3,647,599	$1,370,700
Total Related Party Expense Included in Cost of Sales

Charges and Expenses with Related Parties
	(Unaudited)
Charges incurred with Janifast	Six months ended December 31,
included in:	2004	2005
Cost of sales and ending inventory	$ 398,715	$ 544,449
Total Janifast	398,715	544,449
Charges incurred with Microphase
Corp.
included in:
Cost of sales and ending inventory	11,784	106,409
(Including Royalties)
Research and development	41,000	109,898
General and administrative	147,213	69,855

Total Microphase Corp.	199,997	286,162

Total Charges with Related Parties	$ 598,712	$ 830,611

	(Unaudited)
	Six Months Ended December 31,
	2004	2005
Included in Cost of Sales in the Consolidated
Statements of Operations (including changes in inventory)

Janifast	$ 299,350	$270,879
Microphase (including royalties)	16,410	16,409

Total Related Party Expense
Included in Cost of Sales	$315,760	$287,288

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended September 30, 2004 and September 30, 2005)

11. RELATED PARTY TRANSACTIONS - (continued)

OTHER RELATED PARTIES

For consulting services rendered in connection with the joint venture (Note 8), the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the Company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser™ As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations for the year ended June 30, 2000. Mr. J. Lee Baron, the president and chief executive officer of Lintel Inc., (Lintel is the parent of Hart Telephone Company), and at that time a Director of the Company, received a $285,000 bonus, a stock award of 140,000 shares and 100,000 options in addition to the 125,000 granted to Hart for Beta testing services in the year ended June 30, 2000 and 120,000 options for services as a Director for the year ended June 30, 2001.

,mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

11. RELATED PARTY TRANSACTIONS - (continued)

A former member of mPhase's Board of Directors (who resigned in March of 2005) is employed by Lintel, Inc, the parent corporation of Hart Telephone. Prior to becoming a director, this individual received 25,000 options during the fiscal year ended June 30, 1999, of which 5,000 options were exercised during the fiscal year ended June 30, 2000; 23,000 options during the fiscal year ended June 30, 2001 and 15,000 options as a consultant for beta testing service during fiscal year ended June 30, 2002. In addition, during the years ended June 30, 2002, 2003 and June 30, 2004 he received options and warrants covering 62,500 shares, 35,000 shares and 100,000 shares of common stock, respectively, for services as a director.

Effective June 30, 2001, the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company's common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. As of August 11, 2003 the Company has an arrearage of $ 35,000 with respect to the payments on the promissory note.

During the year ended June, 30 2003, the Company converted $525,967 of liabilities due to the Company's president, vice president and a sales manager who is also concurrently employed by Microphase, for unpaid management compensation and sales commissions due from mPhase into warrants to purchase up to a total of shares of the Company's common stock which, pursuant to EITF 96-18, have an approximate value of $.21 per share or $538,173. The Company recorded a settlement expense of approximately $12,206, which is included as a reduction to gain on settlements in the statements of operations for the year ended June 30, 2003.

In March of 2003, Messrs, Durando, Dotoli and Smiley participated in a private placement of the company investing $20,000, $20,000 and $75,000 respectively, receiving common stock of mPhase at $.30 per share plus 5 year warrants of mPhase to purchase a like amount of common stock at $.30 per share. In March of 2003, Messrs Durando and Smiley lent to mPhase $30,000 and $100,000 respectively at 12% interest pursuant to two promissory notes originally due in September of 2003. In June 2003, Mr. Durando was repaid and Mr. Smiley agreed to extend his note until July, 2004. Also in June, 2003, Microphase agreed to convert $360,000 of accounts payable to a note payable, interest at 12% due in July, 2004. The notes have provisions for prepayment by the Company and at the option of the holder, provide for the conversion of unpaid principal and interest into units valued at $.30 each, each unit consisting of one share of the Company's common stock and a one warrant to purchase the Company's common stock at $.30 per share for a period of 5 years. During the fiscal year ended June 30, 2004 Microphase was repaid $180,000 and $180,000 remains outstanding.

As of June 30, 2004, Mr. Smiley and Microphase each agreed to extend to July 25, 2005, the maturity on their 12% convertible promissory notes in the principal amount of $100,000 and $180,000 respectively.

Additionally at June 30, 2004, Mr. Durando was owed $300,000 by the Company as evidenced by a non-interest bearing promissory note that was repaid in July 2004. As of June 30, 2004 a total of $55,000 in the aggregate was due to Mr. Durando and Mr. Dotoli for unpaid compensation.

Mr. Durando's June 30, 2004 note payable balance of $300,000 was repaid by the Company during the nine month period ended March 31, 2005. During the first and second quarters of fiscal year 2005, Mr. Durando made additional bridge loans to the Company evidenced by various 12% demand notes in the aggregate of $525,000. Mr. Durando was repaid a total of $450,000 of such loans in January of 2005. In addition, Mr. Durando converted $13,954 of the principal amount of a $75,000 promissory note leaving unpaid principal of $61,046 outstanding. Mr. Durando converted $13,000 of accrued and unpaid interest on various promissory notes of the Company into 65,000 shares of common stock and a 5 year warrant to purchase a like amount of common stock at $.25 per share.

During the fiscal year ended June 30, 2005 Mr. Dotoli and Mr. Smiley, the COO, and CFO and General Counsel of the Company respectively, each lent the Company $75,000. Mr. Dotoli was repaid, the principal amount of such loan, in cash in January, 2005 and Mr. Smiley converted his $75,000 loan into 375,000 shares of common stock of the Company plus a 5 year warrant to purchase a like amount of shares at $.25 per share. In addition, Mr. Smiley converted $9,975 of accrued interest into 49,875 shares of common stock plus a 5 year warrant to purchase a like amount of shares at $.25 per share. Finally Mr. Smiley received 25,000 additional shares of common stock as a market adjustment to his equity investment of $25,000 on August 30, 2004. Mr. Dotoli cancelled $3,750 of accrued and unpaid interest from August 15, 2004 through January 15, 2004 into 375,000 shares of common stock pursuant to the terms of a portion of a warrant that was exercised at $.01 per share previously given by the Company to Mr. Dotoli in exchange for and cancellation of unpaid compensation. On January 15, 2004, Mr. Smiley was awarded 425,000 shares of common stock as additional compensation.

 In July of 2005, Mr. Smiley was repaid a loan of $35,000, without interest made to the Company in June of 2005. In the three month period ended September 30, 2005, Mr. Durando and Mr. Smiley lent the Company $50,000 and $100,000 respectively which was repaid by the Company, without interest in October of 2005.

Generally, as summarized below, the Company has offered conversion of debts to related parties on substantially the same terms as concurrent private placements (typically in $.30 units, such units including both shares of common stock and warrants to purchase a like amount of common stock) in addition to conversion of debts pursuant to terms of concurrent private placements and financial instruments which, pursuant to EITF 00-19 have been settled with the Company's common stock as conditioned by benchmarks, generally coinciding with the Company's negotiations to settle any and all obligations with Georgia Tech Research and its affiliate (see also Note 13) as follows:

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2004 and December 31, 2005)

11. RELATED PARTY TRANSACTIONS - (continued)

Equity Conversions of Debt and Other Financial Instruments with Related Parties

	June 30,
	2003		2004		2005
Janifast:
Number of shares	1,500,000		0		1,000,000
Number of warrants	0		0		1,000,000
Amount converted to equity	$360,000		$0		$200,000
Microphase Corporation:
Number of shares	4,033,333		0		1,250,000
Number of warrants	1,000,000		0		1,250,000
Amount converted to equity	$920,000		$0		$250,000
Strategic Vendor Conversions:
Number of shares	390,000		110,467
Number of warrants	215,000		5,069,242
Amount converted to equity	$198,032		$1,963,202	$
Officers
Number of shares	0		0		1,009,875
Number of warrants (A)	2,491,800		0		1,009,875
Amount converted to equity	$480,967		$0		$201,975
Joint Venture Partners and Affiliates
Number of shares	0		0
Number of warrants	0		0
Amount converted to equity	$0	$		$
Total Related Party Conversions
Number of shares	5,923,333		110,0467		3,259,875
Number of warrants	3,706,800		5,069,242		3,259,875
Amount converted to equity	$1,958,999		$1,963,202		$651,975

(A) Includes $12,206 settlement expense incurred to the Company's Chief Operating Officer in connection with the exchange of warrants to purchase the Company's common stock to cancel unpaid compensation, which is included as a reduction to gain on settlements in fiscal 2003.

Equity Conversions of Debt and Other Financial Instruments with Related Parties

	Six Months Ended December 31,
	2004	2005
Janifast:
Number of shares	1,000,000	950,000
Number of warrants	1,000,000	950,000
Amount converted to equity	$200,000	$171,000
Microphase Corporation:
Number of shares	1,250,000	2,050,000
Number of warrants	1,250,000	2,050,000
Amount converted to equity	$250,000	$369,000
Strategic Vendor Conversions:
Number of shares	100,000	331,864
Number of warrants	100,000	277,778
Amount converted to equity	$20,000	$50,000
Officers
Number of shares	439,875	0
Number of warrants (A)	439,875	0
Amount converted to equity	$77,975	$0
Joint Venture Partners and Affiliates
Number of shares	0	0
Number of warrants	0	0
Amount converted to equity	$0	$0
Total Related Party Conversions
Number of shares	2,789,875	3,336,864
Number of warrants	2,789,875	3,277,778
Amount converted to equity	$547,975	$590,000

F-39

mPHASE TECHNOLOGIES, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited for the Periods Ended December 31, 2005 and December 31, 2005)

12. INCOME TAXES

No provision has been made for corporate income taxes due to cumulative losses incurred. At June 30, 2005,  mPhase has operating loss carryforwards of approximately $71.1 million to offset future federal and state income taxes respectively, which expire at various times from 2016 through 2024. Certain changes in stock ownership can result in a limitation in the amount of net operating loss and tax credit carryovers that can be utilized each year.

At June 30, 2005 the Company has net deferred income tax assets of approximately $27.25 million comprised principally of the future tax benefit of net operating loss carryforwards, which represents an increase of $3.05 million for the fiscal year ended June 30, 2005. A full valuation reserve has been recorded against such assets due to the uncertainty as to their future realizability.

13. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

mPhase has entered into various agreements with Georgia Tech Research ("GTRC") and its affiliate, Georgia Tech Applied Research Corporation, ("GTARC"), pursuant to which the Company receives technical assistance in developing the commercialization of its Digital Video and Data Delivery System. The amount incurred by the Company for GTRC technical assistance with respect to its research and development activities during the years ended , 2002, 2003 and 2004 totaled $450,000, $100,000 and $0 respectively, and $13,539,952 from the period from inception through June 30, 2004.

If and when sales commence utilizing its legacy DVDDS digital broadcast television platform, mPhase will be obligated to pay to GTRC a royalty up to 5% of product sales, as defined.

The Company engages Lucent on a project-by-project basis for research and development of technical product related enhancements for its TV+ product. The Company owed Lucent $379,428 in accounts payable and accrued expenses through June 30, 2005. The amount incurred by the Company with Lucent for assistance with respect to its research and development activities during the years ended June 30, 2003, 2004, and 2005 totaled $1,112,500, $2,328,602 and $3,424,800 respectively, and $7,021,902 from the period from inception through June 30, 2005.  At December 31, 2005, the Company was obligated to pay bell labs a total of $200,000 per month for research and development of its Nanotechnology products through March of 2005 and two payments of $156.8 each per month (60 days in arrears of the achievement of monthly milestones through December 30, 2005) for its TV+ solution research and development.

From time to time, mPhase may be involved in various legal proceedings and other matters arising in the normal course of business. As of December 31, 2005, certain officers of the Company currently and related parties of the Company are currently involved in the following significant legal action.

Material Litigation:

mPhase was advised in April 2002 that following an investigation by the staff of the Securities and Exchange Commission, the staff intended to recommend that the Commission file a civil injunctive action against Packetport.com, Inc. ("Packetport") and its Officer's and Directors. Such recommendation related to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a) of the Securities Act of 1933 and Sections 10(b) and 13(d) of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the CEO and COO of mPhase also serve as Directors and Officers of Packetport. At that time these persons advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation or action, if any.

On November 15, 2005, the Commission filed a civil enforcement action against 6 individuals and 4 companies as a result of its investigation in federal district court in the State of Connecticut alleging various violations of the Securities Act of 1933 including Sections 5, Section 17(a) and the Securities Exchange Act of 1934 including Sections 10b, Rule 10b-5, Sections, 12,Section 13, Section 16 in connection with the purchase and sale of stock of packetport.com in the period on or about December 14, 1999 into February of 2000. The defendants include the CEO and COO of mPhase as well as Microphase Corporation, a privately held Connecticut corporation that shares common management with mPhase. mPhase is not named as a party in the enforcement action. The CEO and COO of mPhase and Microphase Corporation deny any violation of the law by each or any of them and intend to vigorously contest all charges set forth in such enforcement action by the Commission.

PART I

 Item 14. Controls and Procedures

Under the supervision and with the participation of management including the Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14c and of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective. There were no changes in our internal control over financial reporting during the fiscal year ended June 30, 2005 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting

 ITEM 14B. VALUATION AND QUALIFYING ACCOUNTS

mPHASE TECHNOLOGIES, INC.

VALUATION AND QUALIFYING ACCOUNTS

 Years Ended June 30, 2005, 2004 and 2003

(In Thousands)

		Additions
	Balance at	Charged to	Charged to	Deductions	Balance at
	beginning	costs and	other		end of year
	of year	expenses	accounts

Description
Year ended June 30, 2005
Allowance for doubtful accounts (deducted from accounts
	$0	0	0	0	$0
receivable)
Allowance for obsolescence (deducted from inventory, at
	$388	0	0	(183)	$205
cost)
Year ended June 30, 2004
Allowance for doubtful accounts (deducted from accounts
receivable)	$0	0	0	0	0

Allowance for obsolescence (deducted from inventory, at
	$486	0	(87)	(11)	388
cost)

Year ended June 30, 2003
Allowance for doubtful accounts (deducted from accounts
	$3	0	0	(3)	0
receivable)

Allowance for obsolescence (deducted from inventory, at cost)	$1,243	302	0	(1,059)	486

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration Statement:

Securities and Exchange Commission Registration Fee	$
NASD Filing Fee		$0
Nasdaq Listing Fee		-
Printing Expenses		$1,000
Accounting Fees and Expenses		$20,000
Legal Fees and Expenses		$10,000
Transfer Agent's and Registrar's Fees and Expenses		$0
Miscellaneous Expenses		$0
Total	$

  Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation, as amended, and Bylaws provide that we shall indemnify any Director, officer, employee or agent of ours to the full extent permitted by the New Jersey Business Corporations Act.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, we have the power to indemnify any person, against his expenses and liabilities in connection with any proceeding, whether civil or criminal, who is or was a Director, officer, employee or agent, provided that such person acted in good faith and with reasonable business prudence. Should the proceeding involve criminal liability, the Director, officer, employee or agent shall be indemnified if he reasonably believed that his conduct was not unlawful. Should the Director, officer, employee or agent be liable to us, indemnification shall not be provided unless the court in such proceeding determines that, in light of all surrounding circumstances of the case, such Director, officer, employee or agent is reasonably entitled to expenses as the court deems proper. Additionally, we shall indemnify any Director, officer, employee or agent against expenses should such Director, officer, employee or agent is successful on the merits in any proceeding referred to in this paragraph.

Our determination as to whether the Director, officer, employee or agent should be indemnified shall be made:

1. by way of a majority vote of a quorum of the Board of Directors who were not parties to or otherwise involved in the proceeding;

2. or if such quorum is not obtainable, or, even if obtainable and directed by such quorum or by a majority vote of the disinterested Directors, by independent legal counsel in a written opinion; or

3. by our stockholders if directed by a resolution of the Board of Directors or of the stockholders.

We shall not indemnify any Director, officer, employee or agent if a judgment or other final adjudication establishes that his acts or omissions (a) were in breach of his duty of loyalty to us or our shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Director, officer, employee or agent of an improper personal benefit.

We may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of ours, whether or not we would have the power to indemnify such corporate agent against expenses and liabilities under the provisions of Section 14A:3-5 of the New Jersey Business Corporation Act.

 Item 15. Recent Sales of Unregistered Securities

The following securities were issued by us within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration under the Act, pursuant to either Rule 506 of Regulation D of the Act in connection with private placements or Section 4(2) of the act in connection with respect to services preformed.

During the year ended June 30, 1999, we issued 1,599,332 shares of common stock to employees and consultants for services performed. We recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

In April 1999, we issued 642,000 shares of our common stock and warrants to purchase up to 642,000 shares of our common stock at a combined price of $2.50 per share and warrant pursuant to Rule 506 of Regulation D of the Act for an aggregate of $1,605,000 in cash.

In June and July 1999, we issued 4,426,698 shares of our common stock at $2.50 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $11,066,745 in cash.

On July 26, 1999, 400,000 warrants previously issued pursuant to Section 4(2) of the Act for services performed were converted into 352,239 shares of common stock in a cashless exercise.

In June 1999, we also issued 400,000 warrants pursuant to Section 4(2) of the Act for services performed, each to purchase one share of common stock at an exercise price of $1.00 per share which expire in June 2004. During the year ended June 30, 2000 these warrants to purchase 400,000 shares of common stock were exercised generating proceeds of $400,000.

In December 1999 and January 2000, we sold, pursuant to Rule 506 of Regulation D of the Act, 1,000,000 shares of common stock at a price of $4.00 per share, for an aggregate of $4,000,000. In connection with the private placement, we issued 200,000 and 50,000 warrants to purchase common stock for services rendered pursuant to Section 4(2) of the Act. The warrants had an exercise price of $4.00 and $5.00, respectively.

During February 2000, warrants were issued pursuant to Section 4(2) of the Act for services performed to purchase 200,000 and 50,000 shares of common stock and were also exercised, at an exercise price of $4.00 and $5.00, respectively, generating additional proceeds of $1,050,000.

In May 2000, we issued 1,040,625 shares of our common stock at $8.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $8,325,000 in cash.

In September 2000, we issued 510,000 shares of our common stock at $5.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $2,550,000 in cash and in connection therewith 38,250 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

During the year ended June 30, 2000, we issued 1,164,215 shares of common stock to employees and consultants pursuant to Section 4(2) of the Act for services performed.

On November 30, 2000, we granted 150,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

During the quarter ended December 31, 2000, we granted 30,000 warrants to a consultant for services performed pursuant to Section 4(2) of the Act.

During the six month period ended December 31, 2000, we issued 320,000 shares of our common stock following the exercise of options and warrants resulting in gross proceeds of $327,500 and granted 1,035,000 options to employees and 1,572,000 options to consultants for services performed pursuant to Section 4(2) of the Act.

In January 2001, we granted 102,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

In January 2001, we granted 250,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

On January 26, 2001 and February 9, 2001 we raised approximately $4,685,000 in cash through the issuance of 2,342,500 shares of our common stock and a like amount of warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years pursuant to Rule 506 of Regulation D of the Act. The Company issued 162,600 warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years to consultants in connection with these private placements.

On April 3, 2001 we issued warrants to purchase 1,550,625 shares of common stock at an exercise price of $3.00 per share expiring on April 3, 2005 to accredited investors, who, as consideration for consent to certain additional issuances, in May 2000, were issued 1,040,625 shares of our common stock at $8.00 per share pursuant to Rule 506 of Regulation D of the Act and in September 2000, were issued 510,000 shares of our common stock at $5.00 per share pursuant to Rule 506 of Regulation D of the Act.

On April 16, 2001, we issued warrants to purchase 250,000, 250,000 and 500,000 shares of common stock at respective exercise prices of $5.00, $2.50 and $1.25 per share in connection with consulting services rendered pursuant to Section 4(2) of the Act.

On May 7, 2001, we issued 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock at an exercise price of $5.00 per share expiring on May 7, 2006 in connection with consulting services rendered pursuant to Section 4(2) of the Act.

On May 25, 2001, we issued 587,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $587,000 in cash.

On July 18, 2001, we issued 575,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $575,000 in cash.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements pursuant to Section 3(a)(9) of the Act. These issuances included 2,400,000 shares for the conversion of $1,200,000 of liabilities by Janifast; 1,278,000 shares for the conversion of $639,000 of liabilities by Microphase; 954,000 shares for the conversion of $477,000 of liabilities by Lintel Corporation and its affiliates at that time including Mr. L. Barton, a Director of the Company at that time; and 208,077 shares for the conversion of $104,038 of liabilities by the Company's Joint venture partner-Alpha-Star and Affiliates.

In September 2001, certain of our officers and directors purchased an aggregate of 2,000,000 shares of common stock for an aggregate investment of $1,000,000. These issuances included 1,000,000 shares to Mr. L. Barton, a director at that time, for an investment of $500,000; 400,000 shares to Mr. Ronald A. Durando, the Company's president and a director, for an investment of $200,000; 400,000 shares to Mr. Gustave Dotoli , the Company's vice-president and a director, for an investment of $200,000; and 200,000 shares to Mr. Martin S. Smiley, the Company's vice-president, for an investment of $100,000; and were exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

In December 2001 and January 2002, we issued 6,797,643 shares of common stock and a like amount of warrants at an exercise price of $.30 per share for a term of five (5) years pursuant to Rule 506 of Regulation D of the Act for approximately $2,000,000 in cash. This issuance was exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

During the year ended June 30, 2002 the Company issued 7,492,996 shares of its common stock, and 5,953,490 warrants to related parties and strategic vendors, in connection with the conversion of $2,738,658 of accounts payable and accrued expenses, of which 6,150,000 shares of common stock and 3,400,000 warrants were issued in settlement of $1,460,000 of accounts payable to related parties as follows:

1.

During December 2001, the Company converted $660,000 of liabilities due to Microphase and $360,000 of liabilities due to Janifast into 2,200,000 and 1,200,000, respectively, shares of the Company's common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 pursuant to debt conversion agreements pursuant to Section 3(a)(9) of the Act and 320,000 shares of common stock plus warrants to purchase another 320,000 shares of common stock at $.30 for a term of 5 years, respectively, were issued to strategic vendors pursuant to Section 3(a)(9) of the Act.

2.

During the quarter ended March 31,2002 the Company converted $96,000 of liabilities due to Strategic Vendors into 320,000 shares of the Company's common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 pursuant to debt conversion agreements pursuant to Section 3(a)(9) of the Act.

3.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase pursuant to Section 3(a)(9) of the Act into a warrant to purchase up to a total of $1,683,490 shares of the Company's common stock which pursuant to EITF 96 18, has an approximate value of $.30 per share and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. Additionally, 1,022,996 shares of common stock were issued to strategic vendors, the value of which was based upon the price of the Company's common stock on the effective date of settlement with each strategic vendor, to settle $761,786 of liabilities pursuant to Section 3(a)(9) of the Act. The conversion of $1,182,658 of such liabilities which, together with gains from cash settlements of $27,960 resulted in an aggregate gain on extinguishments of $142,236.

4.

Effective for June 30 2002, the Company converted $360,000 of liabilities due to Microphase and $80,000 of liabilities due to Janifast into 2,250,000 and 500,000 shares of the Company's common stock, respectively, pursuant to debt conversion agreements pursuant to Section 3(a)(9) of the Act.

During the year ended June 30, 2003, we issued 4,296,680 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,296,680 shares of Common Stock at $.30 per share in a Private Placement pursuant to Rule 506 of Regulation D of the Act, generating net proceeds to the company of approximately $1,164,000.

From August 2001 to June 2002, we issued an aggregate of 2,976,068 shares of common stock to consultants for an aggregate of $1,202,997. We also issued an aggregate of 2,675,000 warrants to consultants for an aggregate of $1,040,000.

During the year ended June 30, 2003, the Company issued 426,000 shares of its common stock valued at $112,245 and 1,690,000 warrants, valued at $203,150 based upon the fair market value of the Company's common stock on the date of the grant using the Black-Scholes option pricing model. The Company recorded these charges, totaling $318,395 to operations for the year ended June 30, 2003. Each transaction was pursuant to Section 4(2) of the Act.

During the fiscal year ended June 30, 2003, the Company converted certain payables and accrued expenses with officers, related parties and strategic vendors pursuant to Section 4(2) and to Section 3(a)(9) of the Act aggregating approximately $1.9 million into 5,923,333 restricted shares of the Company's common stock and 5 year warrants to purchase an additional 3,706,800 restricted shares of the Company's common stock. Of these 5,533,333 shares of common stock and 3,491,800 warrants were issued in settlement of $1,748,756 of debt to related parties as follows:

1.

The conversion of $620,000 on and $360,000 on of liabilities due to Microphase Corporation, and Janifast Ltd into 3,033,000 shares and 1,500,000 shares of stock, respectively. The value attributable to the shares was based upon the market price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1, as to when all the contingent terms of the conversion agreements were met, in which no gain or loss was recognized on the conversion of $980,000 of debt.

2.

Also included in such conversions during the year ended June, 30 2003, were transactions whereby the Company converted $525,967 of liabilities; $269,362 due to the Company's president, $211,605 due to the vice president and $45,000 due to the a sales manager who is also concurrently employed by Microphase, for unpaid management compensation and sales commissions due from mPhase into warrants to purchase up to a total of 2,656,500 shares of the Company's common stock. The aggregate value of such warrants was estimated using the Black-Scholes options pricing model, pursuant to EITF 96-18, having an approximate value of $.21 per share, or $538,173. The Company recorded a settlement expense of approximately $12,206 with respect to the Company's president and vice president.

3.

Strategic vendors converted $117,486 of payables into 340,000 shares of the Company's common stock on the measurement date the value of which was based upon the price of the Company's common stock on the effective date of settlement with each party. This resulted in a gain of $37,383, which, when combined with all conversions and the gains from cash settlements of $36,049 for the fiscal year 2003, resulted in a net gain on extinguishments in the statements of operations of $61,226 for the year ended June 30, 2003.

In August of 2003, the Company issued 333,334 shares of its common stock together with a like amount of warrants in a private placement pursuant to Rule 506 of Regulation D of the Act, generating net proceeds of $100,000 which was collected during the three month period ended on September 30, 2003.

During the six months ending December 31, 2003, the Company granted 924,667 shares of its common stock and warrants to purchase 249,667 shares of its common stock to consultants for services performed value at $307,243 and charged to operations during the period. Each transaction was pursuant to Section 4(2) of the Act.

During the three months ended December 31, 2003, the Company issued 500,000 shares of its common stock pursuant to warrants previously issued to purchase said shares pursuant to Rule 506 of Regulation D of the Act for an aggregate of $150,000 in cash.

In December of 2003, the Company issued to five accredited investors 2,300,000shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $805,000, $175,000 of which was collected in January, 2004. An advisor of the Company was issued 100,000 shares for assisting in this transaction.

In January of 2004, the Company issued to twenty-three accredited investors 7,160,720 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $2,506,250, all of which was collected in January, 2004.

In March and April of 2004, the Company issued to six accredited investors 1,811,429 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share, in a private placement pursuant to Rule 506 of Regulation D of the Act generating net proceeds of $634,000, all of which was collected in March and April, 2004. Two advisors of the company were issued 128,826 shares of its common stock together with a like amount of 5 year warrants to purchase one share each of the Company's common stock, with an exercise price of $.35 per share for assisting in this transaction.

The December 31, 2004 and outstanding subscriptions receivable balance of $ 50,000 was fully collected in January of 2005.

Additionally, the December 2004 private placement was closed out in January of 2005 with the placement of 3,600,000 equity units at $.20 per unit consisting of one share of common stock plus5 year warrants for a like amount of shares with a strike price of $.25 per share generating net proceeds of $720,000 to the Company pursuant to Rule 506 of Regulation D of the Act.

A January Private Placement realized net proceeds of $357,250 upon issuance of 1,793,750 shares of Common Stock at $.20 per share plus 5 year warrants to purchase 1,793,750 shares of Common Stock at $.25 per share. A later Private Placement realized net proceeds of $1,351,000 upon issuance of 4,920,000 shares of Common Stock plus 5 year warrants to purchase 4,920,000 shares of Common Stock at $.25 per share. A March Private Placement resulted in the realization of net proceeds of $1,217,000 upon issuance of 4,396,667 shares of Common Stock at $.30 per share plus 5 year warrants to purchase 4,396,667 shares of Common Stock at $.30 per share. Each transaction was pursuant to Rule 506 of Regulation D of the Act.

In January of 2005 there were stock option awards issued to two consultants for services performed. The company granted 250,000 options to a consultant for professional services, these options provide for the right of stock purchase at an exercise price of $.25; these options have a five year life and expire in January of 2010. A second award issued a like number of options to another service provider under similar terms, except that the options associated with this second award offer a call feature, available to the company, for redemption of such options at a call price of $.45 at any time during their five year life. In aggregate, 400,000 options were issued in connection with these awards and will result in a charge to General and Administrative non-cash expense in the amount of $ 133,990 in the third quarter of fiscal 2005. The valuation of this charge was made on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model. Each transaction was pursuant to Section 4(2) of the Act.

In February of 2005, GTARC tendered 5,069,242 of cashless warrants which they held in connection with a previous debt settlement in exchange for 4,949,684 if the company's shares of common stock, the balance of the 119,558 warrants were effectively cancelled as a result of certain warrant exercise exchange provisions adjusting the exchange rate based on specified stock pricing experience as per the original debt settlement agreement.

On February 17 of 2005, the Company granted 2,600,000 warrants and 400,000 options to consultants for services performed valued at $ 1,328,600 and $ 204,400, respectively. The warrants and options provide the right to purchase a share of mPhase common stock at an exercise price $.45 and $.30 per share, respectively, over their 5 year life expiring in February of 2010. These warrant and option awards were valued on the basis of the fair market value of the Company's common stock on the date of grant using the Black-Scholes option premium model and the value of the award will be expensed to General and Administrative non-cash expenses in the third quarter of fiscal 2005. Each transaction was pursuant to Section 4(2) of the Act.

In January of 2005, Martin Smiley was awarded additional compensation of 400,000 shares of common stock.. This award will result in a charge to General and Administrative non-cash expense in the amount of $ 131,750 in the third quarter of fiscal 2005, representing an expense recognition consistent with the market price of that stock of $.35 on the date of that award.

In late February and early March of 2005, the Company converted approximately $173,898 in accounts payable due various vendors into 535,296 shares of common stock aggregating $183,310 in full settlement of those obligations and pursuant to Section 3(a)(9) of the Act.

During May 2005 the Company adjusted the exercise price of $.45 per share of an investor's 5 year warrant to purchase 714,296 shares of common stock.  The warrant was originally issued in January 2005, to $.225 in July of 2005.  In July of 2005 such investor exercised a portion of such warrant, as adjusted, to purchase 200,000 shares of the Company's common stock generating $45,000 of net proceeds to the Company.

On July 20, 2005, at the Company's annual meeting of Shareholders, the Shareholders ratified an amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 to 500,000,000 shares.

During June and July 2005 the Company completed a private placement of equity units pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Each unit consists of one share of the Company's common stock at $0.20 per share plus a five (5) year warrant to purchase one share of the Company's common stock at $.25 per share. Such placement generated an aggregate of $3,488,000 of proceeds to the Company, to be used primarily to pay for research and development expenses and for general corporate purposes. A total of 14,140,000 shares of the Company's common stock together with five (5) year warrants to purchase 14,140,000 shares of the Company's common stock at $.25 per share were issued in such private placement. In connection with such private placement, consultants and advisors received $253,500 of fees paid in cash and 476,500 shares of the Company's common stock and five (5) year warrants to purchase 476,500 shares of the Company's commons tock at $.25 per share.

In July of 2005 a private placement of 622,000 shares, each with two separate 5 year warrants were sold for $ 155,000, each warrant specifying the right to purchase one additional share at $.25 and $.50, respectively. A September private placement of 1,050,000 shares, each with two separate 5 year warrants were sold for $ 247,400, each warrant specifying the right to purchase one additional share at $.25 and $.35, respectively. A total of 3,344,000 shares have been reserved to provide for conversion in connection with these warrants.

Effective for the six-month period ended December 31, 2005 the Company issued the following unregistered securities:

The Company issued 4,648,625 shares together with 5 year warrants to purchase 4,648,625 shares at $.25 per share including 48,625 shares and warrants to purchase 48, 625,000 as finder's fees in a private placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $920,000 of gross proceeds available to the Company to be used for general corporate purposes.

In addition the Company issued 200,000 shares of common stock pursuant to the exercise of warrants issued prior to the 3 month period generating net cash proceeds of $45,000.  The Company also issued 450,000 shares for services valued at $99,000.

The Company issued 9,877,000 shares of its common stock together with 5 year warrants to purchase a like amount of shares at $.20 per share in two private placements pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $2,167,400 of gross proceeds also to be used for general corporate purposes.

The conversion of $369,061 and $175,000 of liabilities due to Microphase Corporation, and Janifast Ltd into 2,050,000 shares and 950,000 shares of stock, respectively. The value attributable to the shares was based upon the market price of the Company's common stock on the measurement date, such date was determined pursuant to EITF00-1, as to when all the contingent terms of the conversion agreements were met, in which no gain or loss was recognized on the conversion of $544,061 of debt.

The Company issued 1,702,900 shares together with of 5 year warrants to purchase 1,702,900 shares of the Company's common stock to accredited investors at $.20 per share in a private placement generating pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $340,580 of gross proceeds available to the Company to be used for general corporate purposes.

The Company issued 11,477,785 shares together with of 5 year warrants to purchase 11,477,785 shares of the Company's common stock to accredited investors at $.18 per share in a private placement generating pursuant to Rule 506 of Regulation D of the Securities Act of 1933 generating $2,238,973 of gross proceeds available to the Company to be used for general corporate purposes.

The Company also issued 35,196,777 shares of its common stock together with a like amount of warrants to affect revised pricing on previous private offerings.

The Company issued 772,128 shares of its common stock pursuant to the exercise of warrants, generating net proceeds of $192,000 to the Company.

 Item 16. Exhibits and Financial Statements

Exhibit
	Number	Description
2.1*		Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997
(incorporated by reference to Exhibit 2(a) to our registration statement on Form
10SB-12G filed on October 16, 1998 (file no. 000-24969)).
2.2*		Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998
(incorporated by reference to Exhibit 2(b) to our registration statement on Form
10SB-12G filed on May 6, 1999 (file no. 000-24969)).
3.1*		Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979
(incorporated by reference to Exhibit 3(a) to our registration statement on Form
10SB-12G filed on October 16, 1998 (file no. 000-24969)).
3.2*		Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc.
dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
Exhibit
	Number	Description
3.3*		Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc.
filed August 28, 1987 (incorporated by reference to Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
3.4*		Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc.
filed April 7, 1997 (incorporated by reference to Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
3.5*		Certificate of Amendment of Certificate of Incorporation of Lightpaths TP
Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no.
000-24969)).
3.6*		Certificate of Amendment of Certificate of Incorporation of mPhase Technologies,
Inc. filed September 15, 2000 (incorporated by reference to Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).
3.7*		Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
4.1*		Form of Registration Rights Agreement, dated January 26, 2001, by and among the
Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 filed on June 18,
2001 (file no. 33-63262)).
4.2*		Form of Registration Rights Agreement, dated February 9, 2001, by and among the
Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.2 to our registration statement on Form S-1 filed on June 18,
2001 (file no. 33-63262)).
4.3**		Form of Warrant.
4.4**		Warrant issued to Piper Rudnick LLP.
4.5**		Warrant issued to Piper Rudnick LLP.
4.6**		Form of Subscription Agreement, dated December 15, 2001.
4.7		Form of Agreement with Dutchess Equity Limited Partnership II, L.P. dated as of December 20, 2005, governing the terms of the Put Options.
5.1		Opinion of Martin S. Smiley, General Counsel to the Company.
10.1*		License Agreement, dated March 26, 1998, between the Company and Georgia Tech
Research Corporation (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).
10.2*		First Amendment to the License Agreement, dated January 8, 2001, between the
Company and Georgia Tech Research Corporation (incorporated by reference to
Exhibit 10.2 to our registration statement on Form S-1 filed on June 18, 2001 (file
no. 33-63262)).
10.3*		Employment Agreement between Ronald A. Durando and the Company
(incorporated by reference to Exhibit 10.8 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).
10.4*		Employment Agreement between Gustave T. Dotoli and the Company (incorporated by reference to Exhibit 10.9 to our registration statement on Form SB-2 filed on
August 13, 1999 (file no. 333-85147)).
10.5*		Employment Agreement between Martin S. Smiley and the Company, dated as of
August 15, 2000 (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
10.6*		Employment Agreement between David C. Klimek and the Company, dated as of

April 1, 2001 (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
10.7*		Manufacturing Services Agreement, dated March 14, 2001, by and between the
Company and Flextronics International USA, Inc (incorporated by reference to
Exhibit 10.7 to our registration statement on Form S-1 filed on June 18, 2001 (file
no. 33-63262)).
10.8*		Supply Agreement by and between the Company and Hart Telephone Company, Inc., date of August 19, 1998 (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
Exhibit
	Number	Description
10.9*		Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998. (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
10.10*		Company's 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no.000-
30202)).
10.11*		License Agreement, dated July 31, 1996, by and between AT&T Paradyne
Corporation and Microphase Corporation. (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
10.12(a)*		Assignment Agreement, dated February 17, 1997, by and between the Company and
Microphase Corporation. (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33- 63262)).
10.12(b)*		Distribution Agreement effective May 15, 2002 by and between Corning Cable
System and the Company.
10.13*		Development Agreement between Lucent Technologies, Inc. and mPhase
Technologies, Inc., effective as of December 1, 2002, relating to Video Services
Switch and Statement of Work, dated December 9, 2002.***
10.14*		Purchase Order between the Company and Lucent Technologies, Inc., dated
December 15, 2002, for cost reduction of the mPhase Traverser INI set box.***
10.15*		Co-Branding Agreement, dated as of January 21, 2003, between the Company and
Lucent Technologies, Inc.
10.16*		Systems Integrator Agreement, dated as of April 4, 2003, between the Company and
Lucent Technologies, Inc.***
10.17*		Development Agreement between Lucent Technologies, Inc. and mPhase
Technologies, Inc., relating to Broadcast Television Switch (BTS) effective as of
September 15, 2003.***
10.18*		Development Agreement effective February 3, 2004 between Lucent Technologies,
Inc. and mPhase Technologies, Inc. for development of micro fuel cell
NanoTechnology.***
10.19***		Software License Agreement between Espial Group, Inc, a Canadian Corporation and
mPhase Technologies entered into November 28, 2004
10.20***		Software Development Agreement between Magpie Telecom Insiders, Inc, and
mPhase Technologies, dated September 2, 2004 and Work Order dated January 3,
2005
10.21***		Development Agreement effective March 11, 2005 between Lucent Technologies Inc and mPhase Technologies relating to development of Magnetometers
10.22*		Amendment No. 2 to Development Agreement dated as of March 9, 2005 relating to
Micro Power Source Cells between mPhase Technologies, Inc and Lucent
Technologies Inc.
10.23***		Amendment No. 2 to Development Agreement between Lucent Technologies, Inc.
and mPhase Technologies, Inc. dated as September 15, 2003
10.24***		Amendment No. 3 to Development Agreement between Lucent Technologies,
Inc. and mPhase Technologies, Inc. dated as of September 15, 2003.
10.25***		Amendment No.4 to Development Agreement between Lucent Technologies,
Inc. and mPhase Technologies, In. dated as of September 12, 2003.
10.26***		Annexure B Statement of Work dated August 22, 2005, to Development
Agreement, dated September 1, 2004 between Magpie Insiders, Inc. and
mPhase Technologies, Inc.
10.27***		Annexure C Statement of Work dated January 25, 2006 to Development
Development Agreement dated September 1, 2004 between Magpie Insiders,
Inc. and mPhase Technologies, Inc.
10.28***		3rd Amendment to Software License dated March 10, 2006 between Espial and
mPhase Technologies, Inc.
21*		List of Subsidiaries (incorporated by reference to Exhibit 21 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).
23.1*		Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on
October 16, 1998 (file no. 000-24969)).
23.2*		Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and
Mauriello, Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999
(file no. 000-24969)).
23.3*		Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999
(incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).
23.4		Consent of Schuhalter, Coughlin & Suozzo, LLC.
23.5		Consent of Rosenberg Rich Baker Berman and Company.
24.1**		Power of Attorney (included as a part of the signature page of the initial filing of this
Registration Statement).

---

* Incorporated by reference. ** Previously filed.

*** Portions of such documents have been omitted pursuant to Rule 406 of the Securities Act of 1933, or Rule 24(b-2) of the Securities Exchange Act of 1934. Omitted portions of documents have been separately filed with the Securities and Exchange Commission.

 Item 17. Undertakings.

1. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2.

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee" table in this Registration Statement;

3.

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

1.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 4th day of May 2006.

mPHASE TECHNOLOGIES, INC.

 /s/ Ronald A. Durando

By: Ronald A. Durando

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Necdet F. Ergul	Chairman of the Board of Directors	May 4, 2006
*
Ronald A. Durando	President, Chief Executive Officer	May 4, 2006
*	and Director (Principal Executive Officer)

/s/ Martin S. Smiley	Executive Vice President	May 4, 2006
Chief Financial Officer, and General Counsel
(Principal Financial and Accounting Officer)

Anthony H. Guerino	Director	May 4, 2006
*

Gustave T. Dotoli	Director and Chief Operating Officer	May 4, 2006
*

Abraham Biderman	Director	May 4, 2006
*

By: /s/ Martin S. Smiley

Martin S. Smiley

Attorney-in-fact